EXHIBIT 4.24(a)

KERZNER PALMILLA BEACH PARTNERS, S. de R.L. de C.V.,
KERZNER PALMILLA HOTEL PARTNERS, S. de R.L. de C.V.,
KERZNER SERVICIOS HOTELEROS, S. de R.L. de C.V.,
KERZNER COMPANIA DE SERVICIOS, S. de R.L. de C.V. and
KERZNER PALMILLA GOLF PARTNERS, S. de R.L. de C.V.

(collectively, Issuers)

and

LASALLE BANK NATIONAL ASSOCIATION

(Trustee)

NOTE INDENTURE

Location:	The One & Only Palmilla
Los Cabos, Mexico

Dated as of December 17, 2004

PREPARED BY AND UPON
FILING RETURN TO:

Cadwalader, Wickersham & Taft LLP
100 Maiden Lane
New York, New York 10038
U.S.A.
Attention:  William P. McInerney, Esq.

i

SCHEDULE 6.01Q	-	Assessments
SCHEDULE 6.01T	-	Insurance Claims
SCHEDULE 6.01Z	-	Leases
SCHEDULE 10.01	-	Required Repairs

THIS NOTE INDENTURE (the “Indenture”) made as of the 17th day of December, 2004, between KERZNER PALMILLA BEACH PARTNERS, S. de R.L. de C.V., KERZNER PALMILLA HOTEL PARTNERS, S. de R.L. de C.V., KERZNER SERVICIOS HOTELEROS, S. de R.L. de C.V., KERZNER COMPANIA DE SERVICIOS, S. de R.L. de C.V. and KERZNER PALMILLA GOLF PARTNERS, S. de R.L. de C.V., each a limited liability company with variable capital (sociedad de responsabilidad limitada de capital variable), duly organized and validly existing under the laws of the United Mexican States and each having an address at Palmilla Resort & Golf Club Apartado Postal 52, 33400 San Jose Del Cabo, BCS, Mexico (hereinafter collectively the “Issuers”) and LASALLE BANK NATIONAL ASSOCIATION, having an address at 35 S. LaSalle Street, Suite 1625, Chicago, Illinois 60603, as note trustee and collateral agent for the benefit of the Holders of the Notes (as such terms are hereinafter defined) (hereinafter the “Trustee”).

RECITALS

The parties hereto have duly authorized the execution and delivery of this Indenture to provide for the issuance of the Notes to be issued by the Issuers as provided herein in an aggregate principal amount of $110,000,000.

All things necessary to make the Notes when executed by the Issuers and authenticated and delivered by the Trustee hereunder and duly issued by the Issuers, the valid and legally binding obligations of the Issuers enforceable in accordance with their terms, and to make this Indenture a valid and legally binding agreement of the Issuers and the Trustee for the benefit of the Noteholders enforceable in accordance with its terms, have been done.

ARTICLE 1 – DEFINITIONS; INTERPRETATION

Section 1.01  Definitions. For purposes of this Indenture, the Notes, the Security Trust Agreement and the other Financing Documents, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the following meanings:

“Acceptable Counterparty” shall mean any counterparty to the Interest Rate Cap Agreement that has and shall maintain, until the expiration of the applicable Interest Rate Cap Agreement a long-term unsecured debt rating of at least “AA” by S&P and “Aa2” from Moody’s, which rating shall not include a “t” or otherwise reflect a termination risk.

“Additional Insolvency Opinion” shall have the meaning set forth in Section 6.01(dd)(iii) hereof.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or is a director or officer of such Person or of an Affiliate of such Person.

“Affiliated Manager” shall mean, collectively, Kerzner International Management Services, Inc. and Kerzner International Management Services Mexico, S. de R.L. de C.V. or any Manager in which any Issuer, Principal, or Guarantor has, directly or indirectly, any legal, beneficial or economic interest.

“Annual Budget” shall mean the operating budget, including all planned Capital Expenditures, for the Property prepared by the Issuers for the applicable Fiscal Year or other period.

“Applicable Interest Rate” shall having the meaning set forth in the Note.

“Approved Annual Budget” shall have the meaning set forth in Section 7.01(k)(iv) hereof.

“Assignment of Golf Management Agreement” shall mean that certain Assignment of Management Agreement, dated as of the date hereof, among the Trustee, the Issuers and Golf Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of Management Agreement” shall mean that certain Assignment of Management Agreement, dated as of the date hereof, among the Trustee, the Issuers and Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of Spa Management Agreement” shall mean that certain Assignment of Management Agreement, dated as of the date hereof, among the Trustee, the Issuers and Spa Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation.

“Bankruptcy Action” shall mean with respect to any Person (a) such Person filing a voluntary petition under the Bankruptcy Code or any other foreign or domestic, federal or state bankruptcy or insolvency law; (b) the filing of an involuntary petition against such Person under the Bankruptcy Code or any other foreign or domestic, federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition against such Person; (c) such Person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other foreign or domestic, federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition from any Person; (d) such Person consenting to or acquiescing in or joining in an application for the appointment of a custodian, sindico conciliador, receiver, trustee, or examiner for such Person or any portion of the Property; or (e) such Person making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights (including, but not limited to, the Mexican Ley de Concursos Mercantiles).

“Basic Carrying Costs” shall mean, for any period, the sum of the following costs: (a) Taxes, (b) Other Charges and (c) Insurance Premiums.

“Beach Issuer” shall mean Kerzner Palmilla Beach Partners, S. de R.L. de C.V.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which national banks in Mexico or New York, New York or Chicago, Illinois, United States of America are not open for business.

“Capital Expenditures” shall mean, for any period, the amount expended for items capitalized under GAAP (including expenditures for building improvements or major repairs and tenant improvements).

“Cash Management Account” shall have the meaning set forth in the Note.

“Cash Management Agreement” shall mean that certain Cash Management Agreement, dated as of the date hereof, by and among Issuers, Manager and Trustee, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Cash Trap Event” shall have the meaning set forth in the Cash Management Agreement.

“Casualty” shall have the meaning set forth in Section 8.02 hereof.

“Casualty Consultant” shall have the meaning set forth in Section 8.04(d) hereof.

“Casualty Retainage” shall have the meaning set forth in Section 8.04(e) hereof.

“CNBV” shall mean the Mexican Comisión Nacional Bancaria y de Valores.

“Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Collateral Assignment of Interest Rate Cap Agreement” shall mean that certain Collateral. Assignment of Interest Rate Cap Agreement, dated as of the date hereof, executed by Issuers in connection with the issuance of the Notes in favor of Trustee for the benefit of the Noteholders, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Condemnation” shall mean a temporary or permanent taking (including an expropriation under Mexican law) by any Mexican Governmental Authority of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.

“Condemnation Proceeds” shall have the meaning set forth in Section 8.04(a)(iv) hereof.

“Condominium” shall mean that certain condominium regime created pursuant to the Condominium Documents.

“Condominium Documents” shall mean, collectively, that certain Public Deed Number 36,681 dated April 10, 1991 granted before Mr. Armando Antonio Aguilar Rubial, Notary Public No. 1 of La Paz, Baja California Sur, which Public Deed creates the condominium regime of the Palmilla Tourist Development and contains the condominium incorporation and subdivision of parcels, together with the lot description (memoria descriptiva) and the rules and regulations of the Condominium.

“Condominium Laws” shall have the meaning set forth in Section 6.01(nn).

“Corporate Trust Office” shall mean the principal office of the Trustee at which at any particular time its corporate trust business shall be administered, which as of the Closing Date is 135 S. LaSalle Street, Suite 1625, Chicago, Illinois 60603, Attention: Global Securitization Trust Services Group — Palmilla Los Cabos Notes due January 9, 2007.

“Counterparty” shall mean, with respect to the Interest Rate Cap Agreement, SMBC Derivative Products Limited, and with respect to any Replacement Interest Rate Cap Agreement, any substitute Acceptable Counterparty.

“Debt” shall mean the outstanding principal amount set forth in, and evidenced by, the Notes together with all interest accrued and unpaid thereon and all other sums due to Trustee or Noteholders in respect of the obligations under the Notes, the Indenture and the other Financing Documents.

“Debt Service” shall mean with respect to any particular period of time, scheduled principal and/or interest payments under this Indenture, the Notes and the other Financing Documents.

“Default” shall mean the occurrence of any event hereunder or under any other Financing Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall have the meaning defined in the Notes.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or state-chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state-chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal and state authority. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean (1) LaSalle Bank National Association (provided that the rating by S&P, Moody’s and Fitch for LaSalle Bank National Association’s short term unsecured debt obligations or commercial paper and long term unsecured debt obligations does not decrease below its current rating) or such lower rating as may be acceptable to the Rating Agencies or (2) any other federal or state-chartered depository institution or trust company, the short term unsecured debt obligations or commercial paper of which are rated at least “A-1+” by S&P, “P-1” by Moody’s and “F-1+” by Fitch in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least “AA” by Fitch and S&P and “Aa2” by Moody’s).

“Embargoed Person” shall have the meaning set forth in Section 6.01(KK) hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Event” shall have the meaning set forth in Section 11.01(a)(ix) hereof.

“Event of Default” shall have the meaning set forth in Section 9.01(a) hereof.

“Excess Cash Flow” shall have the meaning set forth in the Cash Management Agreement.

“Extraordinary Resolution” means a resolution passed by Noteholders holding sixty-six and two thirds per cent (66 2/3%) of the principal amount of the issued and outstanding Notes.

“Financing Documents” shall mean, collectively, this Indenture, the Notes, the Security Trust Agreement, the Pledge, the Assignment of Golf Management Agreement, the Assignment of Management Agreement, the Assignment of Spa Management Agreement, the Guaranty, the Cash Management Agreement, the Collateral Assignment of Interest Rate Cap Agreement, the Securitization Cooperation Agreement and all other documents executed and/or delivered in connection with the issuance of the Notes.

“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Notes.

“Fitch” shall mean Fitch, Inc.

“GAAP” shall mean generally accepted accounting principles in the United States of America (“US GAAP”) as of the date of the applicable financial report; provided that, with respect to any Issuer’s individual annual financial statements required to be provided to Trustee under this Indenture, the term “GAAP” shall mean generally accepted accounting principles in effect in Mexico (“Mexican GAAP”) as of the date of such annual financial statements, provided, further, that such annual financial statements shall be prepared in English (or prepared in Spanish and accompanied by an English translation).

“Goldman” shall mean Goldman Sachs Emerging Markets Real Estate Fund.

“Golf Issuer” shall mean Kerzner Palmilla Golf Partners, S. de R.L. de C.V.

“Golf Management Agreement” shall mean that certain Golf Facility Management Agreement, dated December 5, 2003, between Golf Issuer and Golf Manager, or, if the context requires, the Replacement Golf Management Agreement.

“Golf Manager” shall mean Troon Mexico, S. de R.L. de C.V.

“Governmental Authority” shall mean any national or federal government, any state, regional, local or other political subdivision of the United States of America or the United Mexican States thereof with jurisdiction and any Person with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government or quasi governmental issues (including, without limitation, any court).

“Gross Income from Operations” shall mean all income and proceeds (whether in cash or on credit, and computed on an accrual basis, but excluding non-recurring income and proceeds) received by any Issuer or Manager for the use, occupancy or enjoyment of the Property, or any part thereof, or received by any Issuer or Manager for the sale of any goods, services or other items sold on or provided from the Property in the ordinary course of the Property operation, including without limitation: (a) all income and proceeds received from rental of rooms, Leases and commercial space, meeting, conference and/or banquet space within the Property including net parking revenue; (b) all income and proceeds received from food and beverage operations, including catering services conducted from the Properties even though rendered outside of the Property; (c) all income and proceeds from business interruption, rental interruption and use and occupancy insurance with respect to the operation of the Property (after deducting therefrom all necessary costs and expenses incurred in the adjustment or collection thereof); (d) all Awards for temporary use (after deducting therefrom all costs incurred in the adjustment or collection thereof and in Restoration of the Property); (e) all income and proceeds from judgments, settlements and other resolutions of disputes with respect to matters which would be includable in this definition of “Gross Income from Operations” if received in the ordinary course of the Property operation (after deducting therefrom all necessary costs and expenses incurred in the adjustment or collection thereof); and (f) interest on credit accounts, rent concessions or credits, and other required pass-throughs and interest on Reserve Funds to the extent Issuers are entitled to such interest under this Indenture and the Cash Management Agreement; but excluding, (1) gross receipts received by lessees, licensees or concessionaires of the Property; (2) consideration received at the Property for hotel accommodations, goods and services to be provided at other hotels, although arranged by, for or on behalf of any Issuer or Manager; (3) income and proceeds from the sale or other disposition of goods, capital assets and other items not in the ordinary course of the Property operation; (4) federal, state and municipal excise, sales and use taxes collected directly from patrons or guests of the Property as a part of or based on the sales price of any goods, services or other items, such as gross receipts, room, admission, cabaret, value-added or equivalent taxes; (5) Awards (except to the extent provided in clause (d) above); (6) refunds of amounts not included in Operating Expenses at any time and uncollectible accounts; (7) gratuities collected by the Property employees; (8) the proceeds of any financing; (9) other income or proceeds resulting other than from the use or occupancy of the Property, or any part thereof, or other than from the sale of goods, services or other items sold on or provided from the Property in the ordinary course of business; (10) any credits or refunds made to customers, guests or patrons in the form of allowances or adjustments to previously recorded revenues; (11) payments made to Issuers pursuant to the Interest Rate Cap Agreement; and (12) any disbursements to any Issuer from the Tax and Insurance Escrow Fund, the Replacement Reserve Fund, the Interest Reserve Fund, or any other escrow fund established by the Financing Documents. Notwithstanding the foregoing, Gross Income from Operations shall not include any unrealized translation profit on remeasuring the Pesos.

“Guarantor” shall mean, collectively, Goldman and Kerzner.

“Guaranty” shall mean that certain Guaranty Agreement, dated as of the date hereof, from Guarantor to Trustee for the benefit of Noteholders, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Hotel Issuer” shall mean Kerzner Palmilla Hotel Partners, S. de R.L. de C.V.

“Hotel Service Issuer” shall mean Kerzner Servicios Hoteleros, S. de R.L. de C.V.

“Improvements” shall mean the buildings, structures, fixtures, additions, enlargements, extensions, modifications, repairs, replacements and improvements now or hereafter erected or located on the Land.

“Indebtedness” of a Person, at a particular date, means the sum (without duplication) at such date of (a) all indebtedness or liability of such Person (including, without limitation, amounts for borrowed money and indebtedness in the form of mezzanine debt and preferred equity); (b) obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) obligations for the deferred purchase price of property or services (including trade obligations); (d) obligations under letters of credit; (e) obligations under acceptance facilities; (f) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds, to invest in any Person or entity, or otherwise to assure a creditor against loss; and (g) obligations secured by any Liens (other than Liens constituting Permitted Encumbrances), whether or not the obligations have been assumed.

“Independent Director” or “Independent Manager” shall mean a Person who is not at the time of initial appointment, or at any time while serving as a director or manager, as applicable, and has not been at any time during the preceding five (5) years: (a) a stockholder, director (with the exception of serving as the Independent Director or Independent Manager), officer, employee, partner, member, attorney or counsel of any Issuer or Principal or any Affiliate of either of them; (b) a creditor, customer, supplier or other person who derives any of its purchases or revenues from its activities with any Issuer or Principal or any Affiliate of either of them; (c) a Person controlling or under common control with any such stockholder, director, officer, partner, member, customer, supplier or other Person; or (d) a member of the immediate family of any such stockholder, director, officer, employee, partner, member, customer, supplier or other Person. Notwithstanding anything to the contrary contained herein, a natural Person who satisfies the foregoing definition other than clause (b) shall not be disqualified from serving as an Independent Director or Independent Manager of the applicable Person if such natural Person is an independent director provided by a nationally recognized company that provides professional independent directors in the ordinary course of its business. A natural Person who otherwise satisfies the foregoing definition, except for being the independent director of more than one Issuer or a “special purpose entity” affiliated with any Issuer or Principal, shall not be disqualified from serving as an Independent Director or Independent Manager if such Person is an independent director provided by a nationally-recognized company that provides professional independent directors in the ordinary course of its business. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise and a “special purpose entity” is an entity, whose organizational documents contain restrictions on its activities substantially similar to those set forth in the definition of Special Purpose Entity in this Indenture.

“Individual Parcel” shall mean the particular portion of the Land and the Improvements thereon contributed by an Issuer to the Security Trust Agreement, together with all rights pertaining to such portion of the Land and Improvements.

“Initial Note” shall mean, collectively, that certain Promissory Note A and that certain Promissory Note B in the aggregate principal amount of One Hundred Ten Million and No/100 Dollars ($110,000,000), in each case issued as of the Note Issuance Date and made by Issuers, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time as provided herein.

“Initial Noteholder” shall mean Column Financial, Inc., in its capacity as the assignee of Initial Purchaser of one or more of the Notes.

“Initial Purchaser” shall mean Credit Suisse First Boston LLC.

“Insolvency Opinion” shall mean, collectively, that certain non-consolidation opinion letter delivered by Creel, Garcia-Cuellar y Muggenburg, S.C., that certain non-consolidation opinion letter delivered by Cravath, Swaine & Moore LLP and such other non-consolidation opinions as may be required hereunder, in each case dated the date hereof and delivered in connection with the issuance of the Notes.

“Insurance Premiums” shall have the meaning set forth in Section 8.01(b) hereof.

“Insurance Proceeds” shall have the meaning set forth in Section 8.04(a) hereof.

“Interest Period” shall have the meaning set forth in the Note.

“Interest Rate Cap Agreement” shall have the meaning set forth in the Note.

“Interest Reserve Account” shall have the meaning set forth in Section 10.04 hereof.

“Interest Reserve Fund” shall have the meaning set forth in Section 10.04 hereof.

“Issuer” shall mean any of Beach Issuer, Golf Issuer, Hotel Issuer, Hotel Service Issuer or Service Company Issuer.

“Issuer Order” and “Issuer Request” shall mean a written order or request signed in the name of an Issuer by any one of its authorized officers and delivered to the Trustee at least five (5) Business Days prior to the date of the requested action specified therein.

“Kerzner” shall mean Kerzner International Limited.

“Land” shall mean the real property contributed by Beach Issuer, Golf Issuer and Hotel Issuer to the Security Trust Agreement, as fully described in the Security Trust Agreement.

“Lease” shall mean any lease, sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of the Property, and (a) every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and (b) every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto, provided that the term “Lease” shall not include any short-term arrangements with transient guests of the hotel located in the Improvements or the golf course located at the Property pursuant to which such guests acquire a right to use or occupy all or a portion of the Property.

“Legal Requirements” shall mean all country, federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, official standards (normas tecnicas), ordinances, judgments, decrees and injunctions of Governmental Authorities affecting the Property or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to any Issuer, at any time in force affecting the Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to the Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.

“Letter of Credit” shall mean an irrevocable, unconditional, transferable, clean sight draft letter of credit reasonably acceptable to Servicer on behalf of Trustee (either an evergreen letter of credit or one which does not expire until at least thirty (30) Business Days after the Maturity Date) in favor of Trustee for the benefit of Noteholders and entitling Trustee to draw thereon in Chicago, Illinois or New York, New York, issued by a U.S. Eligible Institution or the U.S. agency or U.S. branch of a foreign Eligible Institution. If at any time the bank issuing any such Letter of Credit shall cease to be an Eligible Institution, Trustee shall have the right upon ten (10) Business Days’ prior notice to Issuers to draw down the same in full and hold the proceeds of such draw in accordance with the applicable provisions hereof unless within such ten (10) Business Day period Issuers have delivered an extension thereof or a replacement Letter of Credit issued by an Eligible Institution meeting the requirements set forth herein.

“LIBOR” shall having the meaning set forth in the Notes.

“Licenses” shall have the meaning set forth in Section 6.01(v) hereof.

“Lien” shall mean any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, on or affecting any Issuer, the Property, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Lockbox Account” shall have the meaning set forth in the Notes.

“Lockbox Bank” shall have the meaning set forth in the Notes.

“Management Agreement” shall mean the management agreement entered into by and between Issuers and the Manager, pursuant to which the Manager is to provide management and other services with respect to the Property, or, if the context requires, the Replacement Management Agreement.

“Manager” shall mean, collectively, Kerzner International Management Services, Inc. and Kerzner International Management Services Mexico, S. de R.L. de C.V., or, if the context requires, a Qualified Manager who is managing the Property in accordance with the terms and provisions of this Indenture.

“Material Adverse Effect” shall mean any material adverse effect upon (i) the business operations, economic performance or financial condition of the Issuers taken as a whole or the Property, (ii) the ability of Issuers to perform, in all material respects, their obligations under this Indenture and each of the other Financing Documents or (iii) the enforceability or validity of the Security Trust Agreement, the Pledge, any other Financing Document, the perfection or priority of any Lien created under any Financing Document or the remedies of Trustee for the benefit of Noteholders under any Financing Document.

“Maturity Date” shall have the meaning defined in the Notes.

“Maximum Legal Rate” shall have the meaning set forth in the Notes.

“Mexico” shall mean the United Mexican States. “Moody’s” shall mean Moody’s Investors Service, Inc.

“Net Cash Flow” shall mean, for any period, the amount obtained by subtracting Operating Expenses and Capital Expenditures for such period from Gross Income from Operations for such period.

“Net Cash Flow Schedule” shall have the meaning set forth in Section 7.01(k)(ii) hereof.

“Net Operating Income” shall mean, for any period, the amount obtained by subtracting Operating Expenses for such period from Gross Income from Operations for such period.

“Net Proceeds” shall have the meaning set forth in Section 8.04(a)(iv) hereof.

“Net Proceeds Deficiency” shall have the meaning set forth in Section 8.04(g) hereof.

“NOI” shall have the meaning set forth in Section 10.05(a).

“Note A” shall mean that certain Promissory Note A in the original principal amount of Sixty Five Million and No/100 Dollars ($65,000,000), issued as of the Note Issuance Date and made by Issuers, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time as provided herein.

“Note B” shall mean that certain Promissory Note B in the original principal amount of Forty Five Million and No/100 Dollars ($45,000,000), issued as of the Note Issuance Date and made by Issuers, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time as provided herein.

“Note Issuance Date” means the date upon which the Notes are issued and signed by the Issuers pursuant to the terms of this Indenture.

“Noteholders” or “Holders” means, at any time, the Persons holding any one or more of the Notes issued under the terms of this Indenture and entered in the Register as holders of such Note or Notes.

“Noteholders’ Approval” means an instrument signed in one or more counterparts by all the Registered Holders of Notes at the time of issuance of the approval, or approved pursuant to resolution, in accordance with the provisions of this Indenture.

“Notes” shall mean, collectively, the Initial Note and all other notes issued hereunder, governed by the provisions of this Indenture and at the time of determination then being outstanding.

“Obligations” means all present and future debts, expenses and liabilities, direct or indirect, absolute or contingent, due, owing, or accruing due, or owing, from time to time by the Issuers hereunder or under the Notes and the other Financing Documents.

“Officer’s Certificate” shall mean a certificate delivered to Initial Purchaser, Initial Noteholder or Trustee by any Issuer or Issuers, as the case may be, which is signed by an authorized senior officer of such Issuer (if the Officer’s Certificate is being delivered by such Issuer) or of any Issuer (if the Owner’s Certificate is being delivered by Issuers).

“Operating Expenses” shall mean the sum of all costs and expenses of operating, maintaining, directing, managing and supervising the Property (excluding, (i) depreciation and amortization, (ii) any Debt Service, or (iii) any Capital Expenditures in connection with the Property, incurred by Issuers or by Manager on behalf of Issuers pursuant to the Management Agreement, or as otherwise specifically provided therein, which are properly attributable to the period under consideration under Issuers’ system of accounting, including without limitation: (a) the cost of all food and beverages sold or consumed and of all necessary chinaware, glassware, linens, flatware, uniforms, utensils and other items of a similar nature, including such items bearing the name or identifying characteristics of the hotels as Issuers and/or Manager shall reasonably consider appropriate (“Operating Equipment”) and paper supplies, cleaning materials and similar consumable items (“Operating Supplies”) placed in use (other than reserve stocks thereof in storerooms). Operating Equipment and Operating Supplies shall be considered to have been placed in use when they are transferred from the storerooms of the Property to the appropriate operating departments; (b) salaries and wages of personnel of the Property, including costs of payroll taxes and employee benefits (which benefits may include, without limitation, a pension plan, medical insurance, life insurance, travel accident insurance and an executive bonus program) and the costs of moving employees, personnel, their families and their belongings to the area in which the Property is located at the commencement of their employment at the Property and other administrative and general operating expenses not otherwise specifically referred to in this definition. Except as otherwise expressly provided under the Management Agreement with respect to employees regularly employed at the Property, the salaries or wages of other employees or executives of Manager, Guarantor or any of its Affiliates shall in no event be Operating Expenses, but they shall be entitled to free room and board and the free use of all facilities at such times as they visit any Individual Parcel exclusively in connection with the management of such Individual Parcel. Notwithstanding the foregoing, if it becomes necessary for a Guarantor employee or an employee or executive of Guarantor Affiliate to temporarily perform services at any Individual Parcel of a nature normally performed by personnel of the Property, his or her salary (including any Issuer’s or Manager’s payroll taxes and employee benefits) as well as his or her traveling expenses will be Operating Expenses and he or she will be entitled to free room, board and use of the facilities as aforesaid, while performing such services; (c) the cost of all other goods and services obtained by Issuers or Manager in connection with its operation of the Property including, without limitation, heat and utilities, office supplies including any operating leases and all services performed by third parties; (d) the cost of repairs to and maintenance of the Property other than Capital Expenditures; (e) insurance premiums and losses incurred on any self-insured risks, provided that Issuers and Manager have specifically approved in advance such self-insurance or insurance is unavailable to cover such risks. Insurance premiums on policies for more than one year will be pro rated over the period of insurance and premiums under blanket policies will be allocated among properties covered; (f) all Taxes and Other Charges (other than federal, state or local income taxes and franchise taxes or the equivalent) payable by or assessed against Issuers or Manager with respect to the operation of the Property; (g) legal fees, administrative and general expenses, security costs, trustee expenses, master condominium association fees and fees of any firm of independent certified public accounts designated from time to time by Issuers (the “Independent CPA”) for services directly related to the operation of the Property; (h) the costs and expenses of technical consultants and specialized operational experts for specialized services in connection with non-recurring work on operational, legal, functional, decorating, design or construction problems and activities, including the reasonable fees of Guarantor or any Guarantor subsidiary or division in connection therewith, provided that such costs and expenses are reasonable and customary; (i) all expenses for advertising for the Property and all expenses of sales promotion, marketing, advertising and public relations activities; (j) all out-of-pocket expenses and disbursements determined by the Independent CPA to have been reasonably, properly and specifically incurred by Issuers, Manager, Guarantor or any of their Affiliates pursuant to, in the course of and directly related to, the management and operation of the Property under the Management Agreement. Without limiting the generality of the foregoing, such charges may include all reasonable travel, telephone, telegram, radiogram, cablegram, air express and other incidental expenses, but, excluding costs relating to the offices maintained by any Issuer, Manager, Guarantor or any of their Affiliates other than any sales offices maintained off-site or offices maintained at the Individual Parcel for the management of such Individual Parcel; (k) the cost of any reservations system, any accounting services or other group benefits, programs or services from time to time made available to properties in the Issuers’ system; (I) the cost associated with any retail Leases; (m) any management fees, basic and incentive fees or other fees and reimbursables paid or payable to Manager under the Management Agreement or Golf Manager under the Golf Management Agreement; and (n) all costs and expenses of owning, maintaining, conducting and supervising the operation of the Property to the extent such costs and expenses are not included above. Notwithstanding anything herein contained to the contrary, Operating Expenses shall not include, and shall not be deemed to include, (i) any unrealized translation loss on remeasuring the Pesos and (ii) any costs or expenses, including, but not limited to, the costs and expenses of technical consultants and other specialized operational workers, incurred in connection with any Capital Expenditure program (including pre-opening costs), where such costs and expenses are capitalized to the Property as permitted by GAAP.

“Other Charges” shall mean all ground rents, maintenance charges, Condominium charges and assessments, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.

“Payment Date” shall have the meaning set forth in the Notes.

“Permitted Encumbrances” shall mean, collectively (a) the Liens and security interests created by the Financing Documents, (b) all Liens, encumbrances and other matters disclosed in the Title Insurance Policy or liens that are being contested in accordance with Section 7.01(j)(iii) hereof, (c) Liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent or that are being contested in accordance with Section 7.01(b) hereof, (d) Liens on equipment and other personalty used on the Property, if any, granted in connection with the financing of such equipment or other personalty permitted by the Loan Documents, (e) access and utility easements which do not have a Material Adverse Effect, and (f) such other title and survey exceptions as Initial Noteholder or Trustee has approved or may approve in writing in Initial Noteholder’s or Trustee’s sole discretion.

“Permitted Equipment Financing” shall have the meaning set forth in clause (t) of the definition of the term “Special Purpose Entity”.

“Permitted Investments” shall have the meaning set forth in the Cash Management Agreement.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall mean all the movable property and rights and interests pledged by the Issuers pursuant to the Pledge and all other personal property owned by any Issuer and encumbered by any of the Financing Documents, together with all rights pertaining to such property.

“Pesos” shall mean lawful money of Mexico.

“Physical Conditions Report” shall mean that certain report of a Hotel Resort, dated November 18, 2004, prepared by Merritt & Harris, Inc.

“Pledge” shall mean the Pledge Without Transmission of Possession (Prenda Sin Transmision de Posesion), as the same may be amended, modified, restated or supplemented from time to time, created on the collateral described therein and granted by Issuers to secure the payment of the Notes.

“Policies” shall have the meaning specified in Section 8.01(b) hereof.

“Prescribed Laws” shall mean, collectively, (a) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (The USA PATRIOT Act), (b) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, (c) the International Emergency Economic Power Act, 50 U.S.C. §1701 et seq. and (d) all other Legal Requirements relating to money laundering or terrorism.

“Principal” shall mean, collectively, Palmilla Holdings I, LLC and Palmilla Holdings II, LLC.

“Property” shall mean, collectively, each and every Individual Parcel and all Personal Property.

“Provided Information” shall mean any and all financial and other information provided at any time by, or on behalf of, any Issuer or Guarantor with respect to the Property, any Issuer, Principal, Guarantor and/or Manager.

“Qualified Golf Manager” shall mean either (a) Golf Manager or (b) a management organization possessing similar reputation and experience as Golf Manager in managing a golf course of comparable class, luxury and quality as the golf course at the Property.

“Qualified Manager” shall mean either (a) Manager or (b) in the reasonable judgment of Servicer on behalf of Trustee, a reputable and experienced management organization (which may be an Affiliate of an Issuer) possessing experience in managing properties similar in size, scope, use and value as the Property, provided, that Issuers shall have obtained prior written confirmation from the applicable Rating Agencies that management of the Property by such Person will not cause a downgrade, withdrawal or qualification of the then current ratings of the Securities or any class thereof.

“Qualified Spa Manager” shall mean either (a) Spa Manager or (b) a management organization possessing similar reputation and experience as Spa Manager in managing a spa facility of comparable class, luxury and quality as the spa facility at the Property.

“Rating Agencies” shall mean each of S&P, Moody’s and Fitch, or any other nationally recognized statistical rating agency which has been approved by Trustee.

“Register” means the register or registers providing for the registration of Notes and the registration of transfers and exchanges of Notes, which register the Trustee will cause to be kept.

“Registered Holder” shall mean any Noteholder who appears on the Register as the owner and holder of one or more Notes.

“Related Party” shall have the meaning set forth in Section 6.01(mm) hereof.

“REMIC Trust” shall mean a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds the Note.

“Rents” shall mean, with respect to each Individual Parcel, all rents, rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents, royalties (including, without limitation, all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including, without limitation, security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Issuers or their agents or employees from any and all sources arising from or attributable to the Individual Parcel, and proceeds, if any, from business interruption or other loss of income or insurance, including, without limitation, all hotel receipts, revenues and credit card receipts collected from guest rooms, restaurants, bars, meeting rooms, banquet rooms, golf course and other recreational facilities, all receivables, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of property or rendering of services by any Issuer or any operator or manager of the hotel, the golf course or the commercial space located in the Improvements or at the Property or acquired from others (including, without limitation, from the rental of any office space, retail space, guest rooms or other space, halls, stores, and offices, and deposits securing reservations of such space), license, lease, sublease and concession fees and rentals, health club membership fees, food and beverage wholesale and retail sales, service charges, vending machine sales.

“Replacement Golf Management Agreement” shall mean, collectively, either (a) a management agreement with a Qualified Golf Manager substantially in the same form and substance as the Golf Management Agreement, or (b) a management agreement with a Qualified Golf Manager, which management agreement shall be reasonably acceptable to the Servicer, on behalf of the Trustee in form and substance, provided, with respect to this clause (b), an assignment of management agreement substantially in the form then used by Servicer (or of such other form and substance reasonably acceptable to Servicer, on behalf of the Trustee) shall be executed and delivered to Trustee by Issuers and such Qualified Golf Manager at Issuers’ expense.

“Replacement Interest Rate Cap Agreement” means an interest rate cap agreement from an Acceptable Counterparty with terms identical to the Interest Rate Cap Agreement except that the same shall be effective in connection with replacement of the Interest Rate Cap Agreement following a downgrade, withdrawal or qualification of the long-term unsecured debt rating of the Counterparty; provided that to the extent any such interest rate cap agreement does not meet the foregoing requirements, a “Replacement Interest Rate Cap Agreement” shall be such interest rate cap agreement approved in writing by each of the Rating Agencies with respect thereto.

“Replacement Management Agreement” shall mean, collectively, (a) either (i) a management agreement with a Qualified Manager substantially in the same form and substance as the Management Agreement, or (ii) a management agreement with a Qualified Manager, which management agreement shall be reasonably acceptable to the Servicer, on behalf of the Trustee in form and substance, provided, with respect to this subclause (ii), Servicer, at its option, may require that Issuers obtain confirmation from the applicable Rating Agencies that such management agreement will not cause a downgrade, withdrawal or qualification of the then current rating of the Securities or any class thereof; and (b) an assignment of management agreement substantially in the form then used by Servicer (or of such other form and substance reasonably acceptable to Servicer, on behalf of the Trustee), executed and delivered to Trustee by Issuers and such Qualified Manager at Issuers’ expense.

“Replacement Reserve Account” shall have the meaning set forth in Section 10.03(a) hereof.

“Replacement Reserve Fund” shall have the meaning set forth in Section 10.03(a) hereof.

“Replacement Reserve Monthly Deposit” shall have the meaning set forth in Section 10.03(a) hereof.

“Replacement Spa Management Agreement” shall mean, collectively, either (a) a management agreement with a Qualified Spa Manager substantially in the same form and substance as the Spa Management Agreement, or (b) a management agreement with a Qualified Spa Manager, which management agreement shall be reasonably acceptable to the Servicer, on behalf of the Trustee in form and substance, provided, with respect to this clause (b), an assignment of management agreement substantially in the form then used by Servicer (or of such other form and substance reasonably acceptable to Servicer, on behalf of the Trustee) shall be executed and delivered to Trustee by Issuers and such Qualified Spa Manager at Issuers’ expense.

“Replacements” shall have the meaning set forth in Section 10.03(a) hereof.

“Required Repair Account” shall have the meaning set forth in Section 10.1(a) hereof.

“Required Repair Fund” shall have the meaning set forth in Section 10.1(a) hereof.

“Required Repairs” shall have the meaning set forth in Section 10.1(a) hereof.

“Reserve Funds” shall mean, collectively, the Tax and Insurance Escrow Fund, the Replacement Reserve Fund, the Interest Reserve Fund, the Required Repair Fund, and any other escrow fund established pursuant to the Financing Documents.

“Reserve LC” shall mean the NOI LC or the Spa LC.

“Responsible Officer” shall mean a person designated by Trustee as an authorized officer of Trustee in connection with the administration of the Notes in accordance with this Indenture.

“Restaurant Lease” shall mean that certain Agreement, dated May 26, 2003, between Charlie Trotter Enterprises, Inc. and Hotel Issuer.

“Restoration” shall mean the repair and restoration of any Individual Parcel after a Casualty or Condemnation as nearly as possible to the condition such Individual Parcel was in immediately prior to such Casualty or Condemnation, with such alterations as may be reasonably approved by Trustee.

“Restricted Party” shall mean (a) any Issuer, Principal, Affiliated Manager, Palmilla JV, LLC, GSEM Palmilla LLC and Kerzner Investment Palmilla, Inc.

and (b) any shareholder, partner, member, non-member manager and any direct or indirect legal or beneficial owner of any Issuer, Principal, Affiliated Manager, Palmilla JV, LLC, GSEM Palmilla LLC and Kerzner Investment Palmilla, Inc.

“S&P” shall mean Standard & Poor’s Ratings Group, a division of the McGraw-Hill Companies.

“Sale” or “Pledge” shall mean a voluntary or involuntary sale, conveyance, assignment, transfer, encumbrance or pledge of a legal or beneficial interest.

“Securities” shall have the meaning set forth in the Securitization Cooperation Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securitization” shall have the meaning set forth in the Securitization Cooperation Agreement.

“Securitization Cooperation Agreement” shall mean that certain letter agreement dated the date hereof between Issuers and Column Financial, Inc.

“Security Trust Agreement” shall mean that certain Amended and Restated Trust Agreement Number 0023, established with Security Trust Trustee to secure the payment of the Notes and the performance of the other Obligations, as the same has been or may be amended, restated or supplemented from time to time.

“Security Trust First Beneficiary” shall mean Trustee, as first beneficiary under the Security Trust Agreement.

“Security Trust Second Beneficiary” shall mean, collectively, Beach Issuer, Golf Issuer, Hotel Issuer, Palmilla Holdings I, LLC and Palmilla Holdings II, LLC, each as second beneficiary under the Security Trust Agreement.

“Security Trust Trustee” shall mean Banco J.P. Morgan, S.A., Institución de Banca Múltiple, J.P. Morgan Grupo Financiero, Division Fiduciaria, as trustee under the Security Trust Agreement.

“Service Company Issuer” shall mean Kerzner Compañia de Servicios, S. de R.L. de C.V.

“Servicer” shall mean Orix Capital Markets, LLC or such other Person designated in writing pursuant to Section 11.14 hereof by a majority of the Noteholders to act as Servicer, and who shall have accepted in writing such appointment to so act, on behalf of the Trustee for the benefit of the Noteholders, with power and responsibility to perform all responsibilities identified as being performed by the Servicer hereunder and as may be more specifically described in a servicing agreement between the Noteholders and the Servicer, either prior to or upon any Securitization, as shall be determined by the a majority of the Noteholders. The Servicer may be a Noteholder designated as such in writing by a majority of the Noteholders. It is understood and agreed that any servicing agreement may provide that the Servicer may take certain actions, or refrain from an action, only with the consent of a specified portion (which may be all) of the Noteholders.

“Spa LC” shall have the meaning set forth in Section 10.05(b).

“Spa Management Agreement” shall mean that certain Spa Operation Agreement, dated September 19, 2003, between Hotel Issuer and Spa Manager, or, if the context requires, the Replacement Spa Management Agreement.

“Spa Manager” shall mean Mandara Spa de Mexico, S. de R.L. de C.V.

“Special Purpose Entity” shall mean a corporation, limited partnership or limited liability company which at all times on and after the date hereof:

(a)  is organized solely for the purpose of (i) acquiring, developing, owning, holding, selling, leasing, transferring, exchanging, managing and operating the Property or its Individual Parcel, entering into this Indenture with the Trustee, refinancing the Property or its Individual Parcel in connection with a permitted repayment of the Notes, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing; or (ii) acting as a general partner of the limited partnership that owns the Property or an Individual Parcel or member of the limited liability company that owns the Property or an Individual Parcel;

(b)  is not engaged and will not engage in any business unrelated to (i) the acquisition, development, ownership, management or operation of the Property or its Individual Parcel, (ii) acting as general partner of the limited partnership that owns the Property or an Individual Parcel; or (iii) acting as a member of the limited liability company that owns the Property or an Individual Parcel, as applicable;

(c)  other than, in the case of Hotel Issuer, the ownership of seven (7) residences currently utilized as employee housing, does not have and will not have any material assets other than its Individual Parcel and personal property necessary or incidental to the ownership and operation of the Property or its Individual Parcel or its partnership interest in the limited partnership or the member interest in the limited liability company that owns the Property or an Individual Parcel or acts as the general partner or managing member thereof, as applicable;

(d)  has not engaged in, sought or consented to and will not engage in, seek or consent to any dissolution, winding up, liquidation, consolidation, merger, sale of all or substantially all of its assets, transfer of partnership or membership interests (if such entity is a general partner in a limited partnership or a member in a limited liability company) or amendment of its limited partnership agreement, articles of incorporation, articles of organization, by-laws, certificate of formation or operating agreement (as applicable) with respect to the matters set forth in this definition;

(e)  if such entity is a limited partnership, has, as its only general partners, Special Purpose Entities that are corporations, limited partnerships or limited liability companies;

(f)  if such entity is a corporation, has at least two (2) Independent Directors, and has not caused or allowed and will not cause or allow the board of directors of such entity to take any action requiring the unanimous affirmative vote of one hundred percent (100%) of the members of its board of directors unless two Independent Directors shall have participated in such vote;

(g)  if such entity is a limited liability company with more than one member, has at least one member that is a Special Purpose Entity that is a corporation that has at least two Independent Directors and that owns at least one percent (1.0%) of the equity of the limited liability company;

(h)  if such entity is a limited liability company with only one member, is a limited liability company organized in the State of Delaware that has (i) as its only member a non-managing member, (ii) at least two (2) Independent Managers and has not caused or allowed and will not cause or allow the board of managers of such entity to take any action requiring the unanimous affirmative vote of one hundred percent (100%) of the managers unless two (2) Independent Managers shall have participated in such vote and (iii) at least two (2) springing members that will become the non-managing members of such entity upon the dissolution of the existing non-managing member;

(i)  if such entity is (i) a limited liability company, has articles of organization, a certificate of formation and/or an operating agreement, as applicable, (ii) a limited partnership, has a limited partnership agreement, or (iii) a corporation, has a certificate of incorporation or articles that, in each case, provide that such entity will not: (A) dissolve, merge, liquidate, consolidate; (B) sell all or substantially all of its assets or the assets of the Issuers or any Issuer (as applicable); (C) engage in any other business activity, or amend its organizational documents with respect to the matters set forth in this definition without the consent of the Servicer on behalf of Trustee for the benefit of Noteholder; or (D) without the affirmative vote of two Independent Directors and of all other directors of the corporation (that is such entity or the general partner or managing or co-managing member of such entity), file a bankruptcy or insolvency petition or otherwise institute insolvency proceedings with respect to itself or to any other entity in which it has a direct or indirect legal or beneficial ownership interest;

(j)  is and will remain solvent and pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same shall become due, and is maintaining and will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(k)  will not fail to correct any known misunderstanding regarding the separate identity of such entity;

(l)  will maintain its accounts, books and records separate from any other Person and will file its own tax returns, except to the extent that it is required to file consolidated tax returns by law;

(m)  will maintain its own records, books, resolutions and agreements;

(n)  other than as provided in the Cash Management Agreement, (i) will not commingle its funds or assets with those of any other Person and (2) will not participate in any cash management system with any other Person;

(o)  will hold its assets in its own name;

(p)  will conduct its business in its name, in the name of “One and Only Palmilla” (in the case of an Issuer) or in a name franchised or licensed to it by an entity other than an Affiliate of Issuers or any Issuer, except for services rendered under a business management services agreement with an Affiliate that complies with the terms contained in Subsection (dd) below, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of the Issuers or the applicable Issuer;

(q)  will maintain its financial statements, accounting records and other entity documents separate from any other Person and has not permitted and will not permit its assets to be listed as assets on the financial statement of any other entity except as required by GAAP; provided, however, that any such consolidated financial statement shall contain a note indicating that its separate assets and liabilities are neither available to pay the debts of the consolidated entity nor constitute obligations of the consolidated entity;

(r)  will pay its own liabilities and expenses, including the salaries of its own employees, out of its own funds and assets, and has maintained and will maintain a sufficient number of employees in light of its contemplated business operations;

(s)  will observe all partnership, corporate or limited liability company formalities, as applicable;

(t)  has and will have no Indebtedness other than (i) indebtedness evidenced by the Notes and the other Financing Documents, (ii) liabilities incurred in the ordinary course of business relating to the ownership and operation of the Property or its Individual Parcel and the routine administration of Issuers or any Issuer, in amounts not to exceed one percent (1%) of the principal balance of the Notes which liabilities are not more than sixty (60) days past the date incurred, are not evidenced by a note and are paid when due, and which amounts are normal and reasonable under the circumstances, (iii) in the case of an Issuer, indebtedness incurred in connection with the financing of equipment and other personal property used on the Property, provided that the aggregate amount of such indebtedness from all Issuers does not exceed $512,000 at any one time (the “Permitted Equipment Financing”), and (iv) such other liabilities that are permitted pursuant to this Indenture;

(u)  other than in connection with the Permitted Equipment Financing and the indebtedness evidenced by the Notes and the other Financing Documents, will not assume or guarantee or become obligated for the debts of any other Person or hold out its credit as being available to satisfy the obligations of any other Person except as permitted pursuant to this Indenture or the other Financing Documents;

(v)  will not acquire obligations or securities of its partners, members or shareholders or any other Affiliate;

(w)  will allocate fairly and reasonably any overhead expenses that are shared with any Affiliate, including, but not limited to, paying for shared office space and services performed by any employee of an Affiliate;

(x)  maintains and uses and will maintain and use separate stationery, invoices and checks bearing its name or, in the case of an Issuer, the name “One and Only Palmilla”. The stationery, invoices, and checks utilized by the Special Purpose Entity or utilized to collect its funds or pay its expenses shall bear its own name or, in the case of an Issuer, the name “One and Only Palmilla” and shall not bear the name of any other entity unless such entity is clearly designated as being the Special Purpose Entity’s agent;

(y)  other than pursuant to the Financing Documents, will not pledge its assets for the benefit of any other Person;

(z)  other than, in the case of an Issuer, pursuant to its use of the name “One and Only Palmilla,” will hold itself out and identify itself as a separate and distinct entity under its own name or in a name franchised or licensed to it by an entity other than an Affiliate of Issuers and any Issuer and not as a division or part of any other Person, except for services rendered under a business management services agreement with an Affiliate that complies with the terms contained in Subsection (dd) below, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of the Issuers or the applicable Issuer;

(aa)  will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(bb)  will not make loans to any Person or hold evidence of indebtedness issued by any other Person or entity (other than cash and investment-grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity);

(cc)  will not identify its partners, members or shareholders, or any Affiliate of any of them as a division or part of it, and shall not identify itself as a division of any other Person;

(dd)  will not enter into or be a party to, any contract or agreement with any of its Affiliates, constituents or owners, or any guarantors of any of its obligations or any Affiliate of any of the foregoing except (A) in the ordinary course of its business and on terms which are intrinsically fair, commercially reasonable and are no less favorable to it than would be obtained in a comparable arm’s-length transaction with an unrelated third party and (B) in connection with this Indenture and the other Financing Documents;

(ee)  except as set forth in the organizational documents of the Issuers as of the Note Issuance Date, will not have any obligation to, and will not, indemnify its partners, officers, directors or members, as the case may be, unless such an obligation is fully subordinated to the Debt and will not constitute a claim against it in the event that cash flow in excess of the amount required to pay the Debt is insufficient to pay such obligation;

(ff)  if such entity is a corporation, it shall consider the interests of its creditors in connection with all corporate actions;

(gg)  other than, in the case of an Issuer, the Permitted Equipment Financing, does not and will not have any of its obligations guaranteed by any Affiliate;

(hh)  complies and will comply with all of the terms and provisions contained in its organizational documents. The statement of facts contained in its organizational documents are true and correct and will remain true and correct; and

(ii)  in the case of a limited liability company (sociedad de responsabilidad limitada de capital variable) organized in Mexico, observes all formalities in all material respects applicable to such types of entities in the Mexican General Corporations Law (Ley General de Sociedades Mercantiles), and has by-laws (estatutos sociales) which provide that, for so long as the Notes are outstanding and the limited liability company’s assets continue to be subject to the Liens securing the Debt, the limited liability company shall not take any of the following actions:

(i)  the dissolution, liquidation, consolidation, merger or sale of all or substantially all of the assets of the company, except with the unanimous approval of all of its members;

(ii)  the engagement by any Issuer in any business other than the ownership, leasing, maintenance and operation of the Property or its Individual Parcel; and

(iii)  the filing, or consent to the filing, of a bankruptcy or insolvency petition (concurso mercantil), any general assignment for the benefit of creditors or the appointment of a receiver, liquidator, síndico, assignee, trustee, sequestrator, custodian or any similar official for any Issuer or a substantial portion of its properties without the unanimous vote of all members of the limited liability company.

“State” shall mean Mexico or the State or Commonwealth in the United States of America, as applicable, in which the Property or any part thereof is located.

“Substitute Guarantor” shall mean a Person with (a) $250,000,000 in net worth and (b) $20,000,000 in liquidity, including for purposes of determination (i) availability under any existing lines of credit and (ii) outstanding capital commitments by “Qualified Institutional Investors” or “Accredited Investors” (as such terms are defined under the Securities Act) pursuant to subscription or other similar agreements or arrangements.

“Survey” shall mean that certain survey of the One & Only Palmilla Hotel located at Los Cabos, Baja California Sur, Mexico, dated November 30, 2004, by Pedro Sotres Hernandez, Surveyor.

“Tax and Insurance Escrow Fund” shall have the meaning set forth in Section 10.02(a) hereof.

“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against the Property or any part thereof.

“Threshold Amount” shall have the meaning set forth in Section 7.01(v) hereof.

“Title Insurance Policy” shall mean a title insurance policy in a form (acceptable to Initial Purchaser) issued with respect to the Property and insuring the Trustee that the Security Trust Agreement creates a valid first lien on the applicable Property.

“Transfer” shall have the meaning set forth in Section 7.02(j)(ii) hereof.

“Transferee” shall have the meaning set forth in Section 7.02(j)(v) hereof.

“Transferee Related Entities” shall have the meaning set forth in Section 7.02(j)(vi) hereof.

“Trustee” shall have the meaning set forth on the first page hereof

“Trustee Indemnified Party” or “Trustee Indemnified Parties” shall mean the Trustee, any of its directors, officers, shareholders, agents or employees.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect from time to time in the State or Commonwealth of the United States of America in which the Property or any part thereof is located.

“U.S. Obligations” shall mean non-redeemable securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are direct obligations of the United States of America for the payment of which its full faith and credit is pledged.

Section 1.02  Accounting Terms. All accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP.

Section 1.03  General. The division of this Indenture into sections and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Indenture. Any reference in this Indenture to any act or statute or any section thereof shall be deemed to be a reference to such act, statute or section as amended or re-enacted from time to time, except as otherwise provided herein. Words importing the singular number include the plural and vice versa. Any defined term used in the singular preceded by “any” shall be taken to indicate any number of the members of the relevant class. Any reference in this Indenture to any Person shall include the successors and permitted assigns of such Person. All references to sections and schedules are to sections and schedules in or to this Indenture unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Indenture shall refer to this Indenture as a whole and not to any particular provision of this Indenture. Wherever a representation, warranty or certificate is based upon the knowledge of any Issuer or Issuers, the knowledge of each Issuer shall be imputed to each other Issuer and Issuers.

ARTICLE 2 – ISSUE OF NOTES

Section 2.01  No Limit on Issue. The aggregate principal amount of the Notes authorized to be issued under this Indenture and outstanding at any one time shall be limited to the amount of $110,000,000 and subject to compliance with Section 2.03.

Section 2.02  Notes Deemed to be Outstanding. Every Note signed and delivered by the Issuers hereunder shall be deemed to be outstanding until it shall be cancelled or delivered to the Trustee for cancellation, or moneys for the payment thereof shall have been set aside pursuant hereto.

Section 2.03  Conditions Precedent to the Issue of Notes. (a)  No Note shall be signed by the Trustee and issued hereunder unless on the Note Issuance Date relating thereto each of the following conditions shall be satisfied:

(i)  No Event of Default. No event shall have occurred and be continuing which would constitute an Event of Default or, with the giving of notice or lapse of time or both, would constitute an Event of Default, nor shall the issue of the Note, with the giving of notice or lapse of time or both, constitute or result in the occurrence of an Event of Default;

(ii)  Representations. The representations and warranties of the Issuers set forth in herein and in the other Financing Documents shall be true and accurate in all material respects;

(iii)  Security Trust Agreement and Pledge. The Issuers shall have executed the Security Trust Agreement and the Pledge, and shall have presented for registration the Security Trust Agreement and the Pledge with the corresponding public registries in Mexico and shall have received stamped copies thereof confirming receipt of the relevant documentation by such public registries;

(iv)  No Insolvency. No Issuer is insolvent within the meaning thereof in the Bankruptcy Code; and

(v)  Conditions Precedent in Other Documents. Any terms, conditions, including conditions precedent, set forth in the Security Trust Agreement and in the Pledge, have been fully and properly satisfied in the judgment and discretion of the Initial Purchaser.

(vi)  Appointment of Process Agent. The Issuers shall have granted their appointed process agent (as provided in Section 14.04 hereof) a power-of-attorney for lawsuits and collections, in form and substance satisfactory to Initial Purchaser.

(vii)  Registration of Notes with CNBV. The Notes shall have been approved for registration with the Special Section (Sección Especial) of the National Registry of Securities (Registro Nacional de Valores) maintained by the CNBV.

(b)  The Trustee shall have no responsibility for determining the satisfaction of any such conditions, nor for the delivery, receipt or custody of any agreements, documents or other materials specified in the Security Trust Agreement, or in the Pledge or in this Agreement, which are required to be delivered to or received by any party other than the Trustee. With respect to any agreements, documents or other materials which are to be received by the Trustee, the Trustee shall have no responsibility for the review of such documents, but shall be responsible only to receive such agreements, documents or other materials as are actually delivered to it, and any review thereof and determination with respect to compliance with the requirements of this Agreement or the Security Trust Agreement or the Pledge shall be made by the Noteholders.

Section 2.04  Issue of Notes. The Notes to be issued hereunder shall be issued subject to the following terms, conditions and attributes:

(a)  the Notes shall be issued in the form of the Exhibit A attached hereto and made a part hereof;

(b)  the Notes shall bear interest from the Note Issuance Date at the rate specified in the Notes issued and should there be an Event of Default at any time, including failure to pay in accordance with any stated payment obligation, interest shall be payable on the amount in default at the Default Rate;

(c)  the principal of the Notes, together with interest, if any, thereon, will be payable as specified in the Notes issued;

(d)  every Note, whether issued originally or in exchange for one or more other Notes, shall be entitled to the payments as designated in the issued form of Note;

(e)  wherever in this Indenture or the Notes there is mention, in any context, of the payment of interest, such mention shall be deemed to include the payment of interest on amounts in default;

(f)  the Notes may be assigned or otherwise transferred by Initial Purchaser and thereafter any Noteholder, provided that such assignment or other transfer in the United States of America is effected pursuant to an exemption from any applicable federal and state securities laws, which may be exemptions provided by Rule 144A under the Securities Act, Regulation D under the Securities Act, Regulation S under the Securities Act or any other exemption from registration available under the applicable federal and state securities laws in the United States of America; and

(g)  the terms and conditions of this Indenture are otherwise met.

Section 2.05  Form of Notes. (a)  All Notes issued hereunder shall be in substantially the form of Exhibit A hereto, shall be signed by the Issuers, and shall be authenticated by the Trustee, to be validly issued hereunder. The Trustee’s certificates of authentication for the Notes shall be in substantially the following form:

This Note is one of the Notes referred to in the above-mentioned Indenture.

[ ], as Trustee

By:
Authorized Officer

or

[ ], as Trustee

By:
as Authenticating Agent

(b)  The following legend shall be placed on each Note:

THIS NOTE MAY BE ASSIGNED OR OTHERWISE TRANSFERRED BY THE INITIAL PURCHASER THEREOF AND THEREAFTER BY ANY HOLDER THEREOF, PROVIDED THAT SUCH ASSIGNMENT OR OTHER TRANSFER IN THE UNITED STATES OF AMERICA IS EFFECTED PURSUANT TO AN EXEMPTION FROM ANY APPLICABLE FEDERAL AND STATE SECURITIES LAWS IN THE UNITED STATES OF AMERICA, WHICH MAY BE THE EXEMPTIONS PROVIDED BY RULE 144A UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), REGULATION D UNDER THE SECURITIES ACT, REGULATION S UNDER THE SECURITIES ACT OR ANY OTHER EXEMPTION FROM REGISTRATION AVAILABLE UNDER ANY SUCH APPLICABLE REGISTRATION REQUIREMENT.

Section 2.06  Registration. The Issuers shall cause to be kept at the Corporate Trust Office of Trustee a register (the “Register”), for the registration or transfer of the Notes. The Register shall be maintained by the Trustee, acting as the agent of the Issuers for this purpose, and the Trustee, is hereby appointed as “Registrar” for the purpose of registering Notes and transfers of Notes as provided herein. The name and address of the Holder of each Note, records of any transfers of the Notes and the name and address of any transferee of a Note shall be entered in the Register under such reasonable regulations as the Trustee may prescribe, and the Issuers shall be entitled to treat the Person whose name and address is entered in the Register as the Holder of a Note or Notes as the owner of such Note(s) for all purposes. There shall be no more than one Registered Holder for each Note. The Trustee may appoint one or more co-registrars, and the term “Registrar” includes any such co-registrar. The Registrar shall (i) at all reasonable times during office hours make the Register available to the Issuers and to any Person authorized by the Issuers in writing for inspection and the making of copies thereof or extracts therefrom and (ii) mail a copy of the Register to the Issuers and to any other such Person promptly after request therefor from the Issuers.

Section 2.07  Transfers of Notes. No transfer of a Note shall be valid unless (a) such Note shall have been surrendered to the Trustee for cancellation whereupon, a new Note or Notes of an equal aggregate principal amount shall be issued to the transferee in exchange therefor or (b) such Note has been validly endorsed and assigned to the transferee and notice of such assignment and transfer has been given to the Trustee for recordation in the Register. The registered Holder for the time being of any Note shall be entitled to the principal moneys and interest evidenced by such Notes free from all equities or rights of set-off, counterclaim or compensation between the Issuers and the original or any intermediate Noteholder thereof and all Persons may act accordingly.

Section 2.08  Inspection of Registers. The Register maintained by the Issuers at the Corporate Trust Office of Trustee shall, at all reasonable times, be open for inspection by any Noteholders. Every Registered Holder of a Note, by receiving and holding such a Note, agrees with the Trustee that neither the Issuers, the Trustee, nor any of their respective agents, shall be held accountable by reason of the disclosure of such information as to the names and addressed of such Noteholders, regardless of the sources from which such information was derived.

Section 2.09  Title to Registered Notes. The Person in whose name the Notes shall be registered shall be deemed and regarded as the owner thereof for all purposes of this Indenture and payment of or on account of the principal of or interest on such Notes shall be made only to or upon the order in writing of such Registered Holder thereof.

Section 2.10  Mutilation, Loss, Theft or Destruction. In case any of the Notes issued hereunder shall become mutilated or be lost, stolen or destroyed, the Issuers shall, at the request of a Noteholder, issue, and thereupon the Trustee shall certify and deliver, a new Note upon surrender or cancellation of the mutilated Note, or in the case of a lost, stolen or destroyed Note, in lieu of and in substitution for the same, and the substituted Note shall be in a form approved by the Trustee and shall be entitled to the benefit of this Indenture identically with the Note replaced. In case of loss, theft or destruction, the applicant for a substituted Note shall furnish to the Issuers and to the Trustee such evidence of such loss, theft or destruction as shall be satisfactory to them in their discretion and shall also furnish an indemnity or note satisfactory to them in their discretion. The applicant shall pay all reasonable expenses incidental to the issuance of any substituted Note.

Section 2.11  Cancellation of Notes. Upon payment in full to any Noteholder, pursuant to the terms of the applicable Note, and the delivery by such Noteholder to the Trustee of the fully repaid Notes then held by such Noteholder, for cancellation, the Trustee shall cancel such Notes pursuant hereto. Notes may only be repaid in accordance with the terms of such Note, the Note shall specifically contemplate whether repayment may be made by way of prepayment, and will specify the terms, and conditions, of such prepayment.

ARTICLE 3 – PAYMENT MECHANICS

Section 3.01  Requirements of Payment. The Notes shall specifically provide for the requirements for payment, including repayment of principal and payment of interest and costs and expenses, and the Issuers agree, subject to all of the terms and conditions of this Indenture and the Notes, that payment shall be made in the manner, at the times, in the amounts, and otherwise, as provided in the Notes.

Section 3.02  Additional Provisions. The Issuers shall be required to honor the terms and conditions, and to make each and every of the payments, required by the terms of each Note, as issued, in favor of the Trustee for the benefit of Noteholders, and specifically shall be required to honor each and every of the conditions and provisions of this Indenture and the other Financing Documents, all of such conditions and provisions to be paid, performed and undertaken, in favor of the Trustee for the benefit of the Noteholders.

Section 3.03  Priority of Payments. (a)  All payments or collections received under the Notes on or before an Event of Default that are available pursuant to the Cash Management Agreement for payments on the Notes (after any amounts payable to the Trustee hereunder) with respect to any Payment Date, or any other unscheduled payments received under the Notes, this Indenture or the other Financing Documents that are so available, will be distributed in the following order of priority (the “Priority of Payments”):

(i)  First, to the payment of all accrued and unpaid interest on Note A at the Interest Rate provided in Note A;

(ii)  Second, to the payment of principal on Note A in an amount equal to Note A’s pro rata portion (based on the principal balance outstanding) of the principal portion of the amount that is due and payable on the Notes on such date;

(iii)  Third, to the payment of all accrued and unpaid interest on Note B at the Interest Rate provided in Note B; and

(iv)  Fourth, to the payment of principal on Note B in an amount equal to Note B’s pro rata portion (based on the principal balance outstanding) of the principal portion of the amount that is due and payable on the Notes on such date.

(b)  Any Prepayment Premium will be allocated between the Notes, pro rata, based on the respective amounts of principal then being prepaid on each Note.

(c)  On or after an Event of Default, any such payments, collections or prepayment shall be applied by Trustee for the benefit of the Noteholders to any amounts then due and owing in any manner in the discretion of the Servicer on behalf of Trustee.

ARTICLE 4 – SECURITY AND ASSET DEALING

Section 4.01  Charges and Security Interest. In consideration of the premises and the sum of One Dollar ($1.00) paid to it by the Trustee, the receipt and sufficiency of which is hereby acknowledged, and in pursuance of each and every power and authority enabling it to do so, and for the purposes of securing the due payment of the principal amount of the Notes and of the interest thereon (including interest on amounts in default) (the “Note Amount”), together with the payment of all other sums, if any, from time to time due hereunder to such Noteholders or to the Trustee, or their successors and assigns, and the payment of all other moneys, if any, for the time being and from time to time owing pursuant hereto, the Notes or the other Financing Documents and the performance by the Issuers of their obligations hereunder and thereunder, the Issuers agree to grant, in favor of the Trustee and its successors and assigns in the trust, as trustee and collateral agent for the benefit of such Noteholders, all of the Issuers’ right, title and interest in and to the Property, and the Issuers agree to grant a security interest in and to all such present and after acquired real or immovable and personal or movable property of every nature and kind used or to be used in the Property. The Issuers agree that the Security Trust Agreement and the Pledge are intended to carry out the intent of this provision, and to provide a valid and enforceable lien, charge, encumbrance and security interest in and to the Property, and no Notes shall be issued other than where a valid and perfected first priority security interest on the Property has been created by the Issuers in favor of the Trustee for the benefit of the Holders pursuant to the Security Trust Agreement and the Pledge.

Section 4.02  Holders of Security. The Property and security interests, hypothecations, mortgages, pledges and charges, cessions and transfers thereon and thereof and all rights hereby conferred on the Trustee, its successors and assigns under this Indenture, the Notes, the Pledge and the Security Trust Agreement shall be held for the benefit and security of the Holders of Notes as security for the payment of the principal of and interest on such Notes in the manner herein and therein provided and of all other sums from time to time due hereunder or under the other Financing Documents to such Holders or to the Trustee and for the purposes and subject to the conditions, provisions, covenants and stipulations herein contained, subject specifically to the segregation, allocation and priority herein provided. However, until the Trustee has determined or become bound to realize pursuant to the Security Trust Agreement and Pledge, the Issuers shall be suffered and permitted in the same manner and to the same extent as if these presents had not been executed, but subject to the express terms hereof, and of the Notes, the Pledge and the Security Trust Agreement to possess, dispose of, operate, and manage the Property, to control the conduct of their business and to take and use the rents, income, dividends, profits and issues of the Property, and claims and demand in judgment or otherwise, forming part of the Property, but subject, always, to the terms of this Indenture and of the Notes, the Pledge and the Security Trust Agreement.

Section 4.03  Further Assurances. The Issuers shall forthwith, and from time to time, execute and do all deeds, documents and things which, in accordance with an opinion of legal counsel to the Trustee, are reasonably necessary for giving the Trustee the lien and security interest upon the Property intended to be created by the Security Trust Agreement and the Pledge and for conferring upon the Trustee such power of sale (or the right to cause a sale), and other powers over the Property as are expressed by the Security Trust Agreement and the Pledge to be conferred.

Section 4.04  Power of Attorney. The Trustee hereby agrees to act as the holder of the power of attorney of the present and future Holders of all Notes to the extent necessary or desirable for the purposes of creating, maintaining or enforcing the Security Trust Agreement and the Pledge under applicable laws. Each Holder, by the acceptance of its Note, accepts and confirms, on its own behalf and on behalf of its successors and assigns, the appointment of the Trustee as the attorney of the present and future Holders for such purposes. The provisions of this Section shall be deemed to form part of and be included in any indenture supplemental hereto as well as in the Notes.

Section 4.05  Dealings with the Security Trust Agreement and the Pledge. The Trustee shall act as first beneficiary under the Security Trust Agreement and as pledgee under the Pledge, for and on behalf of the Holders of the Notes. The Trustee shall deal with, and shall exercise the rights, under the Security Trust Agreement and the Pledge, at the direction of the Noteholders.

Section 4.06  No Obligation to Advance Funds. The Trustee will not be required to pay premiums of insurance, taxes or charges for public utility services and late payments, or costs of repair or maintenance of the Property or legal fees or disbursements of counsel except to funds available and provided therefor by the Issuers as provided for in Section 10.02 hereof.

ARTICLE 5 – CANCELLATION AND DISCHARGE

Section 5.01  Cancellation and Destruction. All Notes shall, forthwith after payment as described in this Indenture and the relevant Note, and the Notes have been delivered to the Trustee, be cancelled by it. All Notes cancelled or required to be cancelled under this or any other provision of this Indenture shall be destroyed after the requisite period of retention by the Trustee, in accordance with the Trustee’s customary procedures, and, if required by the Issuers, the Trustee shall furnish to it a destruction certificate setting out the designating numbers of the Notes so destroyed.

Section 5.02  Non-Presentation of Notes. In case a Holder shall fail to present for payment any Note on the date due or on the date fixed for redemption thereof or on the maturity date of such Note, as the case may be, or shall not accept payment on account thereof and give such receipt therefor, if any, as the Trustee may require, the principal moneys and/or the interest payable, as the case may be, shall be set aside, either in the deposit department of the Trustee or in financial institution, in trust to be paid to the Holder of such Note upon due presentation or surrender thereof in accordance with the provisions of this Indenture; and thereupon the principal moneys and/or the interest payable on or represented by each Note in respect whereof such moneys have been set aside, shall be deemed to have been paid, and not to be outstanding for any purpose hereof, and the Holder thereof shall thereafter have no right in respect thereof except that of receiving payment of the moneys so set aside by the Trustee upon due presentation and surrender thereof.

Section 5.03  Unclaimed Moneys. Any moneys set aside under Section 5.02 and not claimed by and paid to Holders of Notes as provided in Section 5.02 within three (3) years (or by the expiry of such lesser period as would result in a claim therefor being statute barred under the laws of the State of New York) after the date of such setting aside shall be repaid to the Issuers by the Trustee on demand and thereupon the Trustee and Trustee shall be released from all further liability with respect to such moneys and thereafter the Holders of the Notes in respect of which such moneys were so repaid to the Issuers shall have no rights in respect thereof except to obtain payment of the moneys due thereon from the Issuers up to such time as the right to proceed against the Issuers for recovery of such moneys has become statute barred under the laws of the State of New York.

Section 5.04  Discharge. The Trustee shall, after satisfaction of the obligations hereunder and under the other Financing Documents, including specifically the payment in full of the indebtedness evidenced by the Notes and the performance of the other Obligations, at the request and expense of the Issuers take all actions reasonably necessary to release and discharge this Indenture and execute and deliver such instruments as it shall be advised by legal counsel are requisite for that purpose and to release the Issuers from their covenants herein contained (other than the provisions relating to the indemnification of the Trustee), upon proof being given to the reasonable satisfaction of the Trustee that the principal and the interest (including interest on amounts in default, if any) on all the Notes and all other moneys payable hereunder have been paid in accordance with the terms of this Indenture and that all the Notes having matured have been duly cancelled. Trustee shall, upon the written request and at the expense of Issuers (it being understood and agreed that such expenses shall be limited to reasonable out-of-pocket expenses incurred by Trustee, including, without limitation, applicable recording charges and taxes), cause the security interests created by the Security Trust Agreement and the Pledge to be terminated if the other terms and conditions of this Section 5.04 have been satisfied.

ARTICLE 6 – REPRESENTATIONS AND WARRANTIES

Section 6.01  Issuer Representations. Each Issuer represents and warrants (as to itself in each instance where the representation or warranty relates to Issuers or Issuer and as to its Individual Parcel where the representation or warranty relates to the Property or Individual Parcel) as of the Note Issuance Date that:

(a)  Organization. Each Issuer has been duly organized and is validly existing under the laws of Mexico with requisite power and authority to own its properties and to transact the businesses in which it is now engaged. Each Issuer is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations. Each Issuer possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged, and the sole business of each Issuer is the ownership, management and/or operation of the Property. The ownership interests of each Issuer are as set forth on the organizational chart attached hereto as Schedule 6.01A.

(b)  Proceedings. Each Issuer has taken all necessary action to authorize the execution, delivery and performance of this Indenture and the other Financing Documents to which it is a party. This Indenture and such other Financing Documents have been duly executed and delivered by or on behalf of Issuers and constitute legal, valid and binding obligations of Issuers enforceable against Issuers in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally.

(c)  No Conflicts. The execution, delivery and performance of this Indenture and the other Financing Documents by Issuers will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Financing Documents) upon any of the property or assets of any Issuer pursuant to the terms of its by-laws (estatutos sociales) or any indenture, mortgage, deed of trust, loan agreement, partnership agreement, management agreement or other agreement or instrument to which any Issuer is a party or by which any Issuer’s property or assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over any Issuer or any Issuer’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any such Governmental Authority required for the execution, delivery and performance by Issuers of this Indenture or any other Financing Documents has been obtained and is in full force and effect.

(d)  Litigation. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or, to any Issuer’s knowledge, threatened (i) in writing against any Issuer, Principal, Guarantor or the Property, which actions, suits or proceedings, if determined against such Issuer, Principal, Guarantor or the Property, are reasonably likely to have a Material Adverse Effect, or (ii) that are not adequately covered by insurance.

(e)  Agreements. Except as otherwise set forth on Schedule 6.01E, no Issuer is a party to any agreement or instrument or subject to any restriction which is reasonably likely to have a Material Adverse Effect. No Issuer is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which such Issuer or the Property is bound which is reasonably likely to have a Material Adverse Effect. No Issuer has any material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which such Issuer is a party or by which such Issuer or the Property is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Property as permitted pursuant to clause (t) of the definition of “Special Purpose Entity” set forth in Section 1.1 hereof and (b) obligations under the Financing Documents.

(f)  Title. Security Trustee is the record owner of the Property and each Issuer owns its Personal Property free and clear of all Liens whatsoever, except the Permitted Encumbrances. Issuers hold the Security Trust Second Beneficiary’s rights free and clear of all Liens whatsoever, except the Permitted Encumbrances. The Permitted Encumbrances in the aggregate do not have a Material Adverse Effect. The Security Trust Agreement and the Pledge, when properly registered in the public registries of the jurisdictions where the Land is located and of the domicile of each Issuer, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (a) a valid, perfected first priority lien in and to the Property, subject only to Permitted Encumbrances and (b) perfected security interests in and to, and perfected collateral assignments of, Issuers’ right, title and interest in and to all personally (including the Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances. To Issuers’ knowledge, there are no claims for payment for work, labor or materials affecting the Property which are or may become a Lien prior to, or of equal priority with, the Liens created by the Financing Documents.

(g)  Solvency. Issuers have (a) not entered into the transaction or executed or issued the Notes, this Indenture or any other Financing Documents with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under such Financing Documents. The fair saleable value of Issuers’ assets exceeds and will, immediately following the issuance of the Notes, exceed Issuers’ total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Issuers’ assets is and will, immediately following the issuance of the Notes, be greater than Issuers’ probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Issuers’ assets do not and, immediately following the issuance of the Notes will not, constitute unreasonably small capital to carry out their business as conducted or as proposed to be conducted. No Issuer intends to, and does not believe that it will, incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by such Issuer and the amounts to be payable on or in respect of obligations of such Issuer). No petition in bankruptcy has been filed against such Issuer or any Affiliate in the immediately preceding seven (7) years, and neither any Issuer nor any Affiliate has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors in the immediately preceding seven (7) years. Neither any Issuer nor any of its Affiliates are contemplating either the filing of a petition by it under any applicable bankruptcy or insolvency laws or the liquidation of all or a major portion of any Issuer’s assets or properties, and no Issuer has knowledge of any Person contemplating the filing of any such petition against it or such Affiliates.

(h)  Full and Accurate Disclosure. To each Issuer’s knowledge, no statement of fact made by Issuer in this Indenture or in any of the other Financing Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no material fact presently known to any Issuer which has not been disclosed to Initial Noteholder which has, or is reasonably likely to have, a Material Adverse Effect.

(i)  No Plan Assets. No Issuer or Principal is an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, and none of the assets of any Issuer constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101. In addition, (a) no Issuer or Principal is a “governmental plan” within the meaning of Section 3(32) of ERISA and (b) transactions by or with any Issuer are not subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Code currently in effect, which prohibit or otherwise restrict the transactions contemplated by this Indenture.

(j)  Compliance. Except as otherwise set forth in the Physical Conditions Report or environmental report or disclosed in writing to the Initial Purchaser, Issuers and the Property (including the use thereof) comply in all material respects with all Legal Requirements applicable to the operation and maintenance of the Property, including, without limitation, building and zoning ordinances and codes and Prescribed Laws. No Issuer is in material default or violation of any order, writ, injunction, decree or demand of any Governmental Authority. To each Issuer’s knowledge, there has not been committed by any Issuer or any other Person in occupancy of or involved with the operation or use of the Property any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Issuers’ obligations under any of the Financing Documents.

(k)  Financial Information. All financial data, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered to Initial Purchaser (i) are true, complete and correct in all material respects, (ii) accurately represent the financial condition of the Property as of the date of such reports, and (iii) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. Except for Permitted Encumbrances, Issuers do not have any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to any Issuer and reasonably likely to have a Material Adverse Effect, except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no material adverse change in the financial condition, operation or business of any Issuer from that set forth in said financial statements.

(l)  Condemnation. Except as otherwise disclosed in the Title Insurance Policy, no Condemnation or other proceeding has been commenced or, to each Issuer’s knowledge, is threatened or contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.

(m)  Federal Reserve Regulations. No part of the proceeds of the Notes will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Indenture or the other Financing Documents.

(n)  Utilities and Public Access. Except as set forth in the Title Insurance Policy or the survey of the Property provided to Initial Purchaser in connection with the issuance of the Notes, and subject to the Condominium Documents, the Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the Property for its intended uses. All public utilities necessary or convenient to the full use and enjoyment of the Property are located either in the public right-of-way abutting the Property (which are connected so as to serve the Property without passing over other property) or in recorded easements serving the Property and such easements are set forth in and insured by the Title Insurance Policy. All roads necessary for the use of the Property for its current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities.

(o)  Payment of Taxes. Issuers have paid all Taxes due and payable on or prior to the date hereof (other than Taxes being contested in accordance with the terms set forth in Section 7.01(b)), including all property taxes (predial) relating to the Property and asset taxes (imperesto al activo) relating to the Personal Property.

(p)  Separate Lots. The Property is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of the Property; provided, however, Lot AP-6A and Lot AP-6B have a single cadastral number for the payment of property taxes (impuesto predial) and Lots APG-l through APG-18 and AS-4 have a single cadastral number for the payment of property taxes (impuesto predial).

(q)  Assessments. Other than Condominium charges and assessments, and except as otherwise disclosed in Schedule 6.01Q or as set forth in the Title Insurance Policy, there are no pending or, to each Issuer’s knowledge, proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.

(r)  Enforceability. The Financing Documents are not subject to any right of rescission, set-off, counterclaim or defense by any Issuer, Principal or Guarantor, including the defense of usury, nor would the operation of any of the terms of the Financing Documents, or the exercise of any right thereunder, render the Financing Documents unenforceable (subject to principles of equity and bankruptcy, insolvency and other laws generally affecting creditors’ rights and the enforcement of debtors’ obligations), and neither any Issuer, Principal nor Guarantor have asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

(s)  No Prior Assignment. There are no prior assignments of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding.

(t)  Insurance. Issuers have obtained and have delivered to Trustee certified copies of all Policies (or certificates and other evidence reasonably satisfactory to Trustee evidencing the existence of the same) reflecting the insurance coverages, amounts and other requirements set forth in this Indenture. Except as set forth in Schedule 6.01T, no outstanding claims have been made under any property insurance Policies and no Issuer has done, by act or omission, anything which would materially impair the coverage of any Policies.

(u)  Use of Property. The Property is used exclusively as a hotel and golf course and other appurtenant and related uses.

(v)  Certificate of Occupancy; Licenses. All certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits and any applicable liquor license required under applicable law for the legal use, occupancy and operation of the Property as a hotel (collectively, the “Licenses”), have been obtained and are in full force and effect, except where the failure to obtain such Licenses does not have, and is not reasonably expected to have, a Material

Adverse Effect. Issuers shall keep and maintain all Licenses necessary for the operation of the Property as a hotel, except where the failure to keep and maintain such Licenses does not have, and is not reasonably expected to have, a Material Adverse Effect. The use being made of the Property is in conformity with the certificate of occupancy issued for the Property.

(w)  Intentionally Omitted.

(x)  Physical Condition. To Issuers’ knowledge, and except as set forth in the Physical Conditions Report, the Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects. To Issuers’ knowledge, and except as set forth in the Physical Conditions Report, there exists no structural or other material defects or damages in the Property, whether latent or otherwise, and no Issuer has received notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

(y)  Boundaries. To Issuers’ knowledge, except as set forth on the Survey, the Title Insurance Policy or the Physical Condition Report, all of the improvements which were included in determining the appraised value of the Property lie wholly within the boundaries and building restriction lines of the Property, and no improvements on adjoining properties encroach upon the Property, and no easements or other encumbrances upon the Property encroach upon any of the improvements, so as to affect the value or marketability of the Property except (i) those which are insured against by the Title Insurance Policy or are Permitted Encumbrances and (ii) a portion of a staircase giving access from the hotel Individual Parcel to the beach is located within the boundaries of the Federal Maritime Zone under concession by the Federal Government of Mexico.

(z)  Leases. The Property is not subject to any Leases other than the Leases described in Schedule 6.01Z attached hereto and made a part hereof. Issuers are the owner and lessor of landlord’s interest in the Leases. No Person has any possessory interest in the Property or right to occupy the same except under and pursuant to the provisions of the Leases. The current Leases are in full force and effect and, to Issuers’ knowledge, there are no defaults thereunder by either party and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder. No Rent has been paid more than one (1) month in advance of its due date. All work to be performed prior to the date hereof by Issuers under each Lease has been performed as required and has been accepted by the applicable tenant, and any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Issuers to any tenant has already been received by such tenant. There has been no prior sale, transfer or assignment, hypothecation or pledge of any

Lease or of the Rents received therein which is still in effect. To Issuers’ knowledge, no tenant has assigned its Lease or sublet all or any portion of the premises demised and no such tenant holds its leased premises under assignment or sublease. To Issuers’ knowledge, no tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part. No tenant under any Lease has any right or option to lease additional space in the Improvements.

(aa)  Survey. To Issuers’ knowledge, the Survey for the Property delivered in connection with this Indenture does not fail to reflect any material matter affecting the Property or the title thereto.

(bb)  Principal Place of Business; State of Organization. Each Issuer’s principal place of business as of the date hereof is the address set forth in the introductory paragraph of this Indenture. Each Issuer is organized under the laws of Mexico.

(cc)  Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes, value added taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the transfer of the Property to Issuers have been paid. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Financing Documents, including, without limitation, the Security Trust Agreement and the Pledge, have been paid, and, under current Legal Requirements, the Security Trust Agreement and the Pledge are enforceable against the settlers or pledgors, as the case may be, in accordance with their respective terms, subject to principles of equity, public policy and bankruptcy, insolvency and other laws generally applicable to creditors’ rights and the enforcement of debtors’ obligations.

(dd)  Special Purpose Entity/Separateness. (i)  Until the Debt has been paid in full, each Issuer hereby represents, warrants and covenants that (A) such Issuer is, shall be and shall continue to be a Special Purpose Entity, provided that the requirements set forth in the definition of the term “Special Purpose Entity” will not apply to such Issuer’s relationship with the other Issuers, and (B) Principal is, shall be and shall continue to be a Special Purpose Entity.

(ii)  The representations, warranties and covenants set forth in Section 6.01(dd)(i) shall survive for so long as any amount remains payable to Trustee for the benefit of Noteholders under this Indenture or any other Financing Document.

(iii)  All of the assumptions made in the Insolvency Opinion, including, but not limited to, any exhibits attached thereto, are true and correct in all respects and any assumptions made in any subsequent non-consolidation opinion required to be delivered in connection with the Financing Documents (an “Additional Insolvency Opinion”), including, but not limited to, any exhibits attached thereto, will have been and shall be true and correct in all respects. Each Issuer has complied and will comply with, and

Principal has complied and Issuers will cause Principal to comply with, all of the assumptions made with respect to each Issuer and Principal in the Insolvency Opinion. Each Issuer will have complied and will comply, or cause Principal to comply, with all of the assumptions made with respect to such Issuer and Principal in any Additional Insolvency Opinion. Each entity other than an Issuer or Principal with respect to which an assumption shall be made in any Additional Insolvency Opinion will have complied and will comply with all of the assumptions made with respect to it in any Additional Insolvency Opinion.

(ee)  Management Agreement. As of the date hereof, the Management Agreement is in full force and effect and, to Issuers’ knowledge, there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default by Issuers thereunder that would have a Material Adverse Effect.

(ff)  Golf Management Agreement. As of the date hereof, the Golf Management Agreement is in full force and effect and, to Issuers’ knowledge, there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default by Issuers thereunder that would have a Material Adverse Effect.

(gg)  Spa Management Agreement. As of the date hereof, the Spa Management Agreement is in full force and effect and, to Issuers’ knowledge, there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default by Issuers thereunder that would have a Material Adverse Effect.

(hh)  Illegal Activity. No portion of the Property has been or will be purchased with proceeds of any illegal activity.

(ii)  No Change in Facts or Circumstances; Disclosure. To the best of Issuers’ knowledge, all information submitted by any Issuer to Initial Purchaser and in all financial statements, rent rolls, reports, certificates and other documents submitted in connection with the issuance of the Notes or in satisfaction of the terms thereof and all statements of fact made by any Issuer in this Indenture or in any other Financing Document, are accurate, complete and correct in all material respects. To the best of Issuers’ knowledge, there has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise has, or may reasonably be expected to have, a Material Adverse Effect. Issuers have disclosed to Trustee all material facts and have not failed to disclose any material fact that could cause any Provided Information or representation or warranty made herein to be materially misleading.

(jj)  Investment Company Act. No Issuer is (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940; as amended; (b) a “holding company” or a

“subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

(kk)  Embargoed Person. At all times throughout the term of the Notes, including after giving effect to any Transfers permitted pursuant to the Financing Documents, (a) none of the funds or other assets of any Issuer, Principal or Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any person, entity or government subject to trade restrictions under U.S. law, including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in any Issuer, Principal or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the issuance of the Notes by Issuers or the purchase of the Notes by Initial Purchaser or Initial Noteholder is in violation of law (“Embargoed Person”); (b) no Embargoed Person has any interest of any nature whatsoever in any Issuer, Principal or Guarantor, as applicable, with the result that the investment in any Issuer, Principal or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the issuance of the Notes by Issuers or the purchase of the Notes by Initial Purchaser or Initial Noteholder is in violation of law; and (c) none of the funds of any Issuer, Principal or Guarantor have been derived from any unlawful activity by any Issuer, Principal or Guarantor with the result that the investment in any Issuer, Principal or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the issuance of the Notes by Issuers or the purchase of the Notes by Initial Purchaser or Initial Noteholder is in violation of law.

(ll)  Cash Management Account. (i)  This Indenture, together with the other Financing Documents, creates a valid and continuing lien and security interest (under Mexican law or as such terms are defined under the Uniform Commercial Code of the State, as applicable) in the Lockbox Accounts and the Cash Management Account in favor of Trustee, for the benefit of Holders, which lien and security interest are prior to all other Liens, other than Permitted Encumbrances, and are enforceable as such against creditors of and purchasers from Issuers. Other than in connection with the Financing Documents and except for Permitted Encumbrances, Issuers have not sold or otherwise conveyed the Lockbox Accounts and Cash Management Account;

(ii)  The Cash Management Account constitutes a “deposit account” within the meaning of the Uniform Commercial Code of the State.

(iii)  Pursuant and subject to the terms hereof, each Lockbox Bank has agreed to comply with all instructions originated by Trustee, without further consent by any Issuer, directing disposition of the applicable Lockbox Account and all sums at any time held, deposited or invested therein, together with any interest or other earnings thereon, and all proceeds thereof (including proceeds of sales and other dispositions), whether accounts, general intangibles, chattel paper, deposit accounts, instruments, documents or securities; and

(iv)  The Lockbox Accounts and Cash Management Account are not in the name of any Person other than Issuers, as pledgor, or Trustee, for the benefit of Noteholders, as pledgee.

(mm)  SPE Prior Act Representations. Except as set forth on Schedule 6.01MM and subject to the limitation that the requirements set forth below in this Section 6.01(mm) are not applicable to an Issuer’s relationship with the other Issuers, each Issuer hereby represents and warrants to Trustee for the benefit of Noteholders that since its formation or the formation of the applicable Principal, as applicable:

(i)  neither such Issuer nor any Principal has owned any material asset or property other than (A) its Individual Parcel, and (B) incidental personal property necessary for the ownership or operation of the Property or its Individual Parcel other than the Parcel in the Condominium designated as AP-9A which parcel was previously owned by the Hotel Issuer and, provided further that, Issuers represent and warrant that such parcel was (a) vacant at the time owned by Hotel Issuer, (b) there are no continuing obligations or liability with respect to such parcel, and (c) there are no known environmental conditions existing with respect to such parcel in violation of applicable law;

(ii)  neither such Issuer nor any Principal has engaged in any business other than the ownership, management and operation of the Property or its Individual Parcel and Issuer has conducted and operated its business as presently conducted and operated;

(iii)  neither such Issuer nor any Principal has entered into any contract or agreement with any of its Affiliates, constituents, or owners, or any guarantors of any of its obligations or any Affiliate of any of the foregoing (individually, a “Related Party”) except upon terms and conditions that are commercially reasonable and substantially similar to those available in an arm’s-length transaction with an unrelated party and in connection with this Indenture;

(iv)  neither such Issuer nor any Principal has incurred any Indebtedness other than (A) subject to clause (xxiv) below, acquisition financing with respect to the Property; construction financing with respect to the Improvements and certain off-site improvements required by municipal and other authorities as conditions to the construction of the Improvements; and first mortgage financings secured by the Property (or financing secured by security trusts holding title to the Property); and Indebtedness pursuant to letters of credit, guaranties, interest rate protection agreements and other similar instruments executed and delivered in connection with such financings, (B) unsecured trade payables and operational debt not evidenced by a note, and (C) Indebtedness incurred in the financing of equipment and other personal property used on the Property;

(v)  neither such Issuer nor any Principal has made any loans to any Person or held evidence of indebtedness issued by any other Person or entity (other than cash and investment-grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity);

(vi)  each of such Issuer and each Principal has remained solvent and has paid its debts and liabilities from its own assets and generally as the same have became due;

(vii)  each of such Issuer and each Principal has allocated fairly and reasonably any overhead expenses that have been shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate or Related Party;

(viii)  each of such Issuer and each Principal has done or caused to be done all things necessary to observe all its organizational formalities and to preserve its existence or has promptly taken curative action with respect thereto;

(ix)  (A) each of such Issuer and each Principal has maintained all of its accounts (including bank accounts), books and records separate from those of any other Person; (B) each of such Issuer and each Principal has maintained separate financial statements and its assets have not been listed as assets on the financial statement of any other Person except as required by GAAP and Financial Accounting Standards Board Interpretation No. 46R; provided, however, that any such consolidated financial statement shall contain a note indicating that its separate assets and liabilities are neither available to pay the debts of the consolidated entity nor constitute obligations of the consolidated entity; (C) each of such Issuer and each Principal has filed its own tax returns and has not filed a consolidated federal income tax return with any other Person, except to the extent that Issuer was required to file consolidated tax returns by law; and (D) each of such Issuer and each Principal has maintained its books, records, resolutions and agreements as official records;

(x)  (A) other than in connection with the operation and management of the Property or, in the case of such Issuer, pursuant to its use of the name “One and Only Palmilla,” each of such Issuer and each Principal has been, and at all times has held itself out and identified itself as a separate and distinct entity and has conducted business under its own name or in a name franchised or licensed to it by an entity other than an Affiliate of such Issuer or another Issuer and not as a division or part of any other Person, except for services rendered under a business management services agreement with an Affiliate that complies with the terms contained in subsection (iii) above, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of such Issuer; (B) has not identified itself or any of its Affiliates as a division or part of the other; and (C) other than in connection with the operation and management of the Property or, in the case of such Issuer, pursuant to its use of the name “One and Only Palmilla,” has used separate stationery, invoices and checks bearing its own name and not the name of any Affiliate;

(xi)  other than in connection with the operation and management of the Property or, in the case of such Issuer, pursuant to its use of the name “One and Only Palmilla,” each of such Issuer and each Principal has corrected any known misunderstanding regarding its status as a separate entity;

(xii)  each of such Issuer and each Principal has maintained adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(xiii)  neither such Issuer nor any Principal has, nor have any of its constituent parties, sought or effected the liquidation, dissolution, winding up, liquidation, consolidation or merger, in whole or in part of any Issuer;

(xiv)  other than in connection with (A) in the case of such Issuer, acquisition financing with respect to the Property, (B) in the case of such Issuer, construction financing with respect to the Improvements and certain off-site improvements required by municipal and other authorities as conditions to the construction of the Improvements, (C) in the case of such Issuer, first mortgage financings secured by the Property (or financing secured by security trusts holding title to the Property), (D) Indebtedness pursuant to letters of credit, guaranties, interest rate protection agreements and other similar instruments executed and delivered in connection with such financings described in clauses (A), (B) and (C), and (E) in the case of such Issuer, the Permitted Equipment Financing, neither such Issuer nor any Principal has commingled its funds or other assets with those of any Affiliate or constituent party or any other Person, and each of such Issuer and each Principal has held all of its assets in its own name;

(xv)  each of such Issuer and each Principal has maintained its assets in such a manner that it would not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or constituent party or any other Person;

(xvi)  neither such Issuer nor any Principal has guaranteed or become obligated for the debts of any other Person, except for the debts of the other Issuers or Issuers, as applicable, pursuant to (A) acquisition financing with respect to the Property, (B) construction financing with respect to the Improvements and certain off-site improvements required by municipal and other authorities as conditions to the construction of the Improvements, (C) first mortgage financings secured by the Property (or financing secured by security trusts holding title to the Property), (D) Indebtedness pursuant to letters of credit, guaranties, interest rate protection agreements and other similar instruments executed and delivered in connection with such financings described in clauses (A), (B) and (C), and (E) in the case of such Issuer, the Permitted Equipment Financing, neither such Issuer nor any Principal has held itself out to be responsible for or to have its credit available to satisfy the debts or obligations of any other Person;

(xvii)  each of such Issuer and each Principal is presently conducting its businesses so that the assumptions made with respect to such Issuer or Principal, as applicable, in the Insolvency Opinion are currently true and correct in all material respects;

(xviii)  neither such Issuer nor any Principal has permitted any Affiliate or constituent party independent access to its bank accounts;

(xix)  each of such Issuer and each Principal has paid the salaries of each of its own employees (if any) from its own funds and has maintained a sufficient number of employees (if any) in light of its contemplated business operations;

(xx)  each of such Issuer and each Principal has compensated each of its consultants and agents from its own funds for services provided to it and pay from its own assets all obligations of any kind incurred;

(xxi)  neither such Issuer nor any Principal has acquired any obligations or securities of any of its Affiliates;

(xxii)  such Issuer has not acquired or held any equity interest or subsidiary interest in any entity and, other than Issuers, no Principal has acquired or held any equity interest or subsidiary interest in any entity except that Beach Issuers briefly owned a subsidiary known as CP Baja, S.A. de C.V. but such subsidiary engaged in no activities and has been liquidated;

(xxiii)  neither such Issuer nor any Principal has pledged its assets for to secure the obligations of any other Person other than with respect to loans or other indebtedness secured by the Property and no such pledge remains outstanding except in connection with the issuance of the Notes;

(xxiv)  neither such Issuer nor any Principal has incurred any Indebtedness that is still outstanding other than, in the case of an Issuer, the Permitted Equipment Financing, and indebtedness that is evidenced by the Financing Documents or permitted under the Financing Documents;

(xxv)  such Issuer is and always has been duly formed and validly existing under the laws of Mexico, each Principal is and always has been duly formed and validly existing under the laws of the State of Delaware and each of such Issuer and each Principal is and has always been duly qualified to do business and in good standing in all other jurisdictions where it is required to be or to have been qualified to do business;

(xxvi)  neither such Issuer nor any Principal has any judgments or liens of any nature against it except for tax liens not yet due or delinquent;

(xxvii)  each of such Issuer and each Principal is in material compliance with all laws, regulations, and orders applicable to it and has received all permits necessary for it to operate;

(xxviii)  neither such Issuer nor any Principal is involved in any material dispute with any taxing authority;

(xxix)  subject to clause (xxviii), each of such Issuer and each Principal has paid all taxes which it owes;

(xxx)  neither such Issuer nor any Principal is now, nor has ever been, party to any lawsuit, arbitration, summons, or legal proceeding, which has not been settled,

dismissed or otherwise proceeded to conclusion and none of which has had or can be reasonably expected to have a Material Adverse Effect;

(xxxi)  each of such Issuer and each Principal has materially complied with the separateness covenants referred to in the Insolvency Opinion; and

(xxxii)  neither such Issuer nor any Principal has any material contingent or actual obligations not related to the Property.

(nn)  Condominium Documents. To Issuer’s knowledge, after inquiry, the Condominium Documents comply with all applicable local, state and federal laws, rules and regulations which affect the establishment and maintenance of condominiums in the State relating to condominiums (collectively, the “Condominium Laws”). To Issuer’s knowledge, after inquiry, the Condominium Documents are in full force and effect and there are no defaults thereunder by any party. Each Issuer has paid all common expenses, assessments, maintenance fees and other charges due in connection with the Condominium in accordance with the Condominium Documents. To Issuer’s knowledge, after inquiry, the Condominium Documents have not been amended, modified or supplemented by any document that is not of public record and there is no agreement, document or instrument to which the Condominium is a party that affects the Condominium or any obligations of Issuers with respect to the Condominium or the Property that is not of public record.

Section 6.02  Survival of Representations. Each Issuer agrees that all of the representations and warranties of Issuers set forth in Section 6.01 and elsewhere in this Indenture and in the other Financing Documents shall survive for so long as any amount remains outstanding under the Notes. All representations, warranties, covenants and agreements made in this Indenture or in the other Financing Documents by any Issuer shall be deemed to have been relied upon by Initial Purchaser, Initial Noteholder and Trustee notwithstanding any investigation heretofore or hereafter made by Initial Purchaser, Initial Noteholder or Trustee or on its behalf.

ARTICLE 7 – ISSUER COVENANTS

Section 7.01  Affirmative Covenants. From the date hereof and until payment and performance in full of all obligations under the Financing Documents or the earlier reconveyance of title to the Property held by Security Trust Trustee pursuant to the Security Trust Agreement to Issuers or release and discharge of the security interests created by the Security Trust Agreement and the Pledge (and all related obligations) in accordance with the terms of this Indenture and the other Financing Documents, Issuers hereby covenant and agree with Trustee, for the benefit of Noteholders, as set forth in this Section 7.01. All such covenants and agreements shall be enforced, and all associated rights shall be exercised, by the Servicer on behalf of the Trustee for the benefit of the Noteholders, and all related documents to be delivered to the Trustee, amounts to be deposited with the Trustee and all accounts to be maintained by the Trustee shall be so delivered, deposited and maintained in accordance with the Cash Management

Agreement or otherwise by the Servicer on behalf of the Trustee for the benefit of the Noteholders.

(a)  Existence; Compliance with Legal Requirements. To the extent necessary to avoid a material adverse change in the financial condition or business condition of any Issuer, Issuers shall do or cause to be done with the reasonable promptness all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply with all material Legal Requirements applicable to Issuers and the Property, including, without limitation, Prescribed Laws. There shall never be committed by any Issuer and Issuers shall use commercially reasonable efforts not to permit any other Person in occupancy of or involved with the operation or use of the Property to commit any act or omission affording the sovereign or federal government or any state or local government the right of forfeiture against the Property or any part thereof or any monies paid in performance of Issuers’ obligations under any of the Financing Documents. Issuers shall at all times maintain, preserve and protect in all material respects all franchises and trade names and preserve all the remainder of their property used or useful in the conduct of its business and shall keep the Property in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided herein, in the Security Trust Agreement and the Pledge. After prior notice to Trustee, Issuers, at their own expense, may contest by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Issuers or the Property or any alleged violation of any Legal Requirement, provided that (i) no Event of Default has occurred and remains uncured; (ii) intentionally omitted; (iii) such proceeding shall not result in a default under any material agreement to which any Issuer is subject and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iv) neither the Property nor any part thereof or interest therein will be in imminent danger of being sold, forfeited, terminated, cancelled or lost; (v) Issuers shall promptly upon final determination thereof comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement; (vi) such proceeding shall suspend the enforcement of the contested Legal Requirement against Issuers and the Property; and (vii) Issuers shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Trustee, to insure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith. Trustee may apply any such security, as necessary to cause compliance with such Legal Requirement at any time when, in the reasonable judgment of Trustee, the validity, applicability or violation of such Legal Requirement is finally established or the Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost.

(b)  Taxes and Other Charges. Issuers shall pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property or any part thereof as the same become due and payable; provided, however, Issuers’ obligation to directly pay Taxes shall be suspended for so long as Issuers comply with the terms and provisions of Section 2.4 of the Note or contests such Taxes and Other Charges pursuant to this Section 7.01(b). Issuers shall furnish to Trustee no later than ten (10) days prior to the date the same shall become delinquent receipts for the payment of the Taxes and the Other Charges; provided, however, Issuers are not required to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by Trustee pursuant to Section 10.02 hereof. Issuers shall not suffer and shall promptly cause to be paid and discharged any Lien or charge whatsoever which may be or become a Lien or charge against the Property, and shall promptly pay for all utility services provided to the Property. After prior notice to Trustee, Issuers, at their own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (a) no Default or Event of Default has occurred and remains uncured; (b) intentionally omitted; (c) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Issuers are subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (d) neither the Property nor any part thereof or interest therein will be in imminent danger of being sold, forfeited, terminated, cancelled or lost; (e) Issuers shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (f) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the applicable Individual Parcel; and (g) Issuers shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Trustee, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon. Trustee may pay over any such cash deposit or part thereof held by or on behalf of Trustee to the claimant entitled thereto at any time when, in the judgment of Trustee, the entitlement of such claimant is established or the applicable Individual Parcel (or part thereof or interest therein) shall be in imminent danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the rights of Trustee under the Security Trust Agreement and/or the Pledge being primed by or being subject to any related Lien.

(c)  Litigation. Issuers shall give prompt notice to Trustee of any litigation or governmental proceedings pending or threatened in writing against any Issuer, Principal and Guarantor which might reasonably be expected to have a Material Adverse Effect.

(d)  Access to Property. Issuers shall permit agents, representatives and employees of Trustee to inspect the Property or any part thereof at reasonable hours upon reasonable advance notice, provided such inspections do not materially interfere with the use and operation of the Property.

(e)  Notice of Default. Issuers shall promptly advise Trustee of any material adverse change in any Issuer’s, Principal’s or Guarantor’s condition, financial or otherwise, or of the occurrence of any Event of Default of which any Issuer has knowledge.

(f)  Cooperate in Legal Proceedings. Issuers shall reasonably cooperate with Trustee with respect to any proceedings before any court, board or other Governmental Authority which may in any way materially and adversely affect the rights of Trustee hereunder or any rights obtained by Trustee under any of the other Financing Documents and, in connection therewith, permit Trustee, at its election, to participate in any such proceedings.

(g)  Perform Financing Documents. Issuers shall pay when due all costs, fees and expenses to the extent required under the Financing Documents executed and delivered by, or applicable to, Issuers.

(h)  Award and Insurance Benefits. Issuers shall cooperate with Trustee in obtaining for Trustee the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with the Property to the extent Trustee is entitled to same under the terms of this Indenture, the Security Trust Agreement or the Pledge, and Trustee shall be reimbursed for any expenses incurred in connection therewith (including attorneys’ fees and disbursements, and the payment by Issuers of the expense of an appraisal on behalf of Trustee in case of Casualty or Condemnation affecting the Property or any part thereof) out of such Insurance Proceeds.

(i)  Further Assurances. Issuers shall, at Issuers’ sole cost and expense:

(i)  furnish to Trustee all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Issuers pursuant to the terms of the Financing Documents or which are reasonably requested by Trustee in connection therewith;

(ii)  execute and deliver to Trustee such documents, instruments, certificates, assignments and other writings, and do such other acts reasonably necessary, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of Issuers under the Financing Documents, as Trustee may reasonably require;

(iii)  do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Indenture and the other Financing Documents, as Trustee shall reasonably require from time to time; and

(iv)  pay all taxes, filing, registration or recording fees, and all expenses incident to the preparation, execution, acknowledgment and/or recording of the Security Trust Agreement, the Pledge, the other Financing Documents, any mortgage supplemental thereto, any security instrument with respect to the Property and any instrument of further assurance, and any modification or amendment of any of the foregoing documents, and all federal, state, county and municipal taxes, duties, imposts, assessments and charges arising out of or in connection with the execution and delivery of the Security Trust Agreement, the Pledge, any mortgage supplemental thereto, any security instrument with respect to the Property or any instrument of further assurance, and any amendment or other modification of any of the foregoing documents, except where prohibited by law so to do.

(j)  Maintenance of Property. (i)  Issuers shall cause the Property to be maintained in a good and safe condition and repair. The Improvements and the Personal Property shall not be removed, demolished or materially altered (except for replacement of the Personal Property in the ordinary course of business) without the prior consent of Trustee.

(ii)  Issuers shall not commit or suffer any waste of the Property or make any change in the use of the Property which will in any way materially increase the risk of fire or other hazard arising out of the operation of the Property, or take any action that might invalidate or allow the cancellation of any Policy, or do or permit to be done thereon anything that may in any way materially impair the value of the Property or the security of the Security Instrument or the Pledge. Issuers will not, without the prior written consent of Trustee, permit any drilling or exploration for or extraction, removal, or production of any minerals from the surface or the subsurface of the Land, regardless of the depth thereof or the method of mining or extraction thereof.

(iii)  Issuers will promptly pay when due all bills and costs for labor, materials, and specifically fabricated materials incurred in connection with the Property and never permit to exist beyond the due date thereof in respect of the Property or any part thereof any lien or security interest, even though inferior to the liens and the security interests hereof, and in any event never permit to be created or exist in respect of the Property or any part thereof any other or additional lien or security interest other than the liens or security interests hereof except for the Permitted Encumbrances. After prior notice to Trustee, Issuers, at their own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application such liens or security interests, provided that (a) no Default or Event of Default has occurred and remains uncured; (b) intentionally omitted; (c) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Issuers are subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (d) neither the Property nor any part thereof or interest therein will be in imminent danger of being sold, forfeited, terminated, cancelled or lost; (e) Issuers shall promptly upon final determination thereof pay the amount of any such liens or security interests, together with all costs, interest and penalties which may be payable in connection therewith; (f) such proceeding shall suspend the collection of such contested liens or security interests from the applicable Individual Parcel; and (g) Issuers shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Trustee, to insure the payment of any such liens or security interests, together with all interest and penalties thereon. Trustee may pay over any such cash deposit or part thereof held by or on behalf of Trustee to the claimant entitled thereto at any time when, in the judgment of Trustee, the entitlement of such claimant is established or the applicable Individual Parcel (or part thereof or interest therein) shall be in imminent danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the rights of Trustee under the Security Trust Agreement and/or the Pledge being primed by or being subject to any related Lien.

(k)  Financial Reporting. (i)  Issuers will keep and maintain or will cause to be kept and maintained on a Fiscal Year basis, in accordance with GAAP (or such other accounting basis reasonably acceptable to Trustee), proper and accurate books, records and accounts reflecting all of the financial affairs of each Issuer and all items of income and expense in connection with the operation of the Property. Trustee shall have the right from time to time at all reasonable times during normal business hours upon reasonable prior notice to examine such books, records and accounts at the office of any Issuer or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Trustee may reasonably require. After the occurrence and during the continuance of an Event of Default, Issuers shall pay any costs and expenses incurred by Trustee to examine Issuers’ accounting records with respect to the Property, as Trustee shall determine to be necessary or appropriate in the protection of Trustee’s interest.

(ii)  Issuers will furnish, or cause to be furnished, to Trustee annually, within one hundred twenty (120) days following the end of each Fiscal Year of Issuers, (A) a complete copy of each Issuer’s individual annual financial statements prepared in Pesos and audited by a “Big Four” accounting firm or other independent certified public accountant acceptable to Trustee in accordance with GAAP (or such other accounting basis acceptable to Trustee) covering such Issuer’s Individual Parcel for such Fiscal Year and containing statements of profit and loss for such Issuer and its Individual Parcel and a balance sheet for such Issuer and (B) a completed copy of a consolidated annual financial statements prepared in Dollars for the Principals and Palmilla JV LLC audited by a “Big Four” accounting firm or other independent certified public accountant acceptable to Trustee in accordance with GAAP (or such other accounting basis acceptable to Trustee) covering the Property for such Fiscal Year and containing consolidated statements of profit and loss for Issuers and the Property and a consolidated balance sheet for Issuers. Such statements shall set forth the financial condition and the results of operations for an Individual Parcel (in case of financial statements furnished pursuant to clause (A) above) or the Property (in case of financial statements furnished pursuant to clause (B) above) for such Fiscal Year, and shall include, but not be limited to, amounts representing annual Net Cash Flow, Net Operating Income, Gross Income from Operations and Operating Expenses. The consolidated annual financial statements shall be accompanied by (i) a comparison of the budgeted income and expenses and the actual income and expenses for the prior Fiscal Year, (ii) a list of tenants, if any, occupying more than twenty percent (20%) of the total floor area of the Improvements as of the last day of the Fiscal Year, (iii) if there are Leases in the aggregate affecting more than twenty percent (20%) of the total floor area of the Improvements, a breakdown showing the year in which each Lease then in effect expires and the percentage of total rentable area of the Improvements and the base rent with respect to which Leases shall expire in each such year, (iv) a schedule audited by such independent certified public accountant reconciling Net Operating Income to Net Cash Flow (the “Net Cash Flow Schedule”), which shall itemize all adjustments made to Net Operating Income to arrive at Net Cash Flow deemed material by such independent certified public accountant, (v) occupancy reports, room rate reports, RevPAR calculations, STR reports (or other market competition reports) for the Property, and (vi) an Officer’s Certificate certifying that, to such officer’s knowledge, each annual financial statement presents fairly the financial condition and the results of operations of Issuers and the Property being reported upon and that such financial statements have been prepared in accordance with GAAP or such other accounting basis as Trustee shall reasonably accept and as of the date thereof whether, to such officer’s knowledge, there exists an event or circumstance which constitutes a Default or Event of Default under the Financing Documents executed and delivered by, or applicable to, Issuers, and if such Default or Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same.

(iii)  Issuers will furnish, or cause to be furnished, to Trustee on or before forty-five (45) days after the end of each calendar month the following items, accompanied by an Officer’s Certificate stating that, to such officer’s knowledge such items are true, correct, accurate, and complete in all material respects and fairly present the financial condition and results of the operations of Issuers and the Property as of such date (subject to normal year-end adjustments): (i) an occupancy report for the subject month, including an average daily rate during such month; (ii) monthly and year-to-date operating statements (including Capital Expenditures) prepared for each calendar month, noting Net Operating Income, Gross Income from Operations, and Operating Expenses (not including any contributions to the Replacement Reserve Fund), and, upon Trustee’s request, other information necessary and sufficient to fairly represent the financial position and results of operation of the Property during such calendar month, and containing a comparison of budgeted income and expenses and the actual income and expenses, all in form satisfactory to Trustee; (iii) a reconciliation of the monthly statement as prepared on an accrual basis with a monthly statement prepared on a cash basis; and (iv) a Net Cash Flow Schedule.

(iv)  For the partial year period commencing on the date hereof, and for each Fiscal Year thereafter, Issuers shall submit to Trustee an Annual Budget not later than forty-five (45) days prior to the commencement of such period or Fiscal Year in form reasonably satisfactory to Trustee. At all times during the term of the Notes when there is a Cash Trap Event in effect, the Annual Budget so submitted to Trustee (and the applicable expenses budgeted or projected to be incurred during the period when a Cash Trap Event is in effect) shall be subject to the approval of Servicer on behalf of Trustee, which shall not be unreasonably withheld or delayed (each such Annual Budget, an “Approved Annual Budget”). Notwithstanding anything to the contrary contained herein, the approval by Servicer on behalf of Trustee of any Annual Budget shall not be required if such Annual Budget submitted by Issuers provide for projected Net Cash Flow which is in excess of an amount determined by subtracting the Capital Expenditures for the preceding Fiscal Year from $8.0 million (with respect to an Annual Budget for Fiscal Year 2008) or $9.0 million (with respect to an Annual Budget for Fiscal Year 2009), as applicable, and provides for expenses that are comparable to the expenses for the preceding year (with increases for fixed costs) and with such other changes as are reasonably consistent with income growth, marketing conditions and other variable items that fluctuate with occupancy levels. Servicer on behalf of Trustee shall use good faith efforts to respond within five (5) Business Days after Trustee’s receipt of Issuers’ proposed Annual Budget. If Servicer on behalf of Trustee fails to respond to such request within five (5) Business Days, and Issuers send a second request for approval of such Annual Budget containing a legend clearly marked in not less than fourteen (14) point bold face type, underlined, in all capital letters “REQUEST DEEMED APPROVED IF NO RESPONSE WITHIN 5 BUSINESS DAYS”, the approval of Servicer on behalf of Trustee shall be deemed given if no objection is made by Servicer within five (5) Business Days after receipt thereof. In the event that Servicer objects to a proposed Annual Budget submitted by Issuers which requires the approval of Servicer on behalf of Trustee hereunder, Servicer on behalf of Trustee shall advise Issuers of such objections within five (5) Business Days after receipt thereof (and deliver to Issuers a reasonably detailed description of such objections) and Issuers shall promptly revise such Annual Budget and resubmit the same to Trustee. Servicer on behalf of Trustee shall advise Issuers of any objections to such revised Annual Budget within five (5) Business Days after receipt thereof (and deliver to Issuers a reasonably detailed description of such objections) and Issuers shall promptly revise the same in accordance with the process described in this subsection until Servicer approves or is deemed to have approved the Annual Budget. Until such time that Servicer approves or is deemed to have approved a proposed Annual Budget which requires the approval of Servicer on behalf of Trustee hereunder, the most recently Approved Annual Budget shall apply; provided that such Approved Annual Budget shall be adjusted to reflect actual increases in Taxes, Insurance Premiums, utilities expenses, union labor and fixed increases under previously executed agreements; provided, further, that the Approved Annual Budget shall be adjusted to reflect increased variable expenses as a result of increased occupancy levels from the prior year.

(v)  In the event that a Cash Trap Event is in effect, if Issuers must incur an extraordinary Operating Expense or Capital Expenditure (other than an Emergency Expense) not set forth in the Approved Annual Budget (each, an “Extraordinary Expense”), then Issuers shall promptly deliver to Trustee a reasonably detailed explanation of such proposed Extraordinary Expense for the approval of Servicer on behalf of Trustee, which approval shall not be unreasonably withheld or delayed. Notwithstanding anything to the contrary contained herein, no approval from Servicer shall be required if (i) a single Extraordinary Expense is equal to or less than five percent (5%) of the amount set forth in the Approved Annual Budget for such expense, or (ii) if no sum was budgeted for such expense in the Approved Annual Budget, the Extraordinary Expense is less than or equal to five percent (5%) of the Approved Annual Budget, provided that all Extraordinary Expenses in any Fiscal Year do not exceed five percent (5%) of the Approved Annual Budget or (iii) an emergency exists which requires the immediate expenditure of the Extraordinary Expense to preserve the value of the Property or to protect the health and safety of persons located on the Property or adjacent to the Property or (iv) such expense is an expense required to be made to cause the Property to comply with the terms of this Agreement or the other Financing Documents.

(vi)  Any reports, statements or other information required to be delivered under this Indenture shall be delivered (i) in paper form, (ii) on a diskette, and (iii) if requested by Trustee and within the capabilities of Issuers’ data systems without change or modification thereto, in electronic form and prepared using a Microsoft Word for Windows or WordPerfect for Windows files (which files may be prepared using a spreadsheet program and saved as word processing files).

(l)  Business and Operations. Each Issuer will continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Property. Each Issuer will qualify to do business and will remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the ownership, maintenance, management and operation of the Property, except to the extent that the failure to do so would not have a Material Adverse Effect.

(m)  Title to the Property. Issuers will warrant and defend (a) the title to the Property and every part thereof, subject only to Permitted Encumbrances, and (b) the validity and priority of the Security Trust Agreement and the Pledge, subject only to Permitted Encumbrances, in each case against the claims of all Persons whomsoever. Issuers shall reimburse Trustee for any losses, costs, damages or expenses (including reasonable attorneys’ fees and court costs) incurred by Trustee if an interest in the Property, other than as permitted hereunder, is claimed by another Person.

(n)  Costs of Enforcement. In the event (a) that a foreclosure procedure is initiated under the Security Trust Agreement or the Pledge, (b) of the foreclosure of any mortgage, deed of trust, trust agreement or pledge prior to or subsequent to the Security Trust Agreement or the Pledge in which proceeding Trustee is made a party, or (c) of the bankruptcy, concurso mercantil, insolvency, rehabilitation or other similar proceeding in respect of any Issuer or any of its Affiliates or an assignment by any Issuer or any of its constituent Persons for the benefit of its creditors, or (d) Trustee, on behalf of any Issuer, attempts to remedy any Event of Default hereunder, Issuers, their respective successors or permitted assigns, shall be chargeable with and agrees to pay all costs of collection and defense, including attorneys’ fees and costs, incurred by Trustee or Issuers in connection therewith and in connection with any appellate proceeding or post judgment action involved therein, together with all required service or use taxes.

(o)  Estoppel Statement. (i)  Trustee and Issuers shall within thirty (30) days of a written request furnish the other party with a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Notes, (ii) the unpaid principal amount of the Notes, (iii) the Applicable Interest Rate of the Notes, (iv) the date installments of interest and/or principal were last paid, (v) any offsets or defenses to the payment of the Debt, if any, and (vi) that the Notes, this Indenture, the Security Trust Agreement, the Pledge and the other Financing Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification.

(ii)  At Trustee’s request (which may be made no more than one (1) time in any calendar year), Issuers shall request tenant estoppel certificates from each commercial tenant leasing space at the Property in the form required by such tenant’s lease or, at Issuers’ election, in the form previously accepted by Trustee.

(iii)  Issuers shall use commercially reasonable efforts (but shall not be required to expend any money), within forty-five (45) Business Days after request, to furnish Trustee with a statement, duly executed, acknowledged and certified by the Board of Surveillance of the Condominium setting forth (i) whether or not there are any defaults or conditions that, with the passage of time or the giving of notice, or both, would constitute a default under the Condominium Documents, (ii) whether or not all common expenses, assessments, maintenance fees and other charges due in connection with the Condominium Documents have been paid and (iii) such other statements as Trustee may reasonably require.

(p)  Construction Cost; Use of Proceeds. The aggregate cost of construction incurred by Issuers in the development, redevelopment and renovation of the Property was not less than $102,000,000 (including pre-opening expenses). Issuers shall use the proceeds of the Notes received by them on the Note Issuance Date to (a) refinance the Property and/or repay and discharge any existing loans relating to the Property, (b) pay all past-due Basic Carrying Costs, if any, with respect to the Property, (c) make initial deposits into the Reserve Funds on the Note Issuance Date in the amounts provided herein, (d) pay costs and expenses incurred in connection with the issuance of the Notes, (e) fund any working capital requirements of the Property, (f) repayment of subordinated debt and guaranty fees and obligations in favor of Kerzner International North America, Inc., (g) payment of accrued management fees payable to Manager and (h) distribute the balance, if any, to Issuers.

(q)  Performance by Issuers. Issuers shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Financing Document executed and delivered by Issuers subject to all applicable notice, grace and cure periods therein.

(r)  CNBV Fees. Issuers shall (i) comply at all times with the requirements imposed by CNBV while this Indenture shall remain in full force and effect or the Notes shall remain outstanding and (ii) pay any and all fees or other charges payable to CNBV in connection with the Notes and promptly forward to Trustee an original official receipt or a copy thereof or other documentation issued by CNBV evidencing the payment of such fees or charges.

(s)  No Joint Assessment. No Issuer shall suffer, permit or initiate the joint assessment of the Property (a) with any other real property constituting a tax lot separate from the Property, and (b) which constitutes real property with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of the Property.

(t)  Leasing Matters. Any Leases with respect to the Property executed after the date hereof, for more than 1,600 square feet shall be approved by Trustee, which approval shall not be unreasonably withheld and shall be deemed granted if Trustee shall not have disapproved same in writing within fifteen (15) Business Days after Issuers’

request for approval, so long as the written request to Trustee for approval contains a legend clearly marked in not less than fourteen (14) point bold face type, underlined, in all capital letters “REQUEST DEEMED APPROVED IF NO RESPONSE WITHIN 15 BUSINESS DAYS”. Upon request, Issuers shall furnish Trustee with executed copies of all Leases. All proposed Leases shall be on commercially reasonable terms and shall not contain any terms which would materially affect Trustee’s rights under the Financing Documents. All Leases executed after the date hereof shall provide that they are subordinate to the Security Trust Agreement and the Pledge and that the lessee agrees to attorn to Trustee or any purchaser at a sale by foreclosure or power of sale. Issuers (i) shall observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (ii) shall enforce and may amend or terminate the terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed in a commercially reasonable manner and in a manner not to impair the value of the Property involved except that no termination by Issuers or acceptance of surrender by a tenant of any Leases shall be permitted unless by reason of a tenant default and then only in a commercially reasonable manner to preserve and protect the Property; provided, however, that no such termination or surrender of any Lease covering more than 1,600 square feet will be permitted without the consent of Trustee; provided, further, that notwithstanding anything to the contrary contained in this Section 7.01(t), (A) consent to the termination or surrender of the Restaurant Lease shall not be withheld if Hotel Issuer shall enter into a new Lease with a replacement tenant that has or has had a restaurant or food establishment operation serving a clientele similar to the clientele frequenting the Property and having a strong regional or national reputation and (B) Hotel Issuer may, upon not less than fifteen (15) Business Days notice to, but without the approval of, Trustee, terminate or accept a surrender of the Restaurant Lease in the event Issuers shall elect to self manage the applicable facility and operation; (iii) shall not collect any of the rents more than one (1) month in advance (other than security deposits); (iv) shall not execute any other assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Financing Documents); (v) shall not alter, modify or change the terms of the Leases in a manner inconsistent with the provisions of the Financing Documents; and (vi) shall execute and deliver at the request of Trustee all such further assurances, confirmations and assignments in connection with the Leases as Trustee shall from time to time reasonably require. Notwithstanding anything to the contrary contained herein, no Issuer shall enter into a Lease of all or substantially all of the Property without Trustee’s prior consent.

(u)  Alterations. Issuers shall obtain Trustee’s prior consent to any alterations to any Improvements, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, Trustee’s consent shall not be required in connection with (i) any alterations in connection with Required Repairs, Replacements or Restorations performed in accordance with the terms and provisions of this Indenture, (ii) alterations provided for in any Annual Budget, (iii) (A) any emergency alterations in response to a material threat of danger to the safety and well-being of hotels guests and employees of Issuers or a material threat of injury to or destruction of the Improvements or (B) alterations that are required by a change in the applicable law, provided that, in the case of clause (A) or (B), Issuers shall give notice thereof to Trustee, together with a reasonably detailed description of the alteration and the emergency or change in law giving rise to such alteration (it being understood and agreed that if the cost of such alterations exceed $2,000,000, the excess costs shall be the liability of the Issuers in accordance with Section 9.03(a)(vi) until such alteration has been approved by Servicer for the Trustee, such approval not to be unreasonably withheld, conditioned or delayed); or (iv) alterations that will not have a Material Adverse Effect; provided that the alterations under clause (iv) above (I) are made in connection with tenant improvement work performed pursuant to the terms of any Lease executed on or before the date hereof or (II) do not adversely affect any structural component of any Improvements, any utility or HVAC system contained in any Improvements or the exterior of any building constituting a part of any Improvements and the aggregate cost thereof does not exceed Five Hundred Thousand and 00/100 Dollars ($500,000). If the total unpaid amounts due and payable with respect to alterations to the Improvements at the Property (other than such amounts to be paid or reimbursed by tenants under the Leases or to be paid from any applicable Reserve Fund) shall at any time exceed Five Hundred Thousand and 00/100 Dollars ($500,000) (the “Threshold Amount”), Issuers shall promptly deliver to Trustee as security for the payment of such amounts and as additional security for Issuers’ obligations under the Financing Documents any of the following: (A) cash, (B) U.S. Obligations, (C) other securities having a rating acceptable to Trustee and that the applicable Rating Agencies have confirmed in writing will not, in and of itself, result in a downgrade, withdrawal or qualification of the initial, or, if higher, then current ratings assigned to any Securities or any class thereof in connection with any Securitization, or (D) a completion and performance bond or an irrevocable letter of credit (payable on sight draft only) issued by a financial institution having a rating by S&P of not less than “A-1+” if the term of such bond or letter of credit is no longer than three (3) months or, if such term is in excess of three (3) months, issued by a financial institution having a rating that is acceptable to Trustee and that the applicable Rating Agencies have confirmed in writing will not, in and of itself, result in a downgrade, withdrawal or qualification of the initial, or, if higher, then current ratings assigned to any Securities or any class thereof in connection with any Securitization. Such security shall be in an amount equal to the excess of the total unpaid amounts with respect to alterations to the Improvements on the Property (other than such amounts to be paid or reimbursed by tenants under the Leases) over the Threshold Amount and, subject to the terms of Section 10.06, Trustee shall (or, with respect to a letter of credit or performance bond, may) apply such security from time to time to pay for such alterations in accordance with the procedures and requirements set forth in Section 10.03 relating to the disbursement of funds from the Replacement Reserve Account.

(v)  Operation of Property. (i)  Issuers shall cause the Property to be operated, in all material respects, in accordance with the Management Agreement (or Replacement Management Agreement) as applicable; provided, however, that no Issuer shall be deemed to be in default hereunder if Manager, and not Issuers, is in default under the terms of the Management Agreement or Replacement Management Agreement and Issuers are otherwise complying with the provisions of this Section 7.01(v). In the event that the Management Agreement expires or is terminated (without limiting any obligation of Issuers to obtain Trustee’s consent to any termination or modification of the Management Agreement in accordance with the terms and provisions of this Indenture), Issuers shall promptly enter into a Replacement Management Agreement with Manager or another Qualified Manager, as applicable. Any breach of the covenants contained in this Section 7.01(v) with respect to the Management Agreement shall not result in an Event of Default as long as Issuers are actively seeking Trustee’s consent to enter into a Replacement Management Agreement with Manager or another Qualified Manager or, in the case of a termination, the Manager is replaced within thirty (30) days by a Qualified Manager pursuant to Section 9.04.

(ii)  Issuers shall:  (A) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by Issuers under the Management Agreement and do all things necessary to preserve and to keep unimpaired their material rights thereunder; (B) promptly notify Trustee of any material default under the Management Agreement of which they are aware; (C) promptly deliver to Trustee a copy of each material financial statement, business plan, capital expenditures plan, notice, report and estimate received by Issuers under the Management Agreement; and (D) use commercially reasonable efforts to enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed by Manager under the Management Agreement, in a commercially reasonable manner.

(w)  Golf Operation. (i)  Issuers shall cause the golf course at the Property to be operated, in all material respects, in accordance with the Golf Management Agreement; provided, however, that no Issuer shall be deemed to be in default hereunder if the Golf Manager, and not Issuers, is in default under the terms of the Golf Management Agreement and Issuers are otherwise complying with the provisions of this Section 7.01(w). In the event that the Golf Management Agreement expires or is terminated (without limiting any obligation of Issuers to obtain Trustee’s consent to any termination or modification of the Golf Management Agreement in accordance with the terms and provisions of this Indenture), Issuers shall promptly enter into a Replacement Golf Management Agreement with Golf Manager or with a Qualified Golf Manager. Any breach of the covenants contained in this Section 7.01(w) with respect to the Golf Management Agreement shall not result in an Event of Default as long as Issuers are actively seeking Trustee’s consent to enter into a Replacement Golf Management Agreement with Golf Manager or Qualified Golf Manager or, in the case of a termination, Golf Manager is replaced within thirty (30) days by Qualified Golf Manager pursuant to Section 9.04.

(ii)  Issuers shall:  (A) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by Issuers under the Golf Management Agreement and do all things necessary to preserve and to keep unimpaired their material rights thereunder; (B) promptly notify Trustee of any material default under the Golf Management Agreement of which they are aware; (C) promptly deliver to Trustee a copy of each material financial statement, business plan, capital expenditures plan, notice, report and estimate received by Issuers under the Golf Management Agreement; and (D) use commercially reasonable efforts to enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed by Golf Manager under the Golf Management Agreement, in a commercially reasonable manner.

(x)  Spa Operation. (i)  Issuers shall cause the spa facility at the Property to be operated, in all material respects, in accordance with the Spa Management Agreement; provided, however, that no Issuer shall be deemed to be in default hereunder if the Spa Manager, and not Issuers, is in default under the terms of the Spa Management Agreement and Issuers are otherwise complying with the provisions of this Section 7.01(x). In the event that the Spa Management Agreement expires or is terminated (without limiting any obligation of Issuers to obtain Trustee’s consent to any termination or modification of the Spa Management Agreement in accordance with the terms and provisions of this Indenture), Issuers shall promptly enter into a Replacement Spa Management Agreement with Spa Manager or with a Qualified Spa Manager. Any breach of the covenants contained in this Section 7.01(x) with respect to the Spa Management Agreement shall not result in an Event of Default as long as Issuers are actively seeking Trustee’s consent to enter into a Replacement Spa Management Agreement with Spa Manager or Qualified Spa Manager or, in the case of a termination, Spa Manager is replaced within thirty (30) days by Qualified Spa Manager pursuant to Section 9.04.

(ii)  Issuers shall:  (A) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by Issuers under the Spa Management Agreement and do all things necessary to preserve and to keep unimpaired their material rights thereunder; (B) promptly notify Trustee of any material default under the Spa Management Agreement of which they are aware; (C) promptly deliver to Trustee a copy of each material financial statement, business plan, capital expenditures plan, notice, report and estimate received by Issuers under the Spa Management Agreement; and (D) use commercially reasonable efforts to enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed by Spa Manager under the Spa Management Agreement, in a commercially reasonable manner.

(iii)  Notwithstanding anything to the contrary contained in this Section 7.01(x), upon fifteen (15) Business Days notice to Trustee, Issuers may elect to terminate the Spa Management Agreement in accordance with the terms thereof or consent to the termination or surrender of the Spa Management Agreement and elect to self manage the spa facility and operation at the Property, provided that Kerzner (thereafter, a “Qualified Spa Manager”) shall have theretofore initiated a spa program and is then operating and managing a spa facility of comparable class, luxury and quality as the spa facility located at the Property on the date hereof.

(y)  Condominium. (i)  Issuers shall comply with all of the terms, covenants and conditions of the Condominium Documents applicable to Issuers, as the same shall be in force and effect from time to time.

(ii)  Issuers shall pay all assessments for common charges and expenses made against the Condominium units owned by Issuers pursuant to the Condominium Documents as the same shall become due and payable.

(iii)  Issuers shall comply with any state, local or federal law, rule and regulation applicable to the Condominium as it relates to the Property.

(iv)  Issuers shall take all actions as may be reasonably necessary from time to time to preserve and maintain the Condominium in accordance with the Condominium Laws.

(v)  Issuers (A) irrevocably waive any applicable law which grants to Issuers rights in the event of a Casualty or a Condemnation which are inconsistent with the provisions of Article 8 hereof and (B) expressly agrees to the application of the insurance proceeds and condemnation awards in accordance with Article 8 hereof.

Section 7.02  Negative Covenants. From the date hereof until payment and performance in full of all obligations of Issuers under the Financing Documents or the earlier reconveyance of title to the Property held by Security Trust Trustee to Issuers or release of the Lien of the Pledge in accordance with the terms of this Indenture and the other Financing Documents, each of the Issuers covenants and agrees with Trustee that it will not do, directly or indirectly, any of the covenants or agreements set forth in this Section 7.02. All such covenants and agreements shall be enforced, and all associated rights shall be exercised, by the Servicer on behalf of the Trustee for the benefit of the Noteholders, and all related documents to be delivered to the Trustee, amounts to be deposited with the Trustee and all accounts to be maintained by the Trustee shall be so delivered, deposited and maintained in accordance with the Cash Management Agreement or otherwise by the Servicer on behalf of the Trustee for the benefit of the Noteholders.

(a)  Operation of Property. (i)  No Issuer shall, without Trustee’s prior consent (which consent shall not be unreasonably withheld or delayed): (A) surrender, terminate or cancel the Management Agreement; provided, that Issuers may, without Trustee’s consent, replace the Manager so long as the replacement manager is a Qualified Manager pursuant to a Replacement Management Agreement; (B) reduce or consent to the reduction of the term of the Management Agreement; (C) increase or consent to the increase of the amount of any charges under the Management Agreement; or (D) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Management Agreement in any material respect.

(ii)  Subject to Section 7.01(w)(iii), no Issuer shall, without Trustee’s prior consent (which consent shall not be unreasonably withheld or delayed): (A) surrender, terminate or cancel the Golf Management Agreement; provided, that Issuers may, without Trustee’s consent, replace the Golf Manager so long as the replacement manager is a: Qualified Golf Manager pursuant to a Replacement Golf Management Agreement; (B) reduce or consent to the reduction of the term of the Golf Management Agreement; (C) increase or consent to the increase of the amount of any charges payable to Golf Manager or reduce or consent to the reduction of the amount payable to Issuers under the Golf Management Agreement; or (D) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Golf Management Agreement in any material respect.

(iii)  Subject to Section 7.01(x)(iii), no Issuer shall, without Trustee’s prior consent (which consent shall not be unreasonably withheld or delayed): (A) surrender, terminate or cancel the Spa Management Agreement; provided, that Issuers may, without Trustee’s consent, replace the Spa Manager so long as the replacement manager is a Qualified Spa Manager pursuant to a Replacement Spa Management Agreement; (B) reduce or consent to the reduction of the term of the Spa Management Agreement; (C) increase or consent to the increase of the amount of any charges payable to Spa Manager or reduce or consent to the reduction of the amount payable to Issuers under the Management Agreement; or (D) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Spa Management Agreement in any material respect.

(iv)  Following the occurrence and during the continuance of an Event of Default, no Issuer shall exercise any rights, make any decisions, grant any approvals or otherwise take any action under the Management Agreement without the prior consent of Trustee, which consent may be withheld in Trustee’s sole discretion.

(b)  Liens. No Issuer shall create, incur, assume or suffer to exist any Lien on any portion of the Property or permit any such action to be taken, except:

(i)  Permitted Encumbrances; and

(ii)  Liens created by or permitted pursuant to the Financing Documents.

(c)  Dissolution. No Issuer shall (a) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (b) engage in any business activity not related to the ownership and operation of the Property, (c) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the. properties or assets of such Issuer except to the extent permitted by the Financing Documents, (d) modify, amend, waive or terminate its organizational documents or its qualification and good standing in any jurisdiction where such qualification is required for such Issuer to own its assets or conduct its business or (e) cause the Principal to (i) dissolve, wind up or liquidate or take any action, or omit to take an action, as a result of which the Principal would be dissolved, wound up or liquidated in whole or in part, or (ii) amend, modify, waive or terminate the certificate of incorporation or bylaws of the Principal, in each case, without obtaining the prior consent of Trustee.

(d)  Intentionally Omitted.

(e)  Debt Cancellation. No Issuer shall cancel or otherwise forgive or release any claim or debt (other than in connection with termination of Leases in accordance herewith) owed to Issuers by any Person, except for adequate consideration and in the ordinary course of Issuers’ business or if such cancellation, forgiveness or release is prudent and commercially reasonable.

(f)  Zoning. No Issuer shall initiate or consent to any zoning reclassification of any portion of the Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of the Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior consent of Trustee.

(g)  Intentionally Omitted.

(h)  Principal Place of Business and Organization. No Issuer shall change its principal place of business set forth in the introductory paragraph of this Indenture without first giving Trustee thirty (30) days prior notice. No Issuer shall change the place of its organization as set forth in Section 6.01(cc) without the consent of Trustee, which consent shall not be unreasonably withheld or delayed. Upon Trustee’s request, Issuers shall execute and deliver additional financing statements, security agreements and other instruments which may be necessary to effectively evidence or perfect Trustee’s lien or security interest in the Property as a result of such change of principal place of business or place of organization.

(i)  ERISA. (i)  No Issuer shall engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Trustee of any of its rights under the Note, this Indenture or the other Financing Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.

(ii)  Each Issuer further covenants and agrees to deliver to Trustee such certifications or other evidence from time to time throughout the term of the Notes, as requested by Trustee in its sole discretion, that (i) such Issuer is not an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (ii) such Issuer is not subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans; and (iii) one or more of the following circumstances is true:

(1)  Equity interests in each Issuer are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2);

(2)  Less than twenty-five percent (25%) of each outstanding class of equity interests in each Issuer is held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3-101(f)(2); or

(3)  Each Issuer qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c) or (e).

(j)  Transfers. (i)  Each Issuer acknowledges that Initial Noteholder has examined and relied, and each Noteholder will rely, on the experience of Issuers and their respective general partners, members, principals and (if Issuer is a trust) beneficial owners in owning and operating properties such as the Property in agreeing to purchase the Notes, and will continue to rely on Issuers’ ownership of the Property as a means of maintaining the value of the Property as security for repayment of the Debt and the performance of the obligations contained in the Financing Documents. Each Issuer acknowledges that Trustee has a valid interest in maintaining the value of the Property so as to ensure that, should Issuers default in the repayment of the Debt or the performance of the obligations contained in the Financing Documents, Trustee can recover the Debt by a sale of the Property.

(ii)  Except to the extent otherwise set forth in this Section 7.02(j), no Issuer shall, nor shall any Issuer permit any Restricted Party to, (i) sell, convey, mortgage, grant, bargain, encumber, pledge, assign, grant options with respect to, or otherwise transfer or dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) the Property or any part thereof or any legal or beneficial interest therein or (ii) permit a Sale or Pledge of an interest in any Restricted Party (collectively, a “Transfer”), other than pursuant to Leases of space in the Improvements to tenants in accordance with the provisions of Section 7.01(t). Notwithstanding anything to the contrary contained herein or in the other Financing Documents, Transfers of interests in Guarantor or in any Person having any direct or indirect legal or beneficial interest in Guarantor shall not be prohibited or restricted in any manner whatsoever, including by sale, merger, consolidation or otherwise.

(iii)  A Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Issuers agree to sell the Property or any part thereof for a price to be paid in installments; (ii) an agreement by Issuers leasing all or a substantial part of the Property for other than actual occupancy by a space tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Issuers’ right, title and interest in and to any Leases or any Rents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the Sale or Pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interest or the creation or issuance of new limited partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the Sale or Pledge of non-managing membership interests or the creation or issuance of new non-managing membership interests; (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests; or (vii) the removal or the resignation of the managing agent (including, without limitation, an Affiliated Manager) other than in accordance with Section 7.02(a) hereof.

(iv)  Notwithstanding the provisions of this Section 7.02(j), the following Transfers shall be permitted hereunder: (A) the sale or transfer, in one or a series of transactions, of not more than forty-nine percent (49%) of the stock in a Restricted Party; provided, however, no such sales or transfers shall result in the change of voting control in the Restricted Party, and (B) the sale or transfer, in one or a series of transactions, of not more than forty-nine percent (49%) of the limited partnership interests or non-managing membership interests (as the case may be) in a Restricted Party; provided, however, no such sales or transfers shall result in the change of voting control in the Restricted Party, and (C) transfers of direct or indirect ownership interests in the Issuers, Principals or the Property (1) by Goldman to Kerzner or (2) by Kerzner to Goldman, pursuant to which transfer a change of control of the Issuers may occur. Each of the Transfers described in this Section 7.02(j)(iv) shall satisfy the following conditions: (a) Trustee shall receive no less than thirty (30) days’ prior written notice of such proposed Transfer, (b) if after giving effect to any of the foregoing Transfers, more than forty-nine percent (49%) in the aggregate of direct or indirect interests in a Restricted Party are owned by any Person and its Affiliates that owned less than forty-nine percent (49%) direct or indirect interest in such Restricted Party as of the date hereof, Issuers shall, no less than thirty (30) days prior to the effective date of any such Transfer, deliver to Trustee an Additional Insolvency Opinion reasonably acceptable to Trustee and acceptable to the Rating Agencies, (c) each Issuer and Principal, if applicable, continue to satisfy all the representations and covenants set forth in Section 6.01(dd) of this Indenture following such Transfer, (d) in the case of a Transfer under (iv)(C) above, any existing guarantor of the obligations of the Issuers under any of the Financing Documents shall affirm its obligations under its applicable guaranty or one (1) or more substitute guarantors reasonably acceptable to Trustee shall have assumed all of the liabilities and obligations of such guarantor, and (e) Issuers covenant and agree to pay all reasonable costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Trustee in connection with such Transfer.

(v)  Notwithstanding the provisions of this Section 7.02(j), Goldman and Kerzner shall each have a collective one-time right during the term of the Notes to transfer direct or indirect ownership interests in the Property (but not the Property) to one or more third parties (each individually or collectively, “Transferee”), provided that Trustee receives sixty (60) days prior written notice of such Transfer and no Event of Default has occurred and is continuing, and further provided that the following additional requirements are satisfied:

(A)  Issuers are and shall remain Special Purpose Entities that are able to satisfy all the representations and covenants set forth in Section 6.01(dd) of this Indenture;

(B)  Transferee shall assume any applicable obligations of Issuers or the Principals under the Financing Documents in a manner satisfactory to Trustee in all respects, and Issuers shall provide evidence satisfactory to Trustee that all required approvals, if any, relating to the Transfer and the assumption of such obligations by Transferee have been obtained;

(C)  Issuers or Transferee, at its sole cost and expense, shall deliver to Trustee an Additional Insolvency Opinion reflecting such Transfer satisfactory in form and substance to Trustee;

(D)  Transferee shall be approved by the Rating Agencies, which approval, if required by Trustee, shall take the form of a confirmation in writing from such Rating Agencies to the effect that such Transfer will not result in a requalification, reduction, downgrade or withdrawal of the ratings in effect immediately prior to such assumption or transfer for the Securities or any class thereof issued in connection with a Securitization which are then outstanding;

(E)  Issuers shall pay any and all reasonable out-of-pocket costs incurred by Trustee and the Rating Agencies in connection with such Transfer (including, without limitation, the reasonable fees and disbursements of Trustee’s and Rating Agencies’ attorneys);

(F)  Transferee or Transferee’s principals must have demonstrated expertise in owning and operating hotel properties similar in size, class and operation to the Property, which expertise shall be reasonably determined by Trustee (or Transferee or Transferee’s Principals employ a Qualified Manager in lieu of having direct managerial experience required hereunder); and

(G)  Prior to any release of Guarantor, one (1) or more Substitute Guarantors shall have assumed all of the liabilities and obligations of Guarantor under the Guaranty executed by Guarantor or execute a replacement guaranty reasonably satisfactory to Trustee.

(H)  Immediately upon a Transfer to such Transferee and the satisfaction of all of the above requirements, the named Issuers and Guarantor herein shall be released from all liability under this Indenture, the Notes, the Security Trust Agreement and the other Financing Documents accruing after such Transfer. The foregoing release shall be effective upon the date of such Transfer, but Trustee agrees to provide written evidence thereof reasonably requested by Issuers.

(vi)  Notwithstanding the provisions of this Section 7.02(j), and in addition to other transfer rights under Section 7.02, the Issuers shall have the right to transfer the Property to a Transferee, provided that Trustee receives sixty (60) days prior written notice of such Transfer and no Event of Default has occurred and is continuing, and further provided that the following additional requirements are satisfied:

(A)  Issuers shall pay Trustee a transfer fee equal to one percent (1%) of the outstanding principal balance of the Notes at the time of such transfer;

(B)  Transferee shall be Special Purpose Entity;

(C)  Transferee and Transferee’s principals must be able to satisfy all the representations and covenants set forth in Section 6.01(dd) of this Indenture, no Event of Default shall otherwise occur as a result of such Transfer, and Transferee and Transferee’s principals shall deliver (1) all organizational documentation reasonably requested by Trustee, which shall be reasonably satisfactory to Trustee and (2) all certificates, agreements and covenants reasonably required by Trustee;

(D)  Transferee shall assume all of the obligations of Issuers under the Financing Documents in a manner satisfactory to Trustee in all respects, including, without limitation, by entering into an assumption agreement in form and substance satisfactory to Trustee and Issuers shall provide evidence satisfactory to Trustee that all required approvals, if any, relating to the Transfer and the assumption of such obligations by Transferee have been obtained;

(E)  Issuers or Transferee, at its sole cost and expense, shall deliver to Trustee an Additional Insolvency Opinion reflecting such Transfer satisfactory in form and substance to Trustee;

(F)  Transferee shall be approved by the Rating Agencies, which approval, if required by Trustee, shall take the form of a confirmation in writing from such Rating Agencies to the effect that such Transfer will not result in a requalification, reduction, downgrade or withdrawal of the ratings in effect immediately prior to such assumption or transfer for the Securities or any class thereof issued in connection with a Securitization which are then outstanding;

(G)  Issuers shall pay any and all reasonable out-of-pocket costs incurred by Trustee and the Rating Agencies in connection with such Transfer (including, without limitation, the fees and disbursements of Trustee’s and Rating Agencies’ attorneys and all recording fees, title insurance premiums and mortgage and intangible taxes);

(H)  Transferee or Transferee’s principals must have demonstrated expertise in owning and operating hotel properties similar in size, class and operation to the Property, which expertise shall be reasonably determined by Trustee (or Transferee or Transferee’s Principals employ a Qualified Manager in lieu of having direct managerial experience required hereunder);

(I)  Transferee and Transferee’s principals shall, as of the date of such transfer, have an aggregate net worth and liquidity reasonably acceptable to Trustee;

(J)  Transferee, Transferee’s principals and all other entities which may be owned or Controlled directly or indirectly by Transferee’s principals (“Transferee Related Entities”) must not have been party to any bankruptcy proceedings, voluntary or involuntary, made an assignment for the benefit of creditors or taken advantage of any insolvency act, or any act for the benefit of debtors within seven (7) years prior to the date of the proposed Transfer;

(K)  There shall be no material litigation or regulatory action pending or threatened against Transferee, Transferee’s principals or Transferee Related Entities which is not reasonably acceptable to Trustee;

(L)  Transferee, Transferee’s principals and Transferee Related Entities shall not have defaulted under its or their obligations with respect to any other Indebtedness in a manner which is not reasonably acceptable to Trustee;

(M)  Prior to any release of Guarantor, one (1) or more Substitute Guarantors shall have assumed all of the liabilities and obligations of Guarantor under the Guaranty executed by Guarantor or execute a replacement guaranty reasonably satisfactory to Trustee; and

(N)  (i) The hotel Individual Parcel shall be managed by a Qualified Manager pursuant to a Replacement Management Agreement; (ii) the golf Individual Parcel shall be managed by a Qualified Golf Manager pursuant to a Replacement Golf Management Agreement, and (iii) the spa shall be managed by a Qualified Spa Manager pursuant to a Replacement Spa Management Agreement.

Immediately upon a Transfer to such Transferee and the satisfaction of all of the above requirements, the named Issuers and Guarantor herein shall be released from all liability under this Indenture, the Notes, the Security Trust Agreement and the other Financing Documents accruing after such Transfer. The foregoing release shall be effective upon the date of such Transfer, but Trustee agrees to provide written evidence thereof reasonably requested by Issuers.

(k)  Condominium Documents. (i)  Issuers shall not, without the Trustee’s prior written consent, amend, modify or supplement in any material respect, or consent to or suffer any material amendment, modification or supplementation of any of the Condominium Documents. Issuers shall not, without the Trustee’s prior written consent, terminate or consent to or suffer the termination of any of the Condominium Documents.

(ii)  Issuers shall not, without the Trustee’s prior written consent, transfer any of its rights and obligations to any other party to the Condominium Documents, which consent shall not be unreasonably withheld or delayed.

(iii)  Issuers shall not, without the Trustee’s prior written consent, take (and hereby assigns to Trustee any right it may have to take) any action to terminate the Condominium, withdraw the Condominium from the Condominium Laws, or cause a partition of the Condominium.

(iv)  Issuers shall not, without the Trustee’s prior written consent, exercise any right it may have to vote for, (A) any additions or improvements to the common elements of the Condominium, except as such additions or improvements are completed in accordance with Section 8.04 hereof, (B) any borrowing on behalf of the Condominium or (C) the expenditure of any insurance proceeds or condemnation awards for the repair or restoration of the related Improvements other than in accordance with Section 8.04 hereof.

ARTICLE 8 – INSURANCE; CASUALTY; CONDEMNATION

Section 8.01  Insurance. (a)  Issuers shall obtain and maintain, or cause to be maintained, insurance for Issuers and the Property providing at least the following coverages:

(i)  comprehensive all risk insurance on the Improvements and the Personal Property, including contingent liability from Operation of Building Laws, Demolition Costs and Increased Cost of Construction Endorsements, in each case (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Indenture shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation, but the amount shall in no event be less than the outstanding principal balance of the Notes; (B) containing an agreed amount endorsement with respect to the Improvements and Personal Property waiving all co-insurance provisions; (C) providing for no deductible in excess of One Hundred Thousand and No/100 Dollars ($100,000) for all such insurance coverage; and (D) containing an “Ordinance or Law Coverage” or “Enforcement” endorsement if any of the Improvements or the use of the Property shall at any time constitute legal non-conforming structures or uses. In addition, Issuers shall obtain coastal windstorm insurance in amounts and in form and substance satisfactory to Trustee in the event the Property is located in any coastal region, provided that the insurance shall be on terms consistent with the comprehensive all risk insurance policy required under this subsection (i) and provided further that coastal windstorm insurance shall not be required with respect to the golf course located at the Property;

(ii)  commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, such insurance (A) to be on the so-called “occurrence” form with a combined limit of not less than Two Million and No/100 Dollars ($2,000,000) in the aggregate and One Million and No/100 Dollars ($1,000,000) per occurrence (and, if on a blanket policy, containing an “Aggregate Per Location” endorsement); (B) to continue at not less than the aforesaid limit until required to be changed by Trustee in writing by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability for all legal contracts; and (5) contractual liability covering the indemnities contained herein and in the other Financing Documents to the extent the same is available;

(iii)  business income insurance (A) with loss payable to Trustee; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above; (C) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twenty-four (24) months from the date that the Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; and (D) in an amount equal to one hundred percent (100%) of the projected gross income from the Property for a period of twenty-four (24) months from the date of such Casualty (assuming such Casualty had not occurred) and notwithstanding that the policy may expire at the end of such period. The amount of such business income insurance shall be determined prior to the date hereof and at least once each year thereafter based on Issuers’ reasonable estimate of the gross income from the Property for the succeeding twenty-four (24) month period. All proceeds payable to Trustee pursuant to this subsection shall be held by Trustee and shall be applied at Trustee’s sole discretion (but after consultation with Issuers) to (I) the obligations secured by the Financing Documents from time to time due and payable hereunder and under the Note or (II) Operating Expenses approved by Trustee in its reasonable discretion; provided, however, that nothing herein contained shall be deemed to relieve Issuers of their obligations to pay the obligations secured by the Financing Documents on the respective dates of payment provided for in the Note and the other Financing Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;

(iv)  at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the Property coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (B) the insurance provided for in subsection (i) above written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsection (i) above, (3) including permission to occupy the Property, and (4) with an agreed amount endorsement waiving co-insurance provisions;

(v)  if the Property includes commercial property, worker’s compensation insurance with respect to any employees of Issuers, as required by any Governmental Authority or Legal Requirement;

(vi)  comprehensive boiler and machinery insurance, if applicable, in amounts as shall be reasonably required by Trustee on terms consistent with the commercial property insurance policy required under subsection (i) above;

(vii)  umbrella liability insurance in an amount not less than Fifty Million and No/100 Dollars ($50,000,000) per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (ii) above;

(viii)  motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence, including umbrella coverage, of Two Million and No/100 Dollars ($2,000,000);

(ix)  if the Property is or becomes a legal “non-conforming” use, ordinance or law coverage and insurance coverage to compensate for the cost of demolition or rebuilding of the undamaged portion of the Property along with any reduced value and the increased cost of construction in amounts as requested by Trustee;

(x)  the commercial property and business income insurance required under Sections 8.01(a)(i) and (iii) above shall cover perils of terrorism and acts of terrorism and Issuers shall maintain commercial property and business income insurance for loss resulting from such perils and acts on terms (including amounts) consistent with those required under Sections 8.01(a)(i) and (iii) above at all times during the term of the Notes so long as Trustee determines that either (I) prudent owners of real estate comparable to the Property in Mexico securing non-recourse financings provided by institutional lenders from the United States of America are maintaining same or (II) prudent institutional lenders (including, without limitation, investment banks) from the United States of America to such owners are requiring that such owners maintain such insurance in connection with non-recourse financings secured by real estate comparable to the Property in Mexico; provided, however, in the event that losses arising from perils and acts of terrorism (collectively, “Terrorism Losses”) are excluded from the insurance required under Sections 8.01(a)(i) and (iii) above, then Issuers shall either (A) maintain such coverage through a policy or policies covering multiple locations so long as such coverage is on terms consistent with those required under Sections 8.01(a)(i) and (iii) above with a deductible of not greater than $100,000 and such coverage is in an amount equal to, the lesser of (a) the outstanding principal balance of the Notes (provided such policy contains a waiver of coinsurance) or (b) the sum of the business income insurance equal to 100% of the projected gross income from the Property for a period of twenty-four (24) months from the date that the Property is repaired or replaced and operations are resumed plus the Full Replacement Cost and further provided that if any claim is made (unless on a per occurrence basis) under such policy or policies reducing the amount of coverage below that which is required to be maintained under this Section 8.01(a)(x), then Issuers shall increase the amount of such policy or policies to an amount that satisfies the requirements of Section 8.01(a)(x), or (B) Issuers shall obtain a stand-alone policy or policies that covers solely the Property against Terrorism Losses, which stand-alone policy or policies shall be on terms consistent with those required under Sections 8.01(a)(i) and (iii) above with a deductible of not greater than $100,000 and such coverage is in an amount equal to, the lesser of (a) the outstanding principal balance of the Notes (provided such policy contains a waiver of coinsurance) or (b) the sum of the business income insurance equal to 100% of the projected gross income from the Property for a period of twenty-four (24) months from the date that the Property is repaired or replaced and operations are resumed plus the Full Replacement Cost. Notwithstanding the foregoing, in no event shall Issuers be required to pay annual premiums for insurance covering such Terrorism Losses in excess of an amount equal to two and one-half times the cost of a stand-alone policy or policies that covers the Property on the date hereof (i.e., if the cost exceeds such limit, Issuers shall obtain as much coverage as is available at a cost equal to such limit); and

(xi)  upon sixty (60) days’ notice, such other reasonable insurance and in such reasonable amounts as Trustee from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Property located in or around the region in which the Property is located.

(b)  All insurance provided for in Section 8.01(a) shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the

“Policy”), and shall be (to the extent not specified in Section 8.01(a)) subject to the approval of Trustee as to insurance companies, amounts, deductibles, loss payees and insureds. The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the State and having a claims paying ability rating of “A” or better (and the equivalent thereof) by at least two (2) of the Rating Agencies rating the Securities (one of which shall be S&P if they are rating the Securities and one of which will be Moody’s if they are rating the Securities), or if only one Rating Agency is rating the Securities, then only by such Rating Agency. The Policies described in Section 8.01(a) (other than those strictly limited to liability protection) shall designate Trustee as loss payee. Not less than ten (10) days prior to the expiration dates of the Policies theretofore furnished to Trustee, certificates of insurance evidencing the Policies accompanied by evidence satisfactory to Trustee of payment of the premiums due thereunder (the “Insurance Premiums”), shall be delivered by Issuers to Trustee.

(c)  Any blanket insurance Policy shall specifically allocate to the Property the amount of coverage from time to time required hereunder and shall otherwise provide the same protection as would a separate Policy insuring only the Property in compliance with the provisions of Section 8.01(a).

(d)  All Policies provided for or contemplated by Section 8.01(a), except for the Policy referenced in Section 8.01(a)(v), shall name. Issuers as the insured and Trustee as the additional insured, as its interests may appear, and in the case of property damage, boiler and machinery, flood and earthquake insurance, shall contain a so-called New York standard non-contributing mortgagee clause in favor of Trustee providing that the loss thereunder shall be payable to Trustee.

(e)  All Policies provided for in Section 8.01 shall contain clauses or endorsements to the effect that:

(i)  no act or negligence of any Issuer, or anyone acting for any Issuer, or of any tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Trustee is concerned;

(ii)  the Policies shall not be materially changed (other than to increase the coverage provided thereby) or canceled without at least thirty (30) days’ notice to Trustee and any other party named therein as an additional insured;

(iii)  the issuers thereof shall give notice to Trustee if the Policies have not been renewed fifteen (15) days prior to its expiration; and

(iv)  Trustee shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.

(f)  If at any time Trustee is not in receipt of written evidence that all Policies are in full force and effect, Trustee shall have the right, without notice to Issuers (or, upon three (3) Business Days’ notice to Issuers if such notice period shall end not later than five (5) Business Days prior to the date upon which the Policies are to expire), to take such action as Trustee deems necessary to protect its interest in the Property, including, without limitation, the obtaining of such insurance coverage as Trustee in its sole discretion deems appropriate. All premiums incurred by Trustee in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Issuers to Trustee upon demand and, until paid, shall be secured by the Security Trust Agreement and the Pledge and shall bear interest at the Default Rate.

Section 8.02  Casualty. If the Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”) such that the estimated cost of Restoration exceeds One Million and No/100 Dollars ($1,000,000), Issuers shall give prompt notice of such damage to Trustee and shall promptly commence and diligently prosecute the completion of the Restoration of the Property as nearly as possible to the condition the Property was in immediately prior to such Casualty, with such alterations as may be reasonably approved by Trustee and otherwise in accordance with Section 8.04. Issuers shall pay all costs of such Restoration whether or not such costs are covered by insurance. Trustee may, but shall not be obligated to, make proof of loss if not made promptly by Issuers. In addition, Trustee may participate in any settlement discussions with any insurance companies with respect to any Casualty in which the Net Proceeds or the costs of completing the Restoration are equal to or greater than Four Million and No/100 Dollars ($4,000,000) and Issuers shall deliver to Trustee all instruments required by Trustee to permit such participation.

Section 8.03  Condemnation. Issuers shall promptly give Trustee notice of the actual or threatened commencement of any proceeding for the Condemnation of the Property and shall deliver to Trustee copies of any and all papers served in connection with such proceedings. Trustee may participate in any such proceedings, and Issuers shall from time to time deliver to Trustee all instruments requested by it to permit such participation. Issuers shall, at their expense, diligently prosecute any such proceedings, and shall consult with Trustee, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Issuers shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Indenture and the Debt shall not be reduced until any Award shall have been actually received and applied by Trustee, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Trustee shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If the Property or any portion thereof is taken by a condemning authority, Issuers shall promptly commence and diligently prosecute the Restoration of the Property and otherwise comply with the provisions of Section 8.04. If the Property is sold, through foreclosure or otherwise, prior to the receipt by Trustee of the Award, Trustee shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

Section 8.04  Restoration. (a)  The following provisions shall apply in connection with the Restoration:

(i)  If the Net Proceeds shall be less than Four Million and No/100 Dollars ($4,000,000) and the costs of completing the Restoration shall be less than Four Million and No/100 Dollars ($4,000,000), the Net Proceeds will be disbursed by Trustee to Issuers upon receipt, provided there is no Event of Default at the time of such disbursement and Issuers hereby covenant and agree to comply with the conditions set forth in Section 8.04(b), (vii), (viii), (ix) and (x) during the Restoration and Issuers expeditiously commence and satisfactorily complete with due diligence the Restoration in accordance with the terms of this Indenture.

(ii)  If the Net Proceeds shall be greater than Four Million and No/100 Dollars ($4,000,000) and the costs of completing the Restoration shall be greater than Four Million and No/100 Dollars ($4,000,000), the Net Proceeds will be disbursed by Trustee to Issuers upon receipt, provided that all of the conditions set forth in Section 8.04(b) are met and Issuers deliver to Trustee a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Indenture.

(iii)  The term “Net Proceeds” for purposes of this Section 8.04 shall mean: (i) the net amount of all insurance proceeds received by Trustee pursuant to Section 8.01(a)(i), (iii), (iv), (vi), (ix) and (x) as a result of such damage or destruction, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Insurance Proceeds”), or (ii) the net amount of the Award, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.

(b)  The Net Proceeds shall be made available to Issuers for Restoration upon the approval of Trustee in its reasonable discretion that all or some of the following conditions are met:

(i)  no Event of Default shall have occurred and be continuing;

(ii)  the costs of completing the Restoration shall be equal to or less than Thirty Million and No/100 Dollars ($30,000,000);

(iii)  intentionally omitted;

(iv)  subject to excusable delays due to acts of god, governmental restrictions, stays, judgments, orders, decrees, enemy actions, civil commotion, fire, casualty, strikes, work stoppages, shortages of labor or materials or other cases beyond the reasonable control of Issuers, Issuers shall commence the Restoration as soon as reasonably practicable (but in no event later than sixty (60) days after such Casualty or Condemnation, whichever the case may be, occurs) (it being understood and agreed that, among other things, the engagement of an architect, engineer or construction manager shall constitute commencement of Restoration for purposes of this Section 8.01(b)(iv)) and shall diligently pursue the same to satisfactory completion;

(v)  any operating deficits, including all scheduled payments of principal and interest under the Note, which will be incurred with respect to the Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 8.01(a)(iii), if applicable, or (3) by other funds of Issuers;

(vi)  Trustee shall be reasonably satisfied that the Restoration will be completed on or before the earliest to occur of (1) the Maturity Date, (2) such time as may be required under applicable Legal Requirements or (3) the expiration of the insurance coverage referred to in Section 8.01(a)(iii);

(vii)  the Property and the use thereof after the Restoration will be in material compliance with and permitted under all applicable Legal Requirements;

(viii)  the Restoration shall be done and completed by Issuers in compliance with all applicable Legal Requirements;

(ix)  such Casualty or Condemnation, as applicable, does not result in the permanent loss of material access to the Property or the related Improvements;

(x)  the Condominium Documents shall remain in full force and effect;

(xi)  Issuers shall deliver, or cause to be delivered, to Trustee a signed detailed budget approved in writing by Issuers’ architect or engineer stating the entire cost of completing the Restoration, which budget shall be reasonably acceptable to Trustee; and

(xii)  the Net Proceeds together with any cash or cash equivalent deposited by Issuers with Trustee are in an amount sufficient in Trustee’s reasonable discretion to cover the estimated cost of the Restoration, taking into account the budget delivered to Trustee in subsection (xi) above.

(c)  The Net Proceeds shall be held by Trustee in an interest-bearing account and, until disbursed in accordance with the provisions of Section 8.04(b), shall constitute additional security for the Debt and other obligations under the Financing Documents. The Net Proceeds shall be disbursed by Trustee to, or as directed by, Issuers from time to time during the course of the Restoration, upon receipt of evidence satisfactory to Trustee that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Property which have not either been fully bonded to the satisfaction of Trustee and discharged of record or in the alternative fully insured to the satisfaction of Trustee by the title company issuing the Title Insurance Policy.

(d)  In the event that the estimated cost of Restoration exceeds Four Million and No/100 Dollars ($4,000,000), all plans and specifications required in connection with the Restoration shall be subject to prior review and acceptance in all respects by Trustee and by an independent consulting engineer selected by Trustee (the “Casualty Consultant”), such approval (A) not to be unreasonably withheld or delayed and (B) to be deemed granted if Trustee shall not have disapproved same in writing within twenty (20) Days after Issuers’ request for approval, so long as the written request to Trustee for approval contains a legend clearly marked in not less than fourteen (14) point bold face type, underlined, in all capital letters “REQUEST DEEMED APPROVED IF NO RESPONSE WITHIN TWENTY (20) DAYS”. Trustee shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in the Restoration for contracts in excess of $250,000, as well as the contracts under which they have been engaged, shall be subject to prior review and acceptance by Trustee and the Casualty Consultant, such approval (A) not to be unreasonably withheld or delayed and (B) to be deemed granted if Trustee shall not have disapproved same in writing within fifteen (15) Days after Issuers’ request for approval, so long as the written request to Trustee for approval contains a legend clearly marked in not less than fourteen (14) point bold face type, underlined, in all capital letters “REQUEST DEEMED APPROVED IF NO RESPONSE WITHIN FIFTEEN (15) DAYS”. All costs and expenses incurred by Trustee in connection with making the Net Proceeds available for the Restoration including, without limitation, reasonable counsel fees and disbursements and the Casualty Consultant’s fees, shall be paid by Issuers.

(e)  In no event shall Trustee be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, minus the Casualty Retainage. The term “Casualty Retainage” shall mean an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in Section 8.04(b), be less than the amount actually held back by Issuers from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Trustee that the Restoration has been completed in accordance with the provisions of Section 8.04(b) and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate governmental and quasi-governmental authorities, and Trustee receives evidence satisfactory to Trustee that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Trustee will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Trustee that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Trustee or by the title company issuing the Title Insurance Policy. If required by Trustee, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(f)  Trustee shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(g)  If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the opinion of Trustee in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Issuers shall deposit the deficiency (the “Net Proceeds Deficiency”) with Trustee before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Trustee shall be held by Trustee and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to Section 8.04(b) shall constitute additional security for the Debt and other obligations under the Financing Documents.

(h)  The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Trustee after the Casualty Consultant certifies to Trustee that the Restoration has been completed in accordance with the provisions of Section 8.04(b), and the receipt by Trustee of evidence satisfactory to Trustee that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Trustee to Issuers, provided no Event of Default shall have occurred and shall be continuing.

(i)  All Net Proceeds not required (a) to be made available for the Restoration or (b) to be returned to Issuers as excess Net Proceeds pursuant to Section 8.04(h) may be retained and applied by Trustee in accordance with Section 2.3(b) of the Notes toward the payment of the Debt whether or not then due and payable in such order, priority and proportions as Trustee in its sole discretion shall deem proper, or, at the discretion of Trustee, the same may be paid, either in whole or in part, to Issuers for such purposes as Trustee shall approve, in its discretion, so long as Trustee either commences to apply such Net Proceeds to Restoration in accordance with the terms and conditions of this Indenture or applies such Net Proceeds toward the payment of the outstanding principal balance of the Notes, in each case within thirty (30) days of receipt thereof.

(j)  In the event Security Trust First Beneficiary conveys, sells or otherwise transfers (or takes steps to effect a conveyance, sale or other transfer of) the Security Trust Second Beneficiary’s interest under the security trust formed pursuant to the Security Trust Agreement, or other transfer of title to the Property in extinguishment in whole or in part of the Debt all right, title and interest of Issuers in and to the Policies that are not blanket Policies then in force concerning the Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Trustee or other transferee in the event of such other transfer of title.

(k)  Notwithstanding anything to the contrary contained in this Section 2.3(b), in the event the costs of completing any Restoration shall exceed Thirty Million and No/100 Dollars ($30,000,000) and Servicer on behalf of Trustee elects not to make Net Proceeds available to Issuers, the Issuers may, within sixty (60) days, offer such election by Servicer on behalf of Trustee to prepay the Debt in whole, but not in part, without the payment of any prepayment premium or penalty.

Section 2.05  Casualty/Condemnation Generally. In all matters pertaining to insurance, Casualty, Condemnation and/or Restoration, the Issuers’ covenants and agreements shall be enforced, and all associated rights shall be exercised, by the Servicer on behalf of the Trustee for the benefit of the Noteholders, and all related documents to be delivered to the Trustee, amounts to be deposited with the Trustee and all accounts to be maintained by the Trustee shall be so delivered, deposited and maintained by the Servicer or Cash Manager, as the case may be, on behalf of the Trustee for the benefit of the Noteholders.

ARTICLE 9 – DEFAULTS

Section 9.01  Event of Default. (a)  Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i)  if any portion of the Debt is not paid when due;

(ii)  if any of the Taxes or Other Charges are not paid on or before the same are due and payable (and such non-payment, in case of Other Charges (other than Condominium charges and assessments with respect to which no notice shall be required) continues for five (5) Business Days following notice thereof to Issuers), except to the extent sums sufficient to pay such Taxes and Other Charges have been deposited with Trustee in accordance with Section 10.02 hereof or those Taxes or Other Charges being contested in accordance with the terms and provisions of this Indenture;

(iii)  if the Policies are not kept in full force and effect or if the Policies or insurance certificates or other evidence of insurance acceptable to Trustee are not delivered to Trustee within 10 days after written notice thereof from Trustee;

(iv)  if Issuers Transfer or otherwise encumbers any portion of the Property in violation of the provisions of this Indenture;

(v)  if any representation or warranty made by Issuers herein or in any other Financing Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished in connection with the Financing Documents shall have been false or misleading in any material respect as of the date the representation or warranty was made; provided, however, that if (1) such misrepresentation was not intentional, and (2) the condition causing the representation or warranty to be false is susceptible of being cured, the same shall be an Event of Default hereunder only if the same is not cured within thirty (30) days after written notice to Issuers from Trustee; and provided, further, if the condition causing the representation or warranty to be false is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and Issuers shall have commenced to cure such condition within such thirty (30) day period and thereafter diligently proceeds to cure the same, then such thirty (30) day period shall be extended for such an additional period of time as is reasonably necessary for Issuers in the exercise of due diligence to cure such condition, such additional period not to exceed one hundred fifty (150) days;

(vi)  if any Issuer, Principal or any Guarantor shall make an assignment for the benefit of creditors;

(vii)  if a receiver, liquidator, síndico or trustee shall be appointed for any Issuer, Principal or Guarantor, or if any Issuer, Principal or Guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for concurso mercantil, bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Issuer, Principal or Guarantor, or if any proceeding for the dissolution or liquidation of Issuers, Principal or Guarantor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Issuers, Principal or Guarantor, upon the same not being discharged, stayed or dismissed within ninety (90) days;

(viii)  if any Issuer attempts to assign its rights under this Indenture or any of the other Financing Documents or any interest herein or therein in contravention of the Financing Documents;

(ix)  if any Issuer breaches any of its respective covenants contained in Sections 6.01(dd) and (kk), and any such breach is not cured within fifteen (15) Business Days after written notice to Issuers from Trustee;

(x)  with respect to any term, covenant or provision set forth herein which specifically contains a notice requirement or grace period, if Issuers shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;

(xi)  if any of the assumptions contained in the Insolvency Opinion delivered to Trustee in connection with the issuance of the Notes, or in the Additional Insolvency Opinion delivered subsequent to the issuance of the Notes, is or shall become untrue in any material respect;

(xii)  if a material default has occurred and continues beyond any applicable cure period under the Management Agreement, the Golf Management Agreement or the Spa Management Agreement (or any Replacement Management Agreement, Replacement Golf Management Agreement or Replacement Spa Management Agreement, as applicable) and (A) if such default permits the Manager, Golf Manager or Spa Manager, as applicable, to terminate or cancel the Management Agreement, the Golf

Management Agreement or the Spa Management Agreement (or any Replacement Management Agreement, Replacement Golf Management Agreement or Replacement Spa Management Agreement, as applicable) or (B) if the Management Agreement, the Golf Management Agreement or the Spa Management Agreement (or any Replacement Management Agreement, Replacement Golf Management Agreement or Replacement Spa Management Agreement, as applicable) is terminated and in the case of either (A) or (B) a Qualified Manager, Qualified Golf Manager or Qualified Spa Manager, as applicable, is not appointed within forty five (45) days thereafter;

(xiii)  if (A) any provision of the applicable statutes pursuant to which the Condominium was established or any section, sentence, clause, phrase or word or the application thereof in any circumstance is held invalid and such invalidity materially adversely affects the security interest of the Security Trust Agreement or Trustee’s rights under the Financing Documents; (B) the Condominium shall become subject to an action for partition by any condominium unit owner which could reasonably be expected to result in partition and said action has been commenced and not dismissed within sixty (60) days after commencement thereof; or (C) the Condominium is withdrawn from the condominium regime established under the Condominium Laws;

(xiv)  if Issuers fail to comply with the covenants as to Prescribed Laws set forth in Section 7.01(a) hereof;

(xv)  with respect to any term, covenant or provision set forth herein or in any other Financing Document which specifically contains a notice requirement, grace period or both, if Issuers shall be in default under such term, covenant or condition after the giving of such notice, the expiration of such grace period or both, as applicable; or

(xvi)  if Issuers shall continue to be in Default under any of the other terms, covenants or conditions of this Indenture not specified in subsections (i) to (xiv) above, or under any of the terms, covenants or conditions in any other Financing Document not specified in Section (xv) above, for ten (10) days after notice to Issuers from Trustee, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Trustee in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided, further, that Issuers shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Issuers in the exercise of due diligence to cure such Default, such additional period not to exceed sixty (60) days.

(b)  Upon the occurrence of an Event of Default (other than an Event of Default described in clauses (vi), (vii) or (viii) above) and at any time thereafter, in addition to any other rights or remedies available to it pursuant to this Indenture and the other Financing Documents or at law or in equity, Trustee, and Servicer on its behalf, for the benefit of Noteholders may take such action, without notice or demand, that Trustee or Servicer deems advisable to protect and enforce its rights against Issuers and in and to the Property, including, without limitation, declaring the Debt to be immediately due and payable, and Trustee for the benefit of Noteholders may enforce or avail itself of any or all rights or remedies provided in the Financing Documents against Issuers and the Property, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vi), (vii) or (viii) above, the Debt and all other obligations of Issuers hereunder and under the other Financing Documents shall immediately and automatically become due and payable, without notice or demand, and Issuers hereby expressly waive any such notice or demand, anything contained herein or in any other Financing Document to the contrary notwithstanding.

Section 9.02  Remedies. (a)  Upon the occurrence of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Trustee against Issuers under this Indenture or any of the other Financing Documents executed and delivered by, or applicable to, Issuers or at law or in equity may be exercised by Trustee at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Trustee shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Financing Documents. Any such actions taken by Trustee shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Trustee may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Trustee permitted by law, equity or contract or as set forth herein or in the other Financing Documents. Without limiting the generality of the foregoing, Issuers agree that if an Event of Default is continuing (i) Trustee is not subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Trustee shall remain in full force and effect until Trustee has exhausted all of its remedies against the Property and a foreclosure procedure has been initiated under the Security Trust Agreement or the Pledge and the proceeds of such foreclosure procedure are applied in full satisfaction of the Debt or the Debt has been otherwise paid in full.

(b)  Right to Cure Defaults. Upon the occurrence and during the continuance of any Event of Default, Trustee may, but without any obligation to do so and without notice to or demand on Issuers and without releasing Issuers from any obligation hereunder, make any payment or do any act required of Issuers hereunder in such manner and to such extent as Trustee may deem necessary to protect the security of the Security Trust Agreement and the other Financing Documents. Trustee is authorized to enter upon the Property for such purposes, or appear in, defend, or bring any action or proceeding to protect its interest in the Property for the benefit of Noteholders or to foreclose or cause the foreclosure under the Security Trust Agreement or collect the Debt, and the cost and expense thereof (including reasonable attorneys’ fees to the extent permitted by law), with interest at the Default Rate, shall constitute a portion of the Debt and shall be due and payable to Trustee upon demand. All such costs and expenses incurred by Trustee in remedying such Event of Default or such failed payment or act or in appearing in, defending, or bringing any such action or proceeding shall bear interest at the Default Rate for the period after notice from Trustee that such cost or expense was incurred to the date of payment to Trustee. All such costs and expenses incurred by Trustee together with interest thereon calculated at the Default Rate shall be deemed to constitute a portion of the Debt and be secured by and subject to the Security Trust Agreement and the other Financing Documents and shall be immediately due and payable upon demand by Trustee therefor.

(c)  The rights, powers and remedies of Trustee under this Indenture shall be cumulative and not exclusive of any other right, power or remedy which Trustee for the benefit of Noteholders may have against Issuers pursuant to this Indenture or the other Financing Documents, or existing at law or in equity or otherwise. Trustee’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Trustee may determine in Trustee’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Issuers shall not be construed to be a waiver of any subsequent Default or Event of Default by Issuers or to impair any remedy, right or power consequent thereon.

(d)  All rights, powers, privileges and other remedies of Trustee hereunder shall be enforced and exercised by Servicer on behalf of Trustee for the benefit of Noteholders.

Section 9.03  Exculpation. (a)  Subject to the qualifications below, Trustee shall not enforce the liability and obligation of Issuers to perform and observe the obligations contained in the Notes, this Indenture, the Security Trust Agreement or the other Financing Documents by any action or proceeding wherein a money judgment shall be sought against Issuers, except that Trustee may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Trustee to enforce and realize upon its interest under the Notes, this Indenture, the Security Trust Agreement and the other Financing Documents, or in the Property, the Rents, or any other collateral given to Trustee pursuant to the Financing Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Issuers only to the extent of Issuers’ interest in the Property, in the Rents and in any other collateral given to Trustee, and Trustee, by accepting the Notes, this Indenture, the Security Trust Agreement and the other Financing Documents, agrees for itself and its successors and assigns that it and its successors and assigns shall not sue for, seek or demand any deficiency judgment against Issuers or any of its Affiliates in any such action or proceeding under, or by reason of, or in connection with, the Note, this Indenture, the Security Trust Agreement or the other Financing Documents. The provisions of this Section shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Financing Documents; (b) impair the right of Trustee for the benefit of Noteholders to name any Issuer as a party defendant in any action or suit for foreclosure and sale under the Security Trust Agreement or the Pledge; (c) affect the validity or enforceability of or any Guaranty made in connection with the issuance of the Notes or any of the rights and remedies of Trustee under the Financing Documents; (d) impair the right of Trustee to obtain the appointment of a receiver; (e) impair the enforcement of the Security Trust Agreement or the Pledge; (f) constitute a prohibition against Trustee to seek a deficiency judgment against Issuers in order to fully realize the security granted by the Security Trust Agreement or the Pledge or to commence any other appropriate action or proceeding in order for Trustee to exercise its remedies against the Property; or (g) constitute a waiver of the right of Trustee to enforce the liability and obligation of Issuers under the terms of this Indenture, by money judgment or otherwise, to the extent of any actual out of pocket loss, damage, cost, expense, liability, claim or other obligation incurred by Trustee or Noteholders (including attorneys’ fees and costs reasonably incurred) arising out of or in connection with the following:

(i)  fraud or intentional misrepresentation by Issuers or any Guarantor in connection with the issuance of the Notes or in connection with the Financing Documents;

(ii)  if any Issuer fails to maintain its status as a Special Purpose Entity as required by, and in accordance with, the terms and provisions of this Indenture;

(iii)  a breach of any representation or warranty set forth in Section 6.01(kk) hereof;

(iv)  the misappropriation or conversion by or on behalf of Issuers of (A) any Insurance Proceeds paid by reason of any Casualty, (B) any Awards received in connection with a Condemnation, or (C) any Rents following an Event of Default, in each case only to the extent of the amounts received by Issuers;

(v)  any security deposits, advance deposits or any other deposits collected with respect to the Property which are not delivered to Trustee upon a foreclosure of the Property or action in lieu thereof under the Security Trust Agreement, except to the extent any such security deposits, advance deposits or other deposits were applied in accordance with the terms and conditions of any of the Leases or reservation rules and policies prior to such foreclosure or action in lieu thereof;

(vi)  any alterations pursuant to Section 7.01(u)(iii) hereof, the aggregate cost of which alterations exceed Two Million and No/100 Dollars ($2,000,000) and which are not otherwise approved as required by such section;

(vii)  if any Issuer fails to obtain Trustee’s prior consent to any Indebtedness for borrowed money as required by this Indenture;

(viii)  if any Issuer files a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; and

(ix)  if any Issuer fails to pay any Non-Excluded Taxes as required by the provisions of each Note.

(b)  Notwithstanding anything to the contrary in this Indenture, the Note or any of the Financing Documents, (A) Trustee shall not be deemed to have waived any right which Trustee may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Debt or to require that all collateral shall continue to secure all of the Obligations in accordance with the Financing Documents, and (B) the Debt shall be fully recourse to any Issuer (i) in the event of: (a) intentionally omitted; the filing of an involuntary petition against any Issuer under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law if and only if such Issuer has acted in concert with, colluded or conspired with the petitioning creditors for any involuntary petition from any Person in order to cause the filing thereof to interfere with the enforcement rights of Trustee; (c) any Issuer consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for such Issuer or any portion of the Property if and only if such Issuer has acted in concert with, colluded or conspired with the Persons bringing such application; (d) any Issuer making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due, and, with respect to such events described in the foregoing clauses (b) and (c), either any or all of Issuers, Principal or Guarantor has acted in concert with, colluded or conspired to cause such condition or event in order to interfere with the enforcement of Trustee’s rights and remedies; or (ii) if any Issuer fails to obtain Trustee’s prior consent to any Transfer as required by this Indenture.

Section 9.04  Manager Termination. If (a) an Event of Default occurs and is continuing, (b) the Manager, Golf Manager or Spa Manager shall become bankrupt or insolvent or (c) a material default occurs under the Management Agreement, the Golf Management Agreement or the Spa Management Agreement beyond any applicable grace and cure periods, Issuers shall, at the request of Servicer on behalf of Trustee, terminate the Management Agreement, the Golf Management Agreement or the Spa Management Agreement and replace the Manager, Golf Manager or Spa Manager with a Qualified Manager, Qualified Golf Manager or Qualified Spa Manager pursuant to a Replacement Management Agreement, Replacement Golf Management Agreement or Replacement Spa Management Agreement, as applicable.

ARTICLE 10 – RESERVE FUNDS

Section 10.01  Required Repair Funds. (a)  Deposits. Issuers shall perform the repairs at the Property as more particularly set forth on Schedule 10.01 hereto (such repairs hereinafter collectively referred to as “Required Repairs”). Subject to excusable delays due to acts of god, governmental restrictions, stays, judgments, orders, decrees, enemy actions, civil commotion, fire, casualty, strikes, work stoppages, shortages of labor or materials or other cases beyond the reasonable control of Issuers, Issuers shall complete the Required Repairs on or before the required deadline for each repair as set forth on Schedule 10.01. Upon the occurrence and during the continuance of an Event of Default, Trustee, at its option, may withdraw all Required Repair Funds from the Required Repair Account and Trustee may apply such funds either to completion of the Required Repairs or toward payment of the Debt in such order, proportion and priority as Trustee may determine in its sole discretion. Trustee’s right to withdraw and apply Required Repair Funds shall be in addition to all other rights and remedies provided to Trustee under this Indenture and the other Financing Documents. On the Closing Date, Issuers shall deposit with Trustee the amount set forth on such Schedule 10.01 hereto to perform the Required Repairs multiplied by one hundred twenty-five percent (125%). Amounts so deposited with Trustee shall be held by Trustee in accordance with Section 10.06 hereof. Amounts so deposited shall hereinafter be referred to as Issuers’ “Required Repair Fund” and the account in which such amounts are held shall hereinafter be referred to as Issuers’ “Required Repair Account.”

(b)  Release of Required Repair Funds. Trustee shall disburse to Issuers the Required Repair Funds from the Required Repair Account from time to time, but not more frequently than once in any ten (10) day period, upon satisfaction by Issuers of each of the following conditions: (a) Issuers shall submit a written request for payment to Trustee at least ten (10) days prior to the date on which Issuers requests such payment be made and specifies the Required Repairs to be paid, (b) on the date such request is received by Trustee and on the date such payment is to be made, no Default or Event of Default shall exist and remain uncured, (c) Trustee shall have received an Officer’s Certificate (i) stating that all Required Repairs to be funded by the requested disbursement have been completed in good and workmanlike manner and in accordance with all applicable federal, state and local laws, rules and regulations, such Officer’s Certificate to be accompanied by a copy of any license, permit or other approval by any Governmental Authority required to commence and/or complete the Required Repairs, (ii) identifying each Person that supplied materials or labor in connection with the Required Repairs to be funded by the requested disbursement, and (iii) stating that each such Person has been paid in full or will be paid in full upon such disbursement, such Officer’s Certificate to be accompanied by evidence of payment satisfactory to Trustee, (d) intentionally omitted, and (e) Trustee shall have received such other evidence as Trustee shall reasonably request that the Required Repairs to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Issuers. Trustee shall not be required to make disbursements from the Required Repair Account unless such requested disbursement is in an amount greater than $5,000 (or a lesser amount if the total amount in the Required Repair Account is less than $5,000, in which case only one disbursement of the amount remaining in the account shall be made) and such disbursement shall be made only upon satisfaction of each condition contained in this Section 10.01(b).

Section 10.02 Tax and Insurance Escrow Fund. Issuers shall pay to Trustee on each Payment Date (a) one twelfth of the Taxes and the Condominium charges and assessments that Trustee estimates will be payable during the next ensuing twelve (12) months in order to accumulate with Trustee sufficient funds to pay all such Taxes thirty (30) days prior to their respective due dates, and (b) one twelfth of the Insurance Premiums that Trustee estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate with Trustee sufficient funds to pay all such Insurance Premiums thirty (30) days prior to the expiration of the Policies (said amounts in (a) and (b) above hereinafter called the “Tax and Insurance Escrow Fund”). The Tax and Insurance Escrow Fund and the payment of the monthly Debt Service, shall be added together and shall be paid as an aggregate sum by Issuers to Trustee. Trustee will apply the Tax and Insurance Escrow Fund to payments of Taxes and Insurance Premiums required to be made by Issuers pursuant to Section 7.01(b) hereof. In making any payment relating to the Tax and Insurance Escrow Fund, Trustee may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof, except where Issuers are contesting the Taxes in accordance with the terms and provisions of this Indenture and have notified Trustee in writing of such contest.  If the amount of the Tax and Insurance Escrow Fund shall exceed the amounts due for Taxes and Insurance Premiums pursuant to Section 7.01(b) hereof, Trustee shall, in its reasonable discretion, return any excess to Issuers or credit such excess against future payments to be made to the Tax and Insurance Escrow Fund.  Any amount remaining in the Tax and Insurance Escrow Fund after the Debt has been paid in full shall be returned to Issuers.  In allocating such excess, Trustee may deal with the Person shown on the records of Trustee to be the owner of the Property.  If at any time Trustee reasonably determines that the Tax and Insurance Escrow Fund is not or will not be sufficient to pay Taxes and Insurance Premiums by the dates set forth in (a) and (b) above, Trustee shall notify Issuers of such determination and Issuers shall increase its monthly payments to Trustee by the amount that Trustee estimates is sufficient to make up the deficiency at least thirty (30) days prior to the due date of the Taxes and/or thirty (30) days prior to expiration of the Policies, as the case may be.

Section 10.03  Replacements and Replacement Reserve.

(a)  Replacement Reserve Fund.  Issuers shall pay to Trustee (i) on each Payment Date commencing with the Payment Date occurring in January 2005, one twelfth (1/12) of two percent (2%) of Gross Income from Operations for the calendar month two (2) months prior to the month in which such Payment Date occurs, (ii) on each Payment Date commencing with the Payment Date occurring in January 2006, one twelfth (1/12) of three percent (3%) of Gross Income from Operations for the calendar month two (2) months prior to the month in which such Payment Date occurs, and (iii) on each Payment Date thereafter, one twelfth (1/12) of four percent (4%) of Gross Income from Operations for the calendar month two (2) months prior to the month in which such Payment Date occurs, which is the amount (the “Replacement Reserve Monthly Deposit”) reasonably estimated for the calendar month two (2) months prior to the month in which such Payment Date occurs by Trustee in its sole discretion to be due for replacements and repairs required to be made to the Property during the calendar year (collectively, the “Replacements”).  Amounts so deposited shall hereinafter be referred to as Issuers’ “Replacement Reserve Fund” and the account in which such amounts are held shall hereinafter be referred to as Issuers’ “Replacement Reserve Account.”

(b)  Disbursements from Replacement Reserve Account.  Trustee shall make disbursements from the Replacement Reserve Fund as requested by Issuers, and approved by Trustee, no more frequently than once in any thirty (30) day period of no less than $5,000.00 upon delivery by Issuers of Trustee’s standard form of draw request accompanied by copies of paid invoices for the amounts requested or invoices showing payments due, together with such evidence as Trustee shall reasonably request that the Replacements to be reimbursed or funded by the requested disbursement have been completed in good and workmanlike manner and in accordance with all applicable Legal Requirements, and, if required by Trustee for requests in excess of $10,000.00 for a single item, releases from all parties furnishing materials and/or services in connection with the requested payment.  Trustee may require an inspection of the Property at Issuers’ expense prior to making a monthly disbursement in order to verify completion of replacements and repairs of items in excess of $10,000.00 for which reimbursement is sought; provided that Trustee may not require such inspection more frequently than twice during any calendar year unless the average monthly disbursement from the Replacement Reserve Fund during the trailing twelve (12) month period exceeds $250,000 (at which time Trustee may require such inspections prior to making any monthly disbursement from the Replacement Reserve Fund).

(c)  Balance in the Replacement Reserve Account.  The insufficiency of any balance in the Replacement Reserve Account shall not relieve Issuers from their obligation to fulfill all preservation and maintenance covenants in the Financing Documents.

Section 10.04  Interest Reserve Interest.  Issuers shall pay to Trustee on the date hereof the sum of $750,000, which amount shall be deposited with and held by Trustee for the benefit of Noteholders as additional security for payment of the Debt, provided that if the Net Operating Income for the trailing twelve (12) month period for the Property exceeds $11,000,000 on any one of January 9, 2007, January 9, 2008 or January 9, 2009, then all amounts then held in the Interest Reserve Account shall be released to Issuers, provided that no Event of Default shall have occurred and be continuing.  Notwithstanding the foregoing, if the Net Operating Income for the trailing twelve (12) month period for the Property does not exceed $11,000,000 on any such date, but thereafter exceeds $11,000,000 as of each Payment Date occurring in (a) April and July of the same calendar year or (b) July and October of the same calendar year, then all amounts then held in the Interest Reserve Account shall be released to Issuers, provided that no Event of Default shall have occurred and be continuing.  All such amounts so deposited shall hereinafter be referred to as the “Interest Reserve Fund” and the account to which such amounts are held shall hereinafter be referred to as the “Interest Reserve Account.”

Section 10.05  Reserve LC.

(a)  Issuers shall deliver to Trustee on the date hereof a Letter of Credit in an amount equal to $2,500,000 (the “NOI LC”).  The NOI LC shall be released by Trustee to Issuers in the event the Net Operating Income for the trailing twelve (12) month period for the Property exceeds $9,500,000 on any Payment Date occurring in January, April, July or October during the term of the Notes (commencing with the Payment Date occurring in January 2006), provided that no Event of Default shall have occurred and be continuing.

(b)  Issuers shall deliver to Trustee on the date hereof a Letter of Credit in an amount equal to $2,500,000 (the “Spa LC”).  Issuers shall have the right to reduce the amount of the Spa LC from time to time by an amount equal to the reduction (other than a reduction by payment) in the amount of the termination fee payable by Hotel Issuer pursuant to Section 2.7 of the Spa Management Agreement, provided that the amount of the Spa LC shall not be less than the amount of such potential termination fee at any time.  In connection with such reduction, Issuers shall deliver (i) a replacement Spa LC for the reduced amount and (ii) a calculation of the potential termination fee, together with an Officer’s Certificate certifying that such calculation has been determined in accordance with Section 2.7 of the Spa Management Agreement.

(c)  Each Reserve LC shall be additional security for the payment of the Debt.  Upon the occurrence and during the continuance of an Event of Default, Trustee shall have the right, at its option, to draw on any Reserve LC and to apply the proceeds thereof to payment of the Debt in such order, proportion or priority as Trustee may determine.  Trustee’s right to draw on any Reserve LC and apply the proceeds thereof in accordance with this Section 10.05 shall be in addition to all other rights and remedies provided to Trustee under the Financing Documents.

(d)  In addition to any other right Trustee may have to draw upon any Reserve LC pursuant to the terms and conditions of this Indenture, Trustee shall have the additional rights to draw in full any Reserve LC: (i) if the Reserve LC is an evergreen letter of credit, if Trustee has received a notice from the issuing bank that such Reserve LC will not be renewed and a replacement Reserve LC is not provided at least thirty (30) days prior to the date on which such Reserve LC is scheduled to expire; (ii) if the Reserve LC has a stated expiration date, if Trustee has not received a notice from the issuing bank that it has renewed such Reserve LC at least thirty (30) days prior to the date on which such Reserve LC is scheduled to expire and an extension of such Reserve LC or a replacement Reserve LC is not provided at least thirty (30) days prior to the date on which such Reserve LC is scheduled to expire; or (iii) upon receipt of notice from the issuing bank that such Reserve LC will be terminated (except if a replacement Reserve LC is provided).  Notwithstanding anything to the contrary contained in the above, Trustee is not obligated to draw any Reserve LC upon the happening of an event specified in (i), (ii) or (iii) above and shall not be liable for any losses sustained by Issuers due to the insolvency of the bank issuing any Reserve LC if Trustee has not drawn such Reserve LC.

Section 10.06  Reserve Funds, Generally.  (a)  Issuers grant to Trustee a first-priority perfected security interest in each of the Reserve Funds and any and all monies now or hereafter deposited in each Reserve Fund as additional security for payment of the Debt.  Until expended or applied in accordance herewith, the Reserve Funds shall constitute additional security for the Debt.  Upon the occurrence of an Event of Default, Trustee may, in addition to any and all other rights and remedies available to Trustee, apply any sums then present in any or all of the Reserve Funds to the payment of the Debt in any order in its sole discretion.  The Reserve Funds shall not constitute trust funds and may be commingled with other monies held by Trustee for the benefit of Noteholders.

(b)  Issuers shall not, without obtaining the prior consent of Trustee, further pledge, assign or grant any security interest in any Reserve Fund or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Trustee as the secured party, to be filed with respect thereto.

(c)  The Reserve Funds shall be held in an Eligible Account and shall bear interest at a money market rate selected by Trustee.  All interest or other earnings on a Reserve Fund shall be added to and become a part of such Reserve Fund and shall be disbursed in the same manner as other monies deposited in such Reserve Fund, except for any such taxes applicable to the interest or income earned on the Tax and Insurance Escrow Funds which is retained by Trustee.  Issuers shall have the right to direct Trustee to invest sums on deposit in the Eligible Account in Permitted Investments provided (a) such investments are then regularly offered by Trustee for accounts of this size, category and type, (b) such investments are permitted by applicable federal, state and local rules, regulations and laws, (c) the maturity date of the Permitted Investment is not later than the date on which the applicable Reserve Funds are required for payment of an obligation for which such Reserve Fund was created, and (d) no Event of Default shall have occurred and be continuing.  Issuers shall be responsible for payment of any federal, state or local income or other tax applicable to the interest or income earned on the Reserve Funds to the extent Issuers are entitled to such interest under this Indenture and the Cash Management Agreement.  No other investments of the sums on deposit in the Reserve Funds shall be permitted except as set forth in this Section 10.06(c).  Issuers shall bear all reasonable costs associated with the investment of the sums in the account in Permitted Investments.  Such costs shall be deducted from the income or earnings on such investment, if any, and to the extent such income or earnings shall not be sufficient to pay such costs, such costs shall be paid by Issuers promptly on demand by Trustee.  Trustee shall have no liability for the rate of return earned or losses incurred on the investment of the sums in Permitted Investments.

(d)  Issuers shall indemnify Trustee and hold Trustee harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys fees and expenses) arising from or in any way connected with the Reserve Funds or the performance of the obligations for which the Reserve Funds were established.  Issuers shall assign to Trustee all rights and claims Issuers may have against all Persons supplying labor, materials or other services which are to be paid from or secured by the Reserve Funds; provided, however, that Trustee may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.

(e)  In all matters pertaining to the Reserve Funds or the Reserve LC, the Issuers’ covenants and agreements shall be enforced, and all associated rights shall be exercised, by the Servicer on behalf of the Trustee for the benefit of the Noteholders, and all related documents to be delivered to the Trustee, amounts to be deposited with the Trustee and all accounts to be maintained by the Trustee shall be so delivered, deposited and maintained by the Servicer on behalf of the Trustee for the benefit of the Noteholders.

ARTICLE 11 – MATTERS CONCERNING THE TRUSTEE

Section 11.01  Duties of the Trustee.  (a)  The duties, responsibilities and liabilities of the Trustee in respect of the Financing Documents and the other duties and liabilities of the Trustee under this Indenture shall be as follows:

(i)  The Trustee (and the Servicer on its behalf) shall have the full power and authority to do all things not inconsistent with the provisions of this Indenture or any other Financing Document that it may deem advisable in order to enforce the provisions hereof or thereof or to take any action with respect to a default or an Event of Default hereunder or thereunder, or to institute, appear in or defend any suit or other proceeding with respect hereto or thereto, or to protect the interests of the Holders; provided, however, that notwithstanding the foregoing or any other provisions of this Indenture to the contrary, the Notes shall be serviced by the Servicer and the powers vested in the Servicer hereunder shall not be exercised by the Trustee except as expressly set forth herein.  Neither the Trustee nor any of its directors, officers, shareholders, agents or employees (each, a “Trustee Indemnified Party” and, collectively, the “Trustee Indemnified Parties”) shall be answerable to or accountable for, except for its or their own bad faith, willful misconduct or negligence, and the Issuers agree to indemnify and save harmless the Trustee Indemnified Parties from, any costs, expenses, liabilities and damages that any of them may incur or sustain, in good faith and without willful misconduct or negligence, in the exercise and performance of the Trustee’s powers and duties hereunder and the acceptance or administration of the trust or trusts hereunder, under the Indenture or under any other Financing Document, including the cost and expense of defending themselves against any claim or liability in connection with the exercise or performance thereof; provided, however, that if it is found that any such claim or liability has resulted from the bad faith, willful misconduct or negligence of any Trustee Indemnified Party in the performance of its duties hereunder, such Trustee Indemnified Party shall repay such portion of the reimbursed amounts that is attributable to expenses incurred in relation to that portion of its acts or omissions that is the subject of such finding.  If any Trustee Indemnified Party is entitled to receive indemnification hereunder with respect to any such action or proceeding brought by a third party, the Issuers shall be entitled to assume the defense of any such action or proceeding with counsel reasonably satisfactory to such Trustee Indemnified Party who shall not, except with the consent of such Trustee Indemnified Party, be counsel to the Issuers or any Affiliate thereof.  Upon assumption by the Issuers of the defense of any such action or proceeding, such Trustee Indemnified Party shall have the right to participate in such action or proceeding and to retain its own separate counsel, but the Issuers shall not be liable for any legal fees or expenses of such a separate counsel subsequently incurred by such Trustee Indemnified Party in connection with the defense thereof unless (i) the Issuers have agreed to pay such fees and expenses or (ii) counsel provided by the Issuers pursuant to the foregoing is counsel to the Issuers and such Trustee Indemnified Party shall have been advised by such counsel that representation of such Trustee Indemnified Party by such counsel provided by the Issuers pursuant to the foregoing would be inappropriate due to actual or potential conflicting interests between the Issuers and such Trustee Indemnified Party, including situations in which there are one or more legal defenses available to such Trustee Indemnified Party that are different from or additional to those available to the Issuers; provided, however, that the Issuers shall not, in connection with any such action or proceeding, or separate but substantially similar action or proceeding arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys at any time, in addition to any local counsel, for any such Trustee Indemnified Party.  The Issuers shall not consent to the terms of any compromise or settlement of any action defended by the Issuers in accordance with the foregoing without the prior consent of the Trustee Indemnified Party.  The Issuers shall not be required to indemnify any Trustee Indemnified Party for any amount paid or payable by such Trustee Indemnified Party in settlement of any action, proceeding or investigation without the prior written consent of the Issuers, which consent shall not be unreasonably withheld.  Promptly after receipt by any Trustee Indemnified Party of notice of its involvement (or the involvement of any of its Affiliates or such Affiliate’s directors, officers, shareholders, agents or employees) in any action, proceeding or investigation, such Trustee Indemnified Party shall, if a claim for indemnification in respect thereof is to be made against the Issuers hereunder, notify the Issuers in writing of such involvement, but the failure of such Trustee Indemnified Party to provide such notice shall neither cause the forfeiture of the right to receive indemnity hereunder nor limit such right, except to the extent, if any, that the Issuers are prejudiced by the failure of the Trustee Indemnified Party to promptly give such notice.  The Issuers’ indemnification obligations under this Section 11.01(i) shall survive payment of the Notes and any resignation, removal or replacement of the Trustee.  The indemnification provided herein is limited in each case to actual damages and does not extend to consequential damages.

(ii)  The Trustee shall be authorized to make, at the expense of the Issuers, all required refilings of any Financing Document to preserve the liens created thereby to the extent not so done by the Issuers, the Servicer as provided herein or therein, but shall have no obligation to take any action to protect, preserve or enforce any rights or interests in the Financing Documents or towards the execution or enforcement of the trusts hereby or thereby created which, in its opinion, shall be likely to involve expense or liability to the Trustee, unless the Trustee shall have received an agreement satisfactory to the Trustee in its sole discretion to indemnify it against such liability and expense.  The Trustee shall not be required to ascertain or inquire as to the performance or observance of any of the covenants or agreements contained herein, or in any other Financing Document or in any other instruments to be performed or observed by the Issuers or any other party to any Financing Document (including, without limitation, the necessity or desirability under any applicable state law to re-record, re-register or re-file any Financing Document).  In accepting the trusts hereunder and under the Financing Documents, the Trustee is acting solely as Trustee hereunder and not in its individual capacity and all Persons, other than the Issuers and the Holders, having any claim against the Trustee arising by reason hereof shall look only to the Property for payment or satisfaction thereof except as provided herein.

(iii)  The Trustee shall incur no liability in acting upon any signature, notice, request, consent, certificate, opinion, or other instrument reasonably believed by it to be genuine.  In administering the trusts, the Trustee may exercise any of the powers hereof directly or through its agents or attorneys and may, at the expense of the Issuers, consult with counsel, accountants and other skilled Persons to be selected and employed by it, and the reasonable expenses thereof shall be paid by the Issuers, and the Trustee shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice of any such Person nor for any error of judgment made in good faith by a Responsible Officer, unless it shall be proved that the Trustee was negligent in ascertaining the pertinent facts.

(iv)  The Trustee shall have no duty to make, arrange or ensure the completion of any recording, filing or registration of any Financing Document, any instrument of further assurance, any instrument constituting part of any of the Property, or any amendments or supplements to any of said instruments and the Trustee shall have no duty to make, arrange or ensure the completion of the payment of any fees, charges or taxes in connection therewith (and the Trustee may act with respect to the Financing Documents and pay out deposited monies without regard thereto), or to give any notice thereof, or to make, arrange or ensure the completion of the payment of or be under any duty in respect of any tax, assessment or other governmental charge that may be levied or assessed on any of the Property or any part thereof or against the Issuers.  Notwithstanding the foregoing, the Trustee agrees that it will notify the Issuers in writing of any filings, fees, taxes or other payments required in connection with the satisfaction of the Issuers’ obligations hereunder and under the other Financing Documents known to any Responsible Officer of the Trustee assigned to its Corporate Trust Office and actively involved in the administration of the Loan.

(v)  Whenever, in administering the trust, the Trustee shall deem it necessary or desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee may, in the absence of bad faith on the part of the Trustee, request and rely upon (unless other evidence in respect thereof be specifically prescribed herein or in any Financing Document) an Officer’s Certificate of the Issuers, and such Officer’s Certificate shall be full warrant to the Trustee for any action taken, suffered or omitted by it on the faith thereof, but in its discretion the Trustee may in lieu thereof accept other evidence of such fact or matter or may require such further or additional evidence as it may deem reasonable.

(vi)  Whenever, in administering the trust, the Trustee shall be permitted whether pursuant to the terms of this Indenture or any other Financing Document, to determine to grant or withhold its consent to or waiver or approval of any matter described herein or therein or to take or omit to take any action or course of conduct permitted or required hereunder or thereunder, the Trustee shall be fully protected in making such determination based solely upon the written direction of the Servicer or, absent such direction, (a) on the basis of the related submission required by this Indenture or by such other Financing Document, as the case may be, or (b) if a standard for such determination is specified herein or therein, on the basis of its determination in good faith as to whether or not such standard has been satisfied, or (c) if no such standard is specified, on the basis of its determination in good faith as to (x) with respect to any act, omission or course of conduct, whether such act, omission or course of conduct is reasonable (which determination may be made solely on the basis of advice from professionals selected by the Trustee with reasonable care) and (y) with respect to the selection of any professional, whether the party proposing the engagement of such professional is motivated primarily by interests contrary to those of the Holders in making such proposal; provided, that in each case, that the Trustee grants or withholds its consent or approval or takes any other action on a timely basis.  The Trustee shall not be required to seek the individual consents or approvals of the Holders with respect to any such consent or approval unless the same shall be explicitly required by the terms of this Indenture or such other Financing Document, as the case may be.  Without limiting the generality of the foregoing, in the event the approval of the Trustee is requested by the Servicer with respect to a settlement of an insurance claim pursuant to the Indenture, the Trustee shall be fully protected in granting such approval based on directions from the Servicer.

(vii)  The Trustee shall have no obligation to see to the payment or discharge of any liens (other than the liens of the Financing Documents, and then only to the extent therein provided), or to see to the application of any payment of the principal of or interest on any Note secured thereby or to the delivery or transfer to any Person of any property released from any such lien, or to give notice to or make demand upon any mortgagor, mortgagee, trustor, beneficiary or other Person for the delivery or transfer of any such property.
(viii)  The Trustee shall not be concerned with or accountable to any Person for the use or application of any deposited monies that shall be released or withdrawn in accordance with the provisions hereof or of any other Financing Document or of any property or securities or the proceeds thereof that shall be released from the lien hereof or thereof in accordance with the provisions hereof or thereof and the Trustee shall have no liability for the acts of other parties hereto that are not in accordance with the provisions hereof.
(ix)  Trustee shall not be charged with knowledge of any Event of Default hereunder or under any other Financing Document (except default in the payment of monies to the Trustee that the Issuers are required to pay or cause to be paid to the Trustee on or before a specified date and except default in the delivery of any certificate, opinion or other document expressly required to be delivered to the Trustee by any provision hereof or any Financing Document) or any condition which after notice and/or the passage of time would constitute an Event of Default or any other fact, circumstance or event the occurrence of which would require the Trustee to give any notice or otherwise take any action (any such Event of Default, condition, circumstance or other event, an “Event”), unless either (i) a Responsible Officer of the Trustee assigned to its Corporate Trust Office shall have actual knowledge of such Event or (ii) written notice of such Event shall have been given to and received by the Trustee, by any Issuer, the Servicer or any Holder or Holders of at least 25% in aggregate principal amount of the Notes.

(x)  The Trustee shall not be responsible for any act or omission of the Servicer and Servicer shall not be responsible for any act or omission of the Trustee.

(xi)  Except during the continuance of an Event of Default, the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture, and no implied covenants or obligations shall be read into this Indenture against the Trustee.
(xii)  In the absence of actual knowledge on the part of a Responsible Officer to the contrary or bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture; but in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether or not they conform on their face to the requirements of this Indenture.

(xiii)  In the case an Event of Default known to the Trustee has occurred and is continuing, the Trustee shall exercise (subject, in all cases, to the rights and powers vested in the Servicer pursuant to this Indenture), with respect to the Notes, such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in their exercise, as a prudent Person would exercise or use under the circumstances in the conduct of his own affairs.

(xiv)  No provision of this Indenture shall be construed to relieve the Trustee from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct or bad faith, except that:

(A)  the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved by a court of competent jurisdiction that the Trustee was negligent in ascertaining the pertinent facts; and

(B)  the Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith and without negligence in accordance with the directions of the Noteholders or the Servicer required by this Indenture relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Indenture with respect to the Notes or the Financing Documents.

(xv)  At any time or times, for the purpose of meeting the legal requirements of any jurisdiction in which any of the Property may at the time be located, the Issuers and the Trustee shall have power to appoint, and, upon the written request of the Trustee or of the Holders of a majority of the Noteholders, the Issuers shall for such purpose join with the Trustee in the execution, delivery and performance of all instruments and agreements necessary or proper to appoint, one or more Persons approved by the Trustee either to act as co-trustee, jointly with the Trustee, of all or any part of the Collateral, or to act as separate trustee of any such property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such Person or Persons in the capacity aforesaid, any property, title, right or power deemed necessary or desirable, subject to the other provisions of this Section 11.01.  If the Issuers do not join in such appointment within 15 days after the receipt by them of a request so to do, or in case an Event of Default has occurred and is continuing, the Trustee alone shall have power to make such appointment.

(xvi)  If any written instrument from the Issuers should be required by any co-trustee or separate trustee so appointed to more fully verify such co-trustee’s or separate trustee’s power with respect to such property, title, right or power, any and all such instruments shall, on request, be executed, acknowledged and delivered by the Issuer.

(xvii)  Every co-trustee or separate trustee shall, to the extent permitted by law, but to such extent only, be appointed subject to the following terms:

(A)  The Notes shall be authenticated and delivered, and all rights, powers, duties and obligations hereunder in respect of the custody of securities, cash and other personal property held by, or required to be deposited or pledged with, the Trustee hereunder, shall be exercised solely, by the Trustee.

(B)  The rights, powers, duties and obligations hereby conferred or imposed upon the Trustee in respect of any property covered by such appointment shall be conferred or imposed upon and exercised or performed by the Trustee (or by the Trustee and such co-trustee or separate trustee jointly, as shall be provided in the instrument appointing such co-trustee or separate trustee), except to the extent that, under any law of any jurisdiction in which any particular act is to be performed, the Trustee shall be incompetent or unqualified to perform such act, in which event such rights, powers, duties and obligations shall be exercised and performed by such co-trustee or separate trustee.

(C)  The Trustee, at any time, by an instrument in writing executed by it, with the consent of the Issuers evidenced by a Board Resolution, may accept the resignation of or remove any co-trustee or separate trustee appointed under this Section 11.01, and, if an Event of Default has occurred and is continuing, the Trustee shall have power to accept the resignation of, or remove, any such co-trustee or separate trustee without the consent of the Issuers.  Upon the written request of the Trustee, the Issuers shall join with the Trustee in the execution, delivery and performance of all instruments and agreements necessary or proper to effectuate such resignation or removal.  A successor to any co-trustee or separate trustee so resigned or removed may be appointed in the manner provided in this Section 11.01.

(D)  No co-trustee or separate trustee hereunder shall be personally liable by reason of any act or omission of the Trustee, or any other such trustee hereunder.  Any fees or expenses of any co-trustee or separate trustee shall not be an expense of the Trustee.

(E)  Any at of Noteholders delivered to the Trustee shall be deemed to have been delivered to each such co-trustee and separate trustee.

Section 11.02  Rights of Trustee.  (a)  The Trustee may rely on any document believed by it to be genuine and to have been signed or presented by the proper Person.  The Trustee need not investigate any fact or matter stated in such document.

(b)  Any request or direction of the Issuers mentioned herein shall be sufficiently evidenced by an Issuer request and any resolution of a board of directors may be sufficiently evidenced by a resolution of such board of directors.

(c)  Before the Trustee acts or refrains from acting, it may require an Officer Certificate or an opinion of counsel.  The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer Certificate or opinion of counsel.

(d)  The Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through delegates, agents or attorneys or a custodian or nominee, and the Trustee shall not be responsible for any misconduct or negligence on the part of, or for the supervision of, any such agent, attorney, custodian or nominee appointed with due care by it hereunder.

(e)  The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers.

(f)  The Trustee may consult with counsel, and the advice or opinion of such counsel or any opinion of counsel shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder in good faith and in reliance thereon.

(g)  The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Noteholders pursuant to this Indenture or to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Noteholders pursuant to this Indenture, unless such Noteholders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction;

(h)  The Trustee shall not be bound to make any investigation into the facts or matters stated in any document, but the Trustee, in its direction, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuers, personally or by an agent or attorney; and

(i)  The Trustee shall not be required to give any bond or surety in respect of the execution of the trust created hereby or the powers granted hereunder.

(j)  With respect to all conditions to be satisfied or determinations permitted or required to be made by or to the satisfaction of the Trustee hereunder with respect to the closing the Trustee shall be entitled to receive and rely conclusively upon a certificate or instruction from the Initial Purchaser.

(k)  With respect to the exercise of all rights, powers and authority of the Trustee hereunder, and with respect to any actions permitted or required to be taken by the Trustee hereunder, the Trustee shall at all times be entitled to request, rely, and act only upon, the written instruction of the Noteholders, and in the absence of such instruction and indemnity reasonably acceptable to the Trustee with respect thereto, the Trustee shall have no obligation to act.

(l)  With respect to all matters relating to the ongoing administration and servicing of the Notes, including without limitation all matters relating to monitoring and enforcing the Issuers’ obligations hereunder, the Trustee shall enter into such servicing agreements as the Noteholder shall request, with such servicers, master servicers and/or special servicers (including the initial Servicer) as shall be selected and designated by a majority of the Noteholders, and the Trustee shall have no responsibility or liability therefor.

Section 11.03  Individual Rights of Trustee.  The Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Issuers or its Affiliates with the same rights it would have had if it were not Trustee.

Section 11.04  Trustee’s Disclaimer.  The Trustee (i) shall not be responsible for, and makes no representation, as to the validity or adequacy of this Indenture or the Notes and (ii) shall not be accountable for the Issuers’ use of the proceeds from the Notes, or responsible for any statement of the Issuers in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication.

Section 11.05  Notice of Defaults.  If a Default occurs and is continuing and if it is actually known to a Responsible Officer of the Trustee, the Trustee shall mail to each Noteholder and the Issuers with a copy to the Rating Agency, notice of such Default within thirty (30) calendar days after obtaining actual knowledge of such Default.  Except in the case of a Default in payment of principal of or interest on any Note, the Trustee may withhold the notice, and be protected against liability in withholding such notice, if, and so long as the Trustee in good faith determines that withholding the notice is in the best interests of the Noteholders and shall so advise the Issuers in writing.  Where a notice of the occurrence of an Event of Default has been given to the Noteholders pursuant to this Section 11.05 and the Event of Default is thereafter cured, the Trustee shall give notice that the Event of Default is no longer continuing to the Noteholders within thirty (30) calendar days after a Responsible Officer of the Trustee obtains actual knowledge that the Event of Default has been cured.

Section 11.06  Compensation and Indemnity.  (a)  On the Note Issuance Date and from time to time thereafter, the Trustee shall receive any costs, fees and expenses of its counsel and a fee, agreed to in writing between the Trustee and the Noteholders, payable monthly and calculated in the same manner as interest is calculated under the Notes from the monthly payments required under the Notes in advance upon the outstanding principal balance of the Notes as of the related Determination Date and payable in accordance with the Cash Management Agreement, as compensation for its services as Trustee hereunder.  The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust.  The Issuers shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses incurred or made by it, including costs of collection, in addition to the compensation for its services.  Such expenses shall include, but will not be limited to, the reasonable compensation and expenses, disbursements and advances of the Trustee’s agents (including any receiver), delegates, counsel, accountants and experts.  The Issuers shall indemnify the Trustee against any and all loss, liability or expense (including reasonable attorney’s fees) incurred by it in connection with the administration of this trust and the performance of its duties in its various capacities hereunder including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder.  The Trustee shall notify the Issuers and the Noteholders promptly of any claim for which it may seek indemnity.  Failure by the Trustee to so notify the Issuers shall not relieve the Issuers of its obligations hereunder.  The Issuers need not reimburse any expense or indemnity against any loss, liability or expense incurred by the Trustee through the Trustee’s own willful misconduct, negligence or bad faith.

(b)  The payment obligations to the Trustee pursuant to this Section 11.06 shall survive the resignation or removal of the Trustee and the discharge of this Indenture.

Section 11.07  Replacement of Trustee.  The Trustee may resign its trust and be discharged from all further duties and liabilities hereunder by giving to the Noteholders thirty (30) days prior notice in writing or such shorter notice as the Noteholders may accept as sufficient.  In addition, the Trustee shall resign upon the request of a majority of the Noteholders.  In the event of the Trustee resigning or being removed or being dissolved, becoming bankrupt, going into liquidation or otherwise becoming incapable of acting hereunder, the Noteholders shall forthwith appoint a new Trustee by Noteholders’ Approval.  On any new appointment, the Trustee shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named herein as Trustee.  Any company into which the Trustee may be merged or with which it may be consolidated or amalgamated or any company resulting from any merger, consolidation or amalgamation to which the Trustee shall be a party, shall be the successor Trustee under this Indenture without the execution of any instrument or any further act.  If no successor Trustee is appointed within thirty (30) days of the aforesaid notice being provided, the Trustee or any of the Noteholders may apply, at the cost of the Issuers, to a court of competent jurisdiction to appoint a successor.

Section 11.08  Resignation or Removal of Trustee; Conflict of Interest.  (a)  The Trustee may resign its trust, after giving sixty (60) days’ notice in writing to Noteholders or such shorter notice as the Noteholders, may accept as sufficient, after the Trustee becomes aware that it has a material conflict of interest it shall provide the Noteholders with written notice of the nature of that conflict.  If, notwithstanding the foregoing provisions of this section, the Trustee has such a material conflict of interest, the validity and enforceability of this Indenture and of the Notes issued hereunder shall not be affected in any manner whatsoever by reason only of the existence of such material conflict of interest.  The Trustee represents to Initial Purchaser and Initial Noteholder that, to the best of its knowledge, at the time of the execution and delivery hereof, no material conflict of interest exists in the Trustee’s role as a fiduciary hereunder.  Upon any resignation, the Trustee shall be discharged from all further duties and liabilities under this indenture.

(b)  In the event of the Trustee resigning or being removed or being dissolved, becoming bankrupt, going into liquidation or otherwise becoming incapable of acting hereunder, the Noteholders shall forthwith appoint a new Trustee; failing such appointment by the retiring Trustee or any Holder may apply to any applicable Governmental Authority, for the appointment of a new Trustee at the Issuers’ expense.  Any new Trustee so appointed shall be subject to removal by the Noteholders.  On any new appointment the new Trustee shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named herein as Trustee.  The expense of any act, document or other instrument or thing required under this Section shall be paid by Issuers.

(c)  Any new or successor Trustee shall, forthwith upon appointment, become vested with all the estates, properties, rights, powers and trusts of its predecessors in the trusts hereunder, with like effect as if originally named as Trustee herein.  Nevertheless, upon the written request of the successor Trustee or of the Noteholders and upon payment of all outstanding fees and expenses properly payable to the Trustee hereunder, the Trustee ceasing to act shall execute and deliver an instrument assigning and transferring to such successor Trustee, upon the trusts herein expressed, all the rights, powers and trusts of the Trustee so ceasing to act, and shall duly assign, transfer and deliver all property and money held by such Trustee to the successor Trustee so appointed in its place.  Should any deed, conveyance or instrument in writing from the Trustee on behalf of the Issuers be required by any new Trustee for more fully and certainly vesting in and confirming to it such estates, properties, rights, powers and trusts, then any and all such deeds, conveyances and instruments in writing shall, on the request of the new or successor Trustee, be made, executed, acknowledged and delivered by the Issuers, as the case may be.

(d)  Any company into which the Trustee may be consolidated or amalgamated or any company resulting from any merger, consolidation or amalgamation to which the Trustee shall be a party shall be a successor Trustee under this indenture without the execution of any instrument or any further act; provided that such successor Trustee shall not have a material conflict of interest in its role as a fiduciary under this Indenture.

Section 11.09  Successor Trustee.  Upon the written request of any successor Trustee, the Trustee ceasing to act shall, upon receiving payment for any outstanding fees and expenses, execute and deliver an instrument assigning and transferring to such successor Trustee, upon the trusts herein expressed, all the rights, powers and trusts of the Trustee so ceasing to act, and shall duly assign, transfer and deliver all property and money held by such Trustee to the successor Trustee so appointed in its place.  Should any deed, conveyance or instrument in writing from the Issuers be required by any new Trustee for more fully and certainly vesting in and confirming to it such estates, properties, rights, powers and trusts, then any and all such deeds, conveyances and instruments in writing shall on the request of said new Trustee, be made, executed, acknowledged and delivered by the Issuers.

Section 11.10  Authorization and Duties of Trustee.  (a)  In the exercise of the rights, duties and obligations prescribed or conferred by the terms of this Indenture, the Trustee shall act honestly and in good faith and shall exercise the care, diligence and skill that a reasonably prudent Trustee would exercise in comparable circumstances.  For greater certainty, provided that the Trustee fulfills the above noted standard of care and there is no willful misconduct or gross negligence on the part of the Trustee or its officers, directors, employees or agents, the Trustee shall not be liable for any act or default on the part of any agent employed by it.

(b)  Trustee shall be authorized to take such action as trustee on behalf of the Noteholders and to exercise such powers under the Financing Documents as are delegated to Trustee by the terms hereof or thereof, together with such powers as are reasonably incidental thereto.

(c)  By their acquisition of the Notes, the Noteholders hereby authorize and direct Trustee to act on their behalf in all respects in connection with the Financing Documents (but subject to Section 13.02 hereof) and agree with Issuers that Issuers shall only be required to and shall only deal with Trustee and each Noteholder shall be bound by any acts of Trustee; provided that Issuers shall not be entitled to rely upon any acts of Trustee, and Noteholders shall not be bound by any acts of Trustee, that (i) amend or otherwise modify in writing this Indenture or any other Financing Document, (ii) waive any Event of Default or (iii) contradicts any Extraordinary Resolution, a copy of which has been provided to Issuers; provided further that with respect to each matter under clause (i), (ii) or (iii) above, Issuers shall be entitled to rely upon copies of the applicable Noteholders’ Approval or Extraordinary Resolution provided to Issuers by Trustee.

Section 11.11  Trustee Not Required to Give Security.  The Trustee shall not be required to give any security in respect of the execution of the trusts and powers of this Indenture or otherwise in respect of the premises.

Section 11.12  Trustee May Deal In Notes.  The Trustee may buy, sell, lend upon and deal in the Notes and generally contract and enter into financial transactions with the Issuers without being liable to account for any profits made thereby.

Section 11.13  Administration of the Trust and Protection of the Trustee.  By way of supplement to the provisions of any law of the State of New York from time to time relating to trustees and in addition to any other provision of this Indenture for the relief of the Trustee, it is expressly declared as follows:

(a)  the Trustee may in relation to these presents act on the opinion or advice of or information obtained from any legal counsel, auditor, or other expert, whether obtained by the Trustee or by the Trustee or otherwise, but will not be bound to act upon the opinion or advice or information and will not be responsible for any loss occasioned by so acting or not acting in good faith, as the case may be, and may pay proper and reasonable compensation for all legal and other advice as aforesaid; any advice or opinion or information may be sent or obtained by letter, telegram, cablegram or by electronic facsimile transmission, and the Trustee will not be liable for acting on any advice, opinion or information purporting to be conveyed by any of these means although the same will contain some error or will not be authentic;

(b)  except where some other mode of proof is required by this Indenture, the Trustee will be at liberty to accept a certificate signed by an officer of the Issuers, provided that the Trustee examines the same and determines that such certificate complies with the applicable requirements of this Indenture (i) as to any statement of facts as conclusive evidence of the truth of the statement, (ii) as to any particular act or transaction or step or thing which, in the opinion of the officers so certifying, is expedient, as sufficient evidence that the act, transaction, step or thing is expedient, and (iii) as to any expenditure made or indebtedness incurred by the Trustee or any successor trustee to the Trustee as sufficient evidence that the expenditure or indebtedness was made or incurred for the purpose set forth in the certificate; and the Trustee will be in no way bound to call for further evidence or be responsible for any loss that may be occasioned by its failing to do so; however, the Trustee may cause to be made any independent investigations as it may reasonably require and the expense thereof (together with interest at the rate of interest charged to the Trustee by its bankers from the date of the Trustee’s expenditure to the date of its reimbursement) will be paid by the Trustee upon demand and will be payable out of any funds coming into the possession of the Trustee; if as a result of any independent investigation the Trustee is not satisfied as to any matter or thing set forth in the certificate, the Trustee may refuse to act thereon;

(c)  in the exercise of the rights and duties prescribed or conferred by the terms of this Indenture, the Trustee will act honestly and in good faith and exercise that degree of care, diligence and skill that a reasonably prudent trustee would exercise in comparable circumstances;

(d)  the Trustee may, but is not required to, employ any agents or other assistants as it may reasonably require for the proper discharge of its duties hereunder and will not be responsible for any misconduct on the part of any agents or other assistants or for any liability incurred by any Person as a result of not appointing such agents or other assistants and may pay reasonable remuneration for all services performed for it in the discharge of the trusts hereof without taxation of any costs or fees of any counsel, and will be entitled to receive reasonable remuneration for all services performed by it in the discharge of the trusts hereof and compensation for all disbursements, costs, liabilities and expenses made or incurred by it in the discharge of its duties hereunder and in the management of the trusts hereof; all such remuneration, disbursements, costs, liabilities and expenses and all remuneration and expenses incidental to the preparation, execution and recording of this Indenture or of any instrument ancillary or supplemental hereto and to the preparation, execution and issue of Notes or other Financing Documents, whether done or incurred at the request of the Trustee or the Issuers, will bear interest at the rate of interest charged to the Trustee by its bankers from the date of the same being incurred or expended until the date of reimbursement and will (together with such interest) be paid by the Trustee upon demand and will be payable out of any funds coming into the possession of the Trustee.  Where the Trustee has delegated its duties pursuant to this section, it shall be deemed to have satisfied its duty of care, if such delegation is reasonable;

(e)  wherever by this Indenture the Trustee is authorized to employ or consult counsel and to pay costs, the costs need not be taxed unless the Trustee deems it necessary to tax the same but may be agreed to by the Trustee and paid as a lump sum; costs paid by the Trustee under the provisions of this Section in good faith will not be disallowed in the taking of any accounts by reason only of the fact that the costs are greater than they might have been if taxed, or by reason of their not being taxed, but the costs so paid by the Trustee will, if not improperly incurred by it, be allowed and paid to the Trustee and will be payable out of any funds coming into the possession of the Trustee; any counsel employed or consulted by the Trustee may, but need not, be counsel for the Trustee;

(f)  the Trustee, in its individual or any other capacity, may, sell, own, lend upon, become a pledgee of and deal with the Notes and generally contract and enter into financial transactions with or act as bankers for the Issuers or otherwise, without being liable to account for any profits made thereby; provided, however, that except as expressly provided in this Indenture, the Trustee shall not have any right of set-off, combination, consolidation or banker’s lien against, and no right to otherwise deduct from, any funds on deposit in the Lockbox Account or the Cash Management Account or in any other account from time to time maintained by the Issuers with the Trustee and all investments thereof for any amount owed to it by virtue of any of the foregoing dealings or activities;

(g)  the Trustee will not be liable for or by reason of the statements or implications of fact or law contained in or arising out of anything contained in this Indenture or in the Notes or be required to verify the same, but all statements or implications will be deemed to have been made by the Trustee only, and it will not be the duty of the Trustee, except as herein otherwise specifically provided, to see to the registration or filing or renewal of this Indenture, if necessary, or to keep itself informed or advised as to the payment by the Trustee of any taxes or assessments or premiums of insurance or other payments which the Trustee should make or to require payments to be made, it being hereby agreed and declared that as to all matters and things in this subsection, the duty and responsibility will rest upon the Issuers and not upon the Trustee and the failure of the Trustee to discharge this duty and responsibility will not in any way render the Trustee liable or cast upon it any duty or responsibility for breach of which it would be liable;

(h)  the Trustee may in the exercise of all or any of the trusts, powers and discretions vested in it hereunder act by its officers; the Trustee may delegate to any Person the performance of any of the trusts and powers vested in it by this Indenture or the other Financing Documents subject to the limitation set forth in Section 11.08, and any delegation may be made upon such terms and conditions as the Trustee may think to be in the interest of the holders of Notes and the Trustee shall have no responsibility for the actions of any such delegate; and

(i)  the regularity and validity of all acts, consents, requests and directions of the Issuers will, for the protection of the Trustee, be deemed conclusively proved by a certificate duly executed by an officer of the Issuers; the Trustee will not be responsible for any error made or act done by it resulting from reliance upon the signature of any officer of the Issuers or of any Person on whose signature the Trustee may be called upon to act or refrain from acting under this Indenture.

Section 11.14  Service Providers.  A majority of the Noteholders shall designate a servicer, initially the Servicer designated herein, to service the obligations of the Issuers with respect to the Notes, the Financing Documents and the Property, as may be generally described herein, with such powers as are specifically delegated to the Servicer herein and as designated by a majority of the Noteholders, whether pursuant to this Indenture, a servicing agreement or otherwise, together with such other powers as are reasonably incidental thereto.  Issuers shall be responsible for the payment of such Servicer’s fees and expenses for servicing, master servicing or subservicing, including, without limitation, any fee or expense for any special servicing and any fees and expenses of such servicer, including, without limitation, in connection with a release of the Property, satisfaction of any Financing Document, assumption of the Notes, modification of the Notes made at Issuers’ request, any requests by Issuers for waivers or consents, protective advances, and the enforcement of the Financing Documents.  Issuers shall have the right to rely on any notices given by the Servicer with the same force and effect as if Trustee had given such notices.

ARTICLE 12 – SUPPLEMENTAL INDENTURES

Section 12.01  Supplemental Trust Indentures.  Supplemental Trust Indentures may be issued, from time to time, to evidence those matters agreed between the Issuers and the Trustee, and supplemental Trust Indentures may be issued, to document and evidence such matters from time to time.  The execution of a supplemental Trust Indenture by the Trustee shall be evidence that such supplemental Trust Indenture documents the amendment, modification or other agreement, permitted by the terms of this Indenture.

Section 12.02  Further Assurances.  From time to time the Trustee and the Issuers shall, when so directed by this Indenture, execute, acknowledge and deliver, by their proper officers, deeds or instruments supplemental to this Indenture, which thereafter shall form part of this Indenture, or any other deeds or instruments, or do and perform any other acts and things for any one or more of the purposes of hypothecating, mortgaging, pledging, ceding, transferring or assuring to or confirming or vesting in the Trustee, or charging in favor of the Trustee, any Property now owned or hereafter acquired by the Issuers; adding to the limitations or restrictions specified in the terms, provisions and conditions of this Indenture further limitations or restrictions, thereafter to be observed, with respect to dealing with the Property or the release of Property from the charges and security interest created hereby; and adding to the terms, provisions and conditions contained in this Indenture for the protection of the Noteholders or providing for Events of Default in addition to those herein specified.  It is also specifically acknowledged and agreed that such further agreements, and further assurances as provided therein, as shall be agreed from time to time between the Trustee and the Issuers, and set out in a Note or other Financing Documents, shall specifically be permitted to be entered into and agreed, and notwithstanding any such changes, additions, or deletions, shall form Notes and other Financing Documents issued under the terms of this Indenture if so noted.

Section 12.03  Amendment or Modification.  No modification or amendment to the terms of this Indenture, whether by supplemental deeds or indentures or otherwise, shall be effective unless and until sanctioned by a Noteholders’ Approval.  Issuers acknowledge and agree that the terms and provisions of this Indenture and the other Financing Documents may be amended or otherwise modified pursuant to and in accordance with the terms and provisions of the Securitization Cooperation Agreement.

ARTICLE 13 – NOTEHOLDER MEETINGS AND APPROVALS

Section 13.01  Conduct of Meetings.  Meetings of the Holders of the Notes shall be convened, held and conducted in the manner following:

(a)  Calling of Meetings.  At any time and from time to time the Trustee or any Noteholder, at the expense of the Issuers, may call a meeting of Noteholders in New York City, New York or at such other place as the Trustee may in any case determine or approve.

(b)  Notice of Meetings.  Unless the Noteholders waive such notice, at least five (5) clear days’ previous notice of such meeting shall be given to the Noteholders and such notice shall state the time when, and the place where, said meeting is to be held and shall specify in general terms the nature of the business to be transacted thereat, but it shall not be necessary to specify in the notice the text of the resolutions to be passed.

(c)  Ouorum.  At any meeting of the Noteholders, subject as herein provided, a quorum shall consist of two or more Persons present in person holding either personally or as proxies for Holders not less than thirty percent (30%) of principal amount of the Notes.  In the event of a quorum not being present on the date for which the meeting is called within thirty (30) minutes after the time fixed for the holding of such meeting, the meeting shall be adjourned to be held at a place and upon a date and at an hour to be fixed by the Trustee who shall give not less than five (5) days’ notice of the date and time to which such meeting is adjourned and of the place where such adjourned meeting is to be held and at such adjourned meeting a quorum shall consist of the Noteholders then and there represented in person or by proxy and voting.

(d)  Chairman.  The Noteholders and proxies for Noteholders present shall choose one of their number to be Chairman.

(e)  Voting.  Every question submitted to a meeting, except an Extraordinary Resolution, shall be decided in the first place by a majority of the votes given on a show of hands and shall be binding on all Noteholders.  A poll shall be taken on every Extraordinary Resolution.  On a poll each Noteholder shall have one vote for every One Thousand Dollars ($1,000.00) principal amount of Notes of which such Noteholder shall then be the holder according to the Register.  Votes may be given in person or by proxy and a proxy need not be a Noteholder.

(f)  Regulations.  The Trustee may make and from time to time vary such regulations as it shall think fit providing for and governing the conduct at meetings of Noteholders.

Section 13.02  Extraordinary Resolution.  A resolution, adopted under this Section 13.02 shall be binding upon all the Noteholders and the Trustee shall be bound to give effect thereto accordingly.  Save as herein expressly otherwise provided, no action shall be taken at a meeting of the Noteholders which changes any provision of this Indenture or changes or prejudices the exercise of any right of any Noteholder except by Extraordinary Resolution.  In addition to the powers conferred upon them by any other provisions of this Indenture or by law, the Holders holding the Notes shall have the following powers exercisable from time to time as a Noteholders’ Approval exercisable by Extraordinary Resolution:

(a)  power to sanction any modification, abrogation, alteration, compromise or arrangement of the rights of the Noteholders and/or the Trustee against the Issuers, or against the Property, whether such rights arise under this Indenture or the Notes or, with respect to the rights of the Trustee only, otherwise;

(b)  power to assent to any modification of or change in or addition to or omission from the provisions contained in this Indenture or in any Note which shall be agreed to by the Issuers and to authorize the Trustee to concur in and execute any indenture supplemental hereto embodying any such modification, change, addition or omission;

(c)  power to direct or authorize the Trustee to exercise any power, right, remedy or authority given to it by this Indenture in any manner specified in any such Noteholders’ Approval or to refrain from exercising any such power, right, remedy or authority;

(d)  power to waive and direct the Trustee accelerating payment or commencing realization to waive any Event of Default hereunder and/or cancel any declaration made by the Trustee pursuant to Section 9.02, either unconditionally or upon any condition specified in such Noteholders’ Approval;

(e)  power to assent to any compromise or arrangement with any creditor or creditors or any class or classes of creditors, whether secured or otherwise, and with holders of any shares or other securities of the Issuers;

(f)  power to remove the Trustee from office and to appoint a new Trustee or Trustees; and

(g)  power to amend, alter or repeal any Noteholders’ Approval previously passed or sanctioned by the Noteholders.

Section 13.03  Signed Instruments.  Any resolution or instrument signed in one or more counterparts by the Holders of sixty-six and two-thirds percent (66-2/3%) of the aggregate principal amount of the Notes then outstanding shall have the same force and effect as an Extraordinary Resolution duly passed at a meeting of the Noteholders.

Section 13.04  Binding Effect of Resolutions.  Every resolution passed in accordance with this Indenture at a meeting of the Holders shall be binding upon all Holders of Notes whether present or absent from such meeting, and every document in writing signed by the Holders shall be binding upon all Holders of Notes whether signatories thereto or not, and each and every Holder of Notes shall be bound by the effect of every such resolution and document in writing.

ARTICLE 14 – MISCELLANEOUS

Section 14.01  Survival.  This Indenture and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the issuance of the Notes, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Financing Documents.  Whenever in this Indenture any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party.  All covenants, promises and agreements in this Indenture, by or on behalf of Issuers, shall inure to the benefit of the legal representatives, successors and assigns of Trustee.

Section 14.02  Trustee’s Discretion.  Whenever pursuant to this Indenture, exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Trustee, the decision of Trustee to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Trustee and shall be final and conclusive.  Whenever this Indenture expressly provides that Trustee may not withhold its consent or its approval of an arrangement or term, such provisions shall also be deemed to prohibit Trustee from delaying or conditioning such consent or approval.

Section 14.03  Notices.  All notices, consents, approvals and requests required or permitted hereunder or under any other Financing Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested or (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, and by telecopier (with answer back acknowledged), addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a notice to the other parties hereto in the manner provided for in this Section 14.03):

If to Trustee:

LaSalle Bank National Association
135 South LaSalle Street, Suite 1625
Chicago, Illinois 60603
Attention: Global Securitization Trust Services Group
Palmilla Los Cabos Notes due January 9, 2007
Facsimile No. (312) 904-2084

with a copy to:	Column Financial, Inc. 11 Madison Avenue New York, New York 10010 Attention: Edmund Taylor Facsimile No. (212) 325-8106

with a copy to:	Column Financial, Inc. One Madison Avenue New York, New York 10019 Legal and Compliance Department Attention: Casey McCutcheon, Esq. Facsimile No. (212) 326-8282

with a copy to:	Cadwalader, Wickersham & Taft LLP 100 Maiden Lane New York, New York 10038 Attention: William P. McInerney, Esq. Facsimile No. (212) 504-6666

If to Issuers:	c/o Kerzner International North America 1000 South Pine Island Road Plantation, Florida 33324-3906 Attention: John Allison Facsimile No. (954) 809-2346

with a copy to:	Goldman Sachs Emerging Markets Real Estate Fund c/o Goldman Sachs 85 Broad Street New York, New York 10004 Attention: Peter Weidman Facsimile No. (212) 357-5505

with a copy to:	Cravath, Swaine & Moore LLP 825 Eighth Avenue New York, New York 10019-7475 Attention: Kevin J. Grehan, Esq. Facsimile No. (212) 474-3700

A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of expedited prepaid delivery and telecopy, upon the first attempted delivery on a Business Day; or in the case of telecopy, upon sender’s receipt of a machine-generated confirmation of successful transmission after advice by telephone to recipient that a telecopy notice is forthcoming.

Section 14.04  Governing Law.  (A)  THIS INDENTURE WAS NEGOTIATED IN THE STATE OF NEW YORK, THE NOTES WERE ISSUED BY ISSUERS AND ACCEPTED BY TRUSTEE IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE NOTES DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS INDENTURE, THE NOTES AND THE OTHER FINANCING DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER FINANCING DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE OR COUNTRY IN WHICH THE PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH COUNTRY, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL FINANCING DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER.  TO THE FULLEST EXTENT PERMITTED BY LAW, EACH

OF THE PARTIES HERETO HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS INDENTURE, THE NOTE AND THE OTHER FINANCING DOCUMENTS, AND THIS INDENTURE, THE NOTE AND THE OTHER FINANCING DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(B)  ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST TRUSTEE OR ISSUERS ARISING OUT OF OR RELATING TO THIS INDENTURE OR THE OTHER FINANCING DOCUMENTS MAY BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND EACH OF THE PARTIES HERETO WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND EACH ISSUER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING.  EACH ISSUER DOES HEREBY DESIGNATE AND APPOINT, WITH DOMICILE AT:

CT CORPORATION
111 EIGHTH AVENUE
NEW YORK, NEW YORK 10011

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND NOTICE OF SAID SERVICE MAILED OR DELIVERED TO ISSUERS IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON ISSUERS IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK.  ISSUERS (I) SHALL GIVE PROMPT NOTICE TO TRUSTEE OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 14.05  Modification, Waiver in Writing.  No modification, amendment, extension, discharge, termination or waiver of any provision of this

Indenture, or of the Note, or of any other Financing Document, nor consent to any departure by Issuers therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given.  Except as otherwise expressly provided herein, no notice to, or demand on Issuers, shall entitle Issuers to any other or future notice or demand in the same, similar or other circumstances.

Section 14.06  Delay Not a Waiver.  Neither any failure nor any delay on the part of Trustee in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Financing Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege.  In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Indenture, the Note or any other Financing Document, Trustee shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Indenture, the Note or the other Financing Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 14.07  Trial by Jury.  EACH ISSUER AND TRUSTEE HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVE ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE FINANCING DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH.  THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY EACH ISSUER AND TRUSTEE, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE.  EACH ISSUER AND TRUSTEE ARE HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY EACH ISSUER AND TRUSTEE.

Section 14.08  Headings.  The Article and/or Section headings and the Table of Contents in this Indenture are included herein for convenience of reference only and shall not constitute a part of this Indenture for any other purpose.

Section 14.09  Severability.  Wherever possible, each provision of this Indenture shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Indenture shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Indenture.

Section 14.10  Preferences.  Trustee shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Issuers to any portion of the obligations of Issuers hereunder or under the other Financing Documents.  To the extent Issuers makes a payment or payments to Trustee, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Trustee.

Section 14.11  Waiver of Notice.  Each Issuer hereby expressly waives, and shall not be entitled to, any notices of any nature whatsoever from Trustee except with respect to matters for which this Indenture or the other Financing Documents specifically and expressly provide for the giving of notice by Trustee to Issuers and except with respect to matters for which such Issuer is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice.

Section 14.12  Expenses; Indemnity.  (a)  Issuers covenant and agree to pay or, if Issuers fail to pay, to reimburse, Trustee upon receipt of notice from Trustee for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Trustee in connection with (i) the preparation, negotiation, execution and delivery of this Indenture, the other Financing Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Issuers (including without limitation any opinions requested by Trustee as to any legal matters arising under this Indenture and the other Financing Documents with respect to the Property); (ii) except as otherwise provided in this Indenture, Issuers’ ongoing performance of and compliance with Issuers’ respective agreements and covenants contained in this Indenture and the other Financing Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (iii) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Indenture, the other Financing Documents and any other documents or matters requested by Trustee; (iv) securing Issuers’ compliance with any requests made pursuant to the provisions of this Indenture; (v) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Trustee all required legal opinions, and other similar expenses incurred in creating and perfecting the Liens in favor of Trustee pursuant to this Indenture and the other Financing Documents; (vi) enforcing or preserving any rights, either in response to third party claims or in prosecuting or defending any action or proceeding or other litigation, in each case against, under or affecting Issuers, this Indenture, the other Financing Documents, the Property, or any other security given for the Debt; and (vii) enforcing any obligations of or collecting any payments due from Issuers under this Indenture, the other Financing Documents or with respect to the Property or in connection with any refinancing or restructuring of the credit arrangements provided under this Indenture in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; provided, however, that Issuers shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Trustee.  Any cost and expenses due and payable to Trustee may be paid from any amounts in the Cash Management Account.

(b)  Issuers shall indemnify, defend and hold harmless Trustee from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for Trustee in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not Trustee shall be designated a party thereto), that may be imposed on, incurred by, or asserted against Trustee in any manner relating to or arising out of (i) any breach by Issuers of their obligations under, or any material misrepresentation by Issuers contained in, this Indenture or the other Financing Documents, or (ii) the use or intended use of the proceeds of the Notes (collectively, the “Indemnified Liabilities”); provided, however, that Issuers shall not have any obligation to Trustee hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of Trustee.  To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Issuers shall pay the maximum portion that they are permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Trustee.

(c)  Issuers covenant and agree to pay for or, if Issuers fail to pay, to reimburse Trustee for, any fees and expenses incurred by any Rating Agency in connection with any Rating Agency review of the Financing Documents or any transaction contemplated thereby or any consent, approval, waiver or confirmation obtained from such Rating Agency pursuant to the terms and conditions of this Indenture or any other Financing Document and the Trustee shall be entitled to require payment of such fees and expenses as a condition precedent to the obtaining of any such consent, approval, waiver or confirmation.

Section 14.13  Offsets, Counterclaims and Defenses.  Any assignee of Trustee’s interest in and to this Indenture, the Note and the other Financing Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Issuers may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Issuers in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Issuers.

Section 14.14  No Joint Venture or Partnership; No Third Party Beneficiaries.  (a)  Issuers and Trustee intend that the relationships created hereunder and under the other Financing Documents be solely that of borrower and lender.  Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Issuers and Trustee nor to grant Trustee any interest in the Property other than that of mortgagee, beneficiary, lender, collateral agent, or trustee.

(b)  This Indenture and the other Financing Documents are solely for the benefit of Trustee and Issuers and nothing contained in this Indenture or the other Financing Documents shall be deemed to confer upon anyone other than Trustee and Issuers any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein.  All conditions to the obligations of the Initial Noteholder to acquire the Notes are imposed solely and exclusively for the benefit of Trustee and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that the Initial Noteholder will refuse to acquire the Notes in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Trustee if, in Trustee’s sole discretion, Trustee deems it advisable or desirable to do so.

Section 14.15  Publicity.  All news releases, publicity or advertising by Issuers, Trustee, Initial Purchaser or their respective Affiliates through any media intended to reach the general public which refers to the Financing Documents or the transactions evidenced by the Financing Documents, to any Issuer, Trustee, Initial Purchaser, Initial Noteholder, or any of their respective Affiliates shall be subject to, (i) in case of release, publicity or advertising by any Issuer or any of its Affiliates, the prior approval of Trustee (after a Securitization), Initial Purchaser or Initial Noteholder (prior to a Securitization), (ii) in case of release, publicity or advertising by Trustee or any of its Affiliates, the prior approval of Issuers, Initial Purchaser and Initial Noteholder, (iii) in case of release, publicity or advertising by Initial Purchaser, Initial Noteholder or any of its Affiliates, the prior approval of Issuers (except in connection with a Securitization, in which case approval of Issuers shall not be required).  In addition, neither any Issuer, Trustee, Initial Purchaser, Initial Noteholder nor any of their respective Affiliates shall be prohibited from disclosing to any Person any information to the extent reasonably necessary or desirable to comply with applicable law (including, without limitation, applicable federal or state securities laws) or any required filings with any Governmental Authority or regulatory agency or with the New York Stock Exchange or any other nationally or globally recognized securities exchange.

Section 14.16  Waiver of Marshalling of Assets.  To the fullest extent permitted by law, each Issuer, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Issuers, Issuers’ partners and others with interests in Issuers, and of the Property, or to a sale in inverse order of alienation in the event Security Trust First Beneficiary conveys, sells or otherwise transfers Security Trust Second Beneficiary’s interest under the security trust formed pursuant to the Security Trust Agreement, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Trustee under the Financing Documents to a sale of the Property for the collection of the Debt without any prior or different resort for collection or of the right of Trustee to the payment of the Debt out of the net proceeds of the Property in preference to every other claimant whatsoever.

Section 14.17  Waiver of Counterclaim.  Each Issuer hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Trustee or its agents.

Section 14.18  Conflict; Construction of Documents; Reliance.  In the event of any conflict between the provisions of this Indenture and any of the other Financing Documents, the provisions of this Indenture shall control.  The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Financing Documents and that such Financing Documents shall not be subject to the principle of construing their meaning against the party which drafted same.  Issuers acknowledge that, with respect to the issuance of the Notes, Issuers shall rely solely on their own judgment and advisors in issuing the Notes without relying in any manner on any statements, representations or recommendations of Trustee or any parent, subsidiary or Affiliate of Trustee.  Trustee shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Financing Documents or any other agreements or instruments relating to the transactions contemplated thereunder by virtue of the ownership by it or any parent, subsidiary or Affiliate of Trustee of any equity interest any of them may acquire in Issuers, and Issuers hereby irrevocably waive the right to raise any defense or take any action on the basis of the foregoing with respect to Trustee’s exercise of any such rights or remedies.  Issuers acknowledges that Trustee, Initial Noteholder or their Affiliates engage in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Issuers or their Affiliates.

Section 14.19  Brokers and Financial Advisors.  Issuers and Trustee hereby represent that in connection with the issuance of the Notes they have dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders (other than Initial Purchaser or its Affiliates).  Issuers and Trustee hereby agree to indemnify, defend and hold the other party harmless from and against any and all claims, liabilities, costs and expenses of any kind (including attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person (other than Initial Purchaser or its Affiliates) that such Person acted on behalf of Issuers or Trustee in connection with the transactions contemplated herein.  The provisions of this Section 14.19 shall survive the expiration and termination of this Indenture and the payment of the Debt.

Section 14.20  Prior Agreements.  This Indenture and the other Financing Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, including, without limitation, the Term Sheet dated on or about October 7, 2004 (as amended) between Kerzner International Limited and Column Financial Inc. are superseded by the terms of this Indenture and the other Financing Documents.

Section 14.21  Duplicate Originals, Counterparts.  This Indenture may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original.  This Indenture may be executed in several counterparts, each of which counterparts shall be deemed an original instrument and all of which together shall constitute a single Indenture.  The failure of any party hereto to execute this Indenture, or any counterpart hereof, shall not relieve the other signatories from their obligations hereunder.

Section 14.22  Joint and Several Liability.  The parties hereto acknowledge that the defined term “Issuers” has been defined to collectively include each Issuer.  It is the intent of the parties hereto in determining whether (a) a breach of a representation or a covenant has occurred, (b) there has occurred a Default or Event of Default, or (c) an event has occurred which would create recourse obligations under Section 9.03 of this Indenture, that any such breach, occurrence or event with respect to any Issuer shall be deemed to be such a breach, occurrence or event with respect to all Issuers and that all Issuers need not have been involved with such breach, occurrence or event in order for the same to be deemed such a breach, occurrence or event with respect to every Issuer.  The obligations and liabilities of each Issuer shall be joint and several.

ARTICLE 15 – EXECUTION

Section 15.01  Effective Upon Execution.  Upon the execution hereof by the parties hereto, this Indenture shall be binding on the Issuers, in favor of the Trustee and the Holders, and shall enure to the benefit of the Trustee and the Holders, from time to time.

IN WITNESS WHEREOF the parties hereto have executed this Indenture under the hands of their proper officers duly authorized in that behalf.

ISSUERS:

KERZNER PALMILLA BEACH PARTNERS, S. de R.L. de C.V.

By:	/s/ John R. Allison
Name: John R. Allison
Title: Vice President

KERZNER PALMILLA HOTEL PARTNERS, S. de R.L. de C.V.

By:	/s/ John R. Allison
Name: John R. Allison
Title: Vice President

KERZNER SERVICIOS HOTELEROS, S. de R.L. de C.V.

By:	/s/ John R. Allison
Name: John R. Allison
Title: Vice President

KERZNER COMPANIA de SERVICIOS, S. de R.L. de C.V.

By:	/s/ John R. Allison
Name: John R. Allison
Title: Vice President

KERZNER PALMILLA GOLF PARTNERS, S. de R.L. de C.V.

By:	/s/ John R. Allison
Name: John R. Allison
Title: Vice President

TRUSTEE:

LASALLE BANK NATIONAL ASSOCIATION

By:	/s/ Alyssa C. Stahl
Name: Alyssa C. Stahl
Title: FVP

EXHIBIT A

Form of Note

THIS NOTE MAY BE ASSIGNED OR OTHERWISE TRANSFERRED BY THE INITIAL PURCHASER THEREOF AND THEREAFTER BY ANY HOLDER THEREOF, PROVIDED THAT SUCH ASSIGNMENT OR OTHER TRANSFER IN THE UNITED STATES OF AMERICA IS EFFECTED PURSUANT TO AN EXEMPTION FROM ANY APPLICABLE FEDERAL AND STATE SECURITIES LAWS IN THE UNITED STATES OF AMERICA, WHICH MAY BE THE EXEMPTIONS PROVIDED BY RULE 144A UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), REGULATION D UNDER THE SECURITIES ACT, REGULATION S UNDER THE SECURITIES ACT OR ANY OTHER EXEMPTION FROM REGISTRATION AVAILABLE UNDER ANY SUCH APPLICABLE REGISTRATION REQUIREMENT.

PROMISSORY NOTE

$	New York, New York
December , 2004

FOR VALUE RECEIVED KERZNER PALMILLA BEACH PARTNERS, S. de R.L. de C.V., KERZNER PALMILLA HOTEL PARTNERS, S. de R.L. de C.V., KERZNER SERVICIOS HOTELEROS, S. de R.L. de C.V., KERZNER COMPANIA DE SERVICIOS, S. de R.L. de C.V. and KERZNER PALMILLA GOLF PARTNERS, S. de R.L. de C.V., each a limited liability company with variable capital (sociedad de responsabilidad limitada de capital variable), duly organized and validly existing under the laws of the United Mexican States and each having an address at Palmilla Resort & Golf Club Apartado Postal 52, 33400 San Jose Del Cabo, BCS, Mexico (collectively the “Issuers”), hereby unconditionally jointly and severally promise to pay to the order of CREDIT SUISSE FIRST BOSTON LLC, a Delaware limited liability company, as a holder of this Note, having an address at 11 Madison Avenue, New York, New York 10010 (together with its successors and assigns, collectively, “Noteholder”), or at such other place as the holder hereof may from time to time designate in writing, the principal sum of                      Million and No/100 Dollars ($                        ), in lawful money of the United States of America with interest thereon to be computed from the date of this Note at the Applicable Interest Rate, and to be paid in accordance with the terms of this Note and that certain Note Indenture, dated as of December 17, 2004, between Issuers and LaSalle Bank National Association (the “Trustee”) (as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, the “Indenture”). All capitalized terms not defined herein shall have the respective meanings set forth in the Indenture.

ARTICLE 1:  TERMS AND DEFINITIONS

For purposes of this Note, unless there is something in the subject matter or content inconsistent therewith, the following terms shall have the following meanings:

“Applicable Interest Rate” shall mean the rate or rates at which the outstanding principal amount of the Note bears interest from time to time in accordance with the provisions of Section 2.1(c) hereof.

“Breakage Costs” shall have the meaning set forth in Section 2.1(c)(viii) hereof.

“Cash Management Account” shall have the meaning set forth in Section 2.4(b) hereof.

“Default Rate” shall mean a rate per annum (adjusted monthly on each Determination Date) equal to the lesser of (a) the Maximum Legal Rate and (b) two percent (2%) above the Applicable Interest Rate.

“Determination Date” shall mean, with respect to any Interest Period, the date that is two (2) London Business Days prior to the fifteenth (15th) day of the calendar month in which such Interest Period commences.

“Extended Maturity Date” shall have the meaning set forth in Section 2.5(a) hereof.

“Extension Option” shall have the meaning set forth in Section 2.5(a) hereof.

“Initial Maturity Date” shall mean January 9, 2007.

“Interest Period” shall mean, with respect to any Payment Date, the period commencing on the ninth (9th) day of the preceding calendar month and terminating on the eighth (8th) day of the calendar month in which such Payment Date occurs; provided, however, that no Interest Period shall end later than the Maturity Date (other than for purposes of calculating interest at the Default Rate), and the initial Interest Period shall begin on the Note Issuance Date and shall end on the eighth (8th) day of the same calendar month in which the Note Issuance Date occurs (in the event the Note Issuance Date shall occur during the first eight (8) days of such calendar month) or the eighth (8th) day of the calendar month immediately following the calendar month in which the Note Issuance Date occurs (in the event the Note Issuance Date shall occur on or after the ninth (9th) day of the calendar month in which the Note Issuance Date occurs).

“Interest Rate Cap Agreement” shall mean, as applicable, an Interest Rate Cap Agreement (together with the confirmation and schedules relating thereto) in form and substance reasonably satisfactory to Trustee between Issuers and an Acceptable Counterparty or a Replacement Interest Rate Cap Agreement.

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“Libor” shall mean, with respect to each Interest Period, the rate (expressed as a percentage per annum and rounded upward, if necessary, to the next nearest 1/8 of 1%) for deposits in U.S. dollars, for a one-month period, that appears on Telerate Page 3750 (or the successor thereto) as of 11:00 a.m., London time, on the related Determination Date. If such rate does not appear on Telerate Page 3750 as of 11:00 a.m., London time, on such Determination Date, LIBOR shall be the arithmetic mean of the offered rates (expressed as a percentage per annum) for deposits in U.S. dollars for a one-month period that appear on the Reuters Screen Libor Page as of 11:00 a.m., London time, on such Determination Date, if at least two such offered rates so appear. If fewer than two such offered rates appear on the Reuters Screen Libor Page as of 11:00 a.m., London time, on such Determination Date, Trustee shall request the principal London office of any four major reference banks in the London interbank market selected by Trustee to provide such bank’s offered quotation (expressed as a percentage per annum) to prime banks in the London interbank market for deposits in U.S. dollars for a one-month period as of 11:00 a.m., London time, on such Determination Date for the amounts of not less than U.S. $1,000,000. If at least two such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, Trustee shall request any three major banks in New York City selected by Trustee to provide such bank’s rate (expressed as a percentage per annum) for loans in U.S. dollars to leading European banks for a one-month period as of approximately 11:00 a.m., New York City time on the applicable Determination Date for amounts of not less than U.S. $1,000,000. If at least two such rates are so provided, LIBOR shall be the arithmetic mean of such rates. LIBOR shall be determined conclusively by Trustee or its agent.

“Libor Indebtedness” shall mean the Note Indebtedness at such time as interest thereon accrues at a rate of interest based upon LIBOR.

“Lockbox Account” shall have the meaning set forth in Section 2.4(a) hereof.

“Lockbox Bank” shall mean any of Banco Nacional de Mexico, S.A., Bancomer, S.A. and Wells Fargo Bank, N.A.

“Lockout Release Date” shall mean January 9, 2006.

“Maturity Date” shall mean the Initial Maturity Date or, if applicable, the Extended Maturity, or such other date on which the final payment of principal of this Note becomes due and payable as herein provided or as provided in the Indenture, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Note Indebtedness and as provided for herein or in the other Financing Documents, under the laws of such country or state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of this Note.

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“Monthly Debt Service Payment” shall mean (a) a payment of interest only on the outstanding principal balance of Note for each Interest Period through the Maturity Date and (b) during the term of any Extension Option, a payment of principal based on a 25-year amortization schedule in the amounts set forth on Schedule I hereto; provided, however, such payment of principal shall be waived and not required to be paid by Issuers if the Net Operating Income for the Property during the twelve (12) month period immediately preceding the first day of such Extension Option term equals or exceeds the following amounts: (i) with respect to the Extension Option term commencing on January 9, 2007, $7.5 million, (ii) with respect to the Extension Option term commencing on January 9, 2008, $9.0 million, and (iii) with respect to the Extension Option term commencing on January 9, 2009, $11.5 million; provided, further, that if the Net Operating Income for the trailing twelve (12) month period for the Property does not equal or exceed the applicable required amount on the first day of any Extension Option term, but thereafter exceeds such amount as of the first day of (1) April and July of the same calendar year or (2) July and October of the same calendar year, then principal amortization shall be waived and not required for the remainder of the applicable Extension Option term.

“Non-Excluded Taxes” shall have the meaning set forth in Section 2.1(c)(v)(A) hereof.

“Note A” shall mean that certain Promissory Note A in the original principal amount of                      Million and No/100 Dollars ($                      ), issued as of the Note Issuance Date and made by Issuers, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time as provided herein.

“Note B” shall mean that certain Promissory Note B in the original principal amount of                          Million and No/100 Dollars ($                        ), issued as of the Note Issuance Date and made by Issuers, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time as provided herein.

“Note Indebtedness” shall mean the indebtedness of Issuers evidenced by the Notes.

“Other Taxes” shall have the meaning set forth in Section 2.1(c)(v)(C) hereof.

“Payment Date” shall mean the ninth (9th) day of each calendar month during the term of the Loan or, if such day is not a Business Day, the immediately preceding Business Day.

“Prepayment Premium” shall mean an amount equal to the following: (i) one and one-half percent (1.5%) of the outstanding principal balance of the Note being prepaid if the prepayment occurs on or after the Lockout Release Date through, and including, July 9, 2006; (ii) one percent (1%) of the outstanding principal balance of the Note being prepaid if the prepayment occurs after July 9, 2006 through, and including, December 9, 2006; and (iii) zero if the prepayment occurs after December 9, 2006.

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“Prime Rate” shall mean the annual rate of interest publicly announced by Citibank, N.A. in New York, New York, as its base rate, as such rate shall change from time to time. If Citibank, N.A. ceases to announce a base rate, Prime Rate shall mean the rate of interest published in The Wall Street Journal from time to time as the “Prime Rate.” If more than one “Prime Rate” is published in The Wall Street Journal for a day, the average of such “Prime Rates” shall be used, and such average shall be rounded up to the nearest one-eighth of one percent (0.125%). If The Wall Street Journal ceases to publish the “Prime Rate,” the Lender shall select an equivalent publication that publishes such “Prime Rate,” and if such “Prime Rates” are no longer generally published or are limited, regulated or administered by a governmental or quasigovermnental body, then Lender shall select a comparable interest rate index.

“Prime Rate Indebtedness” shall mean the Note Indebtedness at such time as interest thereon accrues at a rate of interest based upon the Prime Rate.

“Prime Rate Spread” shall mean the difference (expressed as the number of basis points) between (a) LIBOR plus the Spread on the date LIBOR was last applicable to the Loan and (b) the Prime Rate on the date that LIBOR was last applicable to the Note Indebtedness; provided, however, in no event shall such difference be a negative number.

“Spread” shall mean three and three-quarters percent (3.75%).

“Spread Maintenance Premium” shall mean, with respect to any prepayment of the Notes prior to the Lockout Release Date, an amount equal to the product of (a) the principal amount of such prepayment, (b) the Spread and (c) a fraction, the numerator of which shall equal the actual number of days from the date of such payment through the Lockout Release Date and the denominator of which is 360.

“Strike Price” shall mean five percent (5.00%).

“Taxes” shall have the meaning set forth in Section 2.1(c)(v)(A) hereof.

ARTICLE 2:  INTEREST RATE AND PAYMENT TERMS

Section 2.1  Interest Rate.

(a)  Interest Generally. Interest on the outstanding principal balance of this Note shall accrue from the Note Issuance Date to but excluding the Maturity Date at the Applicable Interest Rate. Issuers shall pay to Noteholder on each Payment Date the interest accrued on this Note for the preceding Interest Period.

(b)  Interest Calculation. Interest on the outstanding principal balance of this Note shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate based on a three hundred sixty (360) day year by (c) the outstanding principal balance.

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(c)  Determination of Interest Rate. (i)  The Applicable Interest Rate with respect to this Note shall be: (i) LIBOR plus the Spread with respect to the applicable Interest Period for a Libor Indebtedness or (ii) the Prime Rate plus the Prime Rate Spread for a Prime Rate Indebtedness if the Note Indebtedness is converted to a Prime Rate Indebtedness pursuant to the provisions of Section 2.1(c)(iii) or (vi).

(ii)  Subject to the terms and conditions of this Section 2.1, the Note Indebtedness shall be a Libor Indebtedness and Issuers shall pay interest on the outstanding principal amount of this Note at LIBOR plus the Spread for the applicable Interest Period. Any change in the rate of interest hereunder due to a change in the Applicable Interest Rate shall become effective as of the opening of business on the first day on which such change in the Applicable Interest Rate shall become effective. Each determination by Trustee of the Applicable Interest Rate shall be conclusive and binding for all purposes, absent manifest error.

(iii)  In the event that Trustee shall have determined (which determination shall be conclusive and binding upon Issuers absent manifest error) that by reason of circumstances affecting the interbank eurodollar market, adequate and reasonable means do not exist for ascertaining LIBOR, then Trustee shall forthwith give notice by telephone of such determination, confirmed in writing, to Issuers at least one (1) Business Day prior to the last day of the related Interest Period. If such notice is given, the related outstanding Libor Indebtedness shall be converted, on the last day of the then current Interest Period, to a Prime Rate Indebtedness.

(iv)  If, pursuant to the terms of this Note, any portion of the outstanding principal balance of this Note has been converted to a Prime Rate Indebtedness and Trustee shall determine (which determination shall be conclusive and binding upon Issuers absent manifest error) that the event(s) or circumstance(s) which resulted in such conversion shall no longer be applicable, Trustee shall give notice by telephone of such determination, confirmed in writing, to Issuers at least one (1) Business Day prior to the last day of the related Interest Period. If such notice is given, the related outstanding Prime Rate Indebtedness shall be converted to a Libor Indebtedness on the last day of the then current Interest Period.

(v)  Taxes; Non-Excluded Taxes and Other Taxes.

(A)                              Any and all payments by the Issuers, the Guarantor or any other Person under or in respect of this Note or any other Financing Documents shall be made free and clear of, and without deduction or withholding for or on account of, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto, whether now or hereafter imposed, levied, collected, withheld or assessed by any taxation authority or other Governmental Authority (collectively, “Taxes”). If the Issuers, the Guarantor and/or any other Person shall be required under any applicable law to deduct or withhold any Taxes from or in respect

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of any sum payable under or in respect of this Note or any of the other Financing Documents to the Noteholder, (i) the Issuers, the Guarantor and/or any other such Person, as applicable, shall make all such deductions and withholdings in respect of Taxes, (ii) the Issuers, the Guarantor and/or any other such Person, as applicable, shall pay the full amount deducted or withheld in respect of Taxes to the relevant taxation authority or other Governmental Authority in accordance with any applicable law, (iii) the sum payable by the Issuers, the Guarantor and/or any other such Person, as applicable, shall be increased as may be necessary so that after the Issuers, the Guarantor and/or any other such Person, as applicable, has made all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 2.1(c)(v)) the Noteholder receives an amount equal to the sum it would have received had no such deductions or withholdings been made in respect of Non-Excluded Taxes, and (iv) the Issuers shall promptly forward to the Noteholder and the Trustee an original official receipt or a copy thereof or other documentation issued by such Governmental Authority or other taxing authority evidencing payment of such Taxes upon Issuers’ receipt thereof. For purposes of this Note the term “Non-Excluded Taxes” are Taxes other than Taxes that are imposed on the Noteholder’s overall net income (and branch profits taxes or franchise taxes imposed in lieu thereof) by the jurisdiction under the laws of which such Noteholder is organized or in which its principal office is located or in which such Noteholder’s applicable lending office is located, or any political subdivision thereof, unless such Taxes are imposed solely as a result of the Noteholder or the Trustee, on behalf of the Noteholder, having executed, delivered or performed its obligations or received payments under or enforced, this Note or any of the other Financing Documents (in which case such Taxes will be treated as Non-Excluded Taxes).

(B)                                If, on the date of the assignment or participation pursuant to which a Noteholder assignee or participant becomes subject to this Note, the assigning Noteholder was entitled to payments under this Section 2.1(c)(v), then, to such extent, the term “Non-Excluded Taxes” shall include (in addition to Taxes that may be imposed in the future or other amounts otherwise includable in Taxes) such Taxes, if any, applicable with respect to such Noteholder assignee or participant on such date.

(C)                                In addition, Issuers agree to pay to the relevant Governmental Authority or other taxing authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including, without limitation, recording taxes and similar fees) that arise from

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any payment made under this Note or any other Financing Document, or from the execution, delivery, registration, or enforcement, of this Note or any other Financing Document (“Other Taxes”).

(D)                               Issuers hereby agree to indemnify the Noteholder for, and to hold the Noteholder harmless against, the full amount of Non-Excluded Taxes and Other Taxes, and the full amount of Taxes of any kind imposed by any jurisdiction on amounts payable under this Section 2.1(c)(v), imposed on or paid by the Noteholder, and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. The indemnity by Issuers provided for in this Section 2.1(c)(v) shall apply and be made whether or not the Non-Excluded Taxes or Other Taxes for which indemnification hereunder is sought have been correctly or legally asserted. Amounts payable by Issuers under the indemnity set forth in this Section 2.1(c)(v) shall be paid within 10 days from the date on which Noteholder makes written demand therefor.

(E)                                 Issuers shall (i) comply at all times with the information requirements imposed by the Mexican Resolución Miscelánea Fiscal or any equivalent administrative general rules in effect (including, without limitation, in respect of Article 195 of the Mexican Income Tax Law), (ii) promptly provide to the Trustee copies of forms, certificates, documents, information, applications, declarations or returns prescribed by any law, rule or regulation enacted by Mexico or any political subdivision thereof or taxing authority therein, that Issuers provided to the tax authorities in compliance with clause (i) above of this subsection (E).

(F)                                 By the acceptance of this Note, Noteholder agrees to cooperate with all reasonable requests of Issuers to achieve the lowest rate of withholding on payments of interest under the Note then imposed by the United Mexican States; provided, however, that Noteholder will not be required to take any action that would be, in the reasonable judgment of Noteholder, legally inadvisable or commercially disadvantageous to Noteholder in any respect, and in no event shall Noteholder be required to disclose any information that, in the sole judgment of Noteholder, is confidential.

(G)                                Notwithstanding anything to the contrary contained in this Note or the other Financing Documents, all Persons may disclose to any and all Persons, without limitations of any kind, the purported or claimed U.S. federal, state and local income tax treatment of this Note, any fact that may be relevant to understanding the purported or claimed U.S. federal, state and local income tax treatment of this Note, and all materials of any kind (including opinions or other tax

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analyses) relating to such U.S. federal, state and local income tax treatment or fact, other than the name of the parties or any other Person named herein, or information that would permit identification of the parties or such other Persons, and any pricing terms or other nonpublic business or financial information that is unrelated to the purported or claimed federal income tax treatment of this Note to the taxpayer and is not relevant to understanding the purported or claimed federal income tax treatment of this Note to the taxpayer.

(H)                               If as a result of any change in or amendment to the laws of Mexico, or any change in an official written interpretation of such laws, which change is announced after the date hereof (a “Change in Law”), and the Issuers have or will be obligated for reasons outside their control to pay additional amounts pursuant to Section (v)(A) hereof in excess of those attributable to the Mexican withholding tax imposed at a rate of ten percent (10%) on payments of interest under any Note, (i) the Issuers shall notify the Noteholder and the Trustee of any Change in Law (“Notice of a Change in Law”) and (ii) unless, within sixty (60) days of the Notice of a Change in Law, a holder of a Note has agreed to treat any such withholding in excess of 10% as Taxes that are not Non-Excluded Taxes, the Issuers shall be entitled to redeem such Note on the next Payment Date following sixty (60) days after such Notice of a Change in Law in whole, but not in part, without any prepayment premium or penalty, at 100% of its principal amount, plus accrued and unpaid interest to the date of such redemption and all other amounts due and unpaid under the Indenture and the other Financing Documents. Prior to any such redemption by the Issuers the Issuers shall deliver to Trustee: (A) an Officer’s Certificate stating that the Issuers are entitled to redeem this Note pursuant to this subsection and (B) an opinion from counsel acceptable to Trustee that such change in Law occurred and would impose a withholding in excess of ten percent (10%).

(vi)  If any requirement of law or any change therein or in the interpretation or application thereof, shall hereafter make it unlawful for the Note Indebtedness to be maintained as a Libor Indebtedness as contemplated hereunder (i) the obligation of Trustee or Noteholder hereunder or under the other Financing Documents to administer, extend, make or maintain a Libor Indebtedness or to convert a Prime Rate Indebtedness to a Libor Indebtedness shall be canceled forthwith and (ii) any outstanding Libor Indebtedness shall be converted automatically to a Prime Rate Indebtedness on the next succeeding Payment Date or within such earlier period as required by law. Issuers hereby agree promptly to pay to Noteholder, upon demand, any additional amounts necessary to compensate Noteholder for any costs incurred by, or on behalf of, Noteholder in making any conversion in accordance with this Note, including, without limitation, any interest or fees payable by, or on behalf of, Noteholder to lenders of funds

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obtained by it in order to extend, make or maintain the Libor Indebtedness hereunder. Trustee’s notice of such costs, as certified to Issuers, shall be conclusive absent manifest error.

(vii)  In the event that any change in any requirement of law or in the interpretation or application thereof; or compliance by Trustee or Noteholder with any request or directive (whether or not having the force of law) issued from any central bank or other Governmental Authority:

(A)                              shall hereafter impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by (or on behalf of), or deposits or other liabilities in or for the account of, advances or loans by (or on behalf of), or other credit extended by (or on behalf of), or any other acquisition of funds by (or on behalf of), any office of Noteholder which is not otherwise included in the determination of LIBOR or Spread hereunder;

(B)                                shall hereafter have the effect of reducing the rate of return on Noteholder’s capital as a consequence of Trustee’s or Noteholder’s obligations hereunder or under the other Financing Documents to a level below that which Noteholder could have achieved but for such adoption, change or compliance (taking into consideration Noteholder’s policies with respect to capital adequacy) by any amount deemed by Trustee to be material; or

(C)                                shall hereafter impose on Trustee or Noteholder any other condition and the result of any of the foregoing is to increase the cost to Noteholder of making, renewing or maintaining loans or extensions of credit or to reduce any amount receivable hereunder then, in any such case, Issuers shall promptly pay Noteholder, upon demand, any additional amounts necessary to compensate Noteholder for such additional cost or reduced amount receivable which Trustee deems to be material as determined by Trustee in its reasonable discretion. If Trustee, on behalf of Noteholder, becomes entitled to claim any additional amounts pursuant to this Section 2.1(c)(vii), Trustee shall provide Issuers with not less than ninety (90) days notice specifying in reasonable detail the event by reason of which Noteholder has become so entitled and the additional amount required to fully compensate Noteholder for such additional cost or reduced amount. A certificate as to any additional costs or amounts payable pursuant to the foregoing sentence submitted by Trustee or Noteholder to Issuers shall be conclusive in the absence of manifest error. This provision shall survive payment of the Note and the satisfaction of all other obligations of Issuers under this Note and the other Financing Documents.

(viii)  Issuers agree to indemnify Trustee and Noteholder and to hold Trustee and Noteholder harmless from any loss or expense which Trustee or Noteholder sustains or incurs as a consequence of (i) any default by Issuers in payment of the principal of or

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interest on a Libor Indebtedness, including, without limitation, any such loss or expense arising from interest or fees payable by, or on behalf of, Noteholder to lenders of funds obtained by, or on behalf of, Noteholder in order to maintain a Libor Indebtedness hereunder, (ii) any prepayment (whether voluntary or mandatory) of the Libor Indebtedness on a day that (A) is not the Payment Date immediately following the last day of an Interest Period with respect thereto or (B) is the Payment Date immediately following the last day of an Interest Period with respect thereto if Issuers did not give the prior notice of such prepayment required pursuant to the terms of this Note, including, without limitation, such loss or expense arising from interest or fees payable by, or on behalf of, Noteholder to lenders of funds obtained by it in order to maintain the Libor Indebtedness hereunder and (iii) the conversion (for any reason whatsoever, whether voluntary or involuntary) of the Applicable Interest Rate from LIBOR plus the Spread to the Prime Rate plus the Prime Rate Spread with respect to any portion of the outstanding principal amount of the Loan then bearing interest at LIBOR plus the Spread on a date other than the Payment Date immediately following the last day of an Interest Period, including, without limitation, such loss or expenses arising from interest or fees payable by, or on behalf of, Noteholder to lenders of funds obtained by, or on behalf of, Noteholder in order to maintain a Libor Indebtedness hereunder (the amounts referred to in clauses (i), (ii) and (iii) are herein referred to collectively as the “Breakage Costs”); provided, however, Issuers shall not indemnify Trustee or Noteholder from any loss or expense arising from Trustee’s or Noteholder’s willful misconduct or gross negligence. This provision shall survive payment of the Note in full and the satisfaction of all other obligations of Issuers under this Note and the other Financing Documents.

(ix)  Noteholder shall not be entitled to claim compensation pursuant to this Section 2.1 for any increased cost or reduction in amounts received or receivable hereunder, or any reduced rate of return, which was incurred or which accrued more than ninety (90) days before the date Trustee notified Issuers of the change in law or other circumstance on which such claim of compensation is based and delivered to Issuers a written statement setting forth in reasonable detail the basis for calculating the additional amounts owed to Noteholder under this Section 2.1, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(d)  Additional Costs. Trustee will use commercially reasonable efforts (consistent with legal and regulatory restrictions) to maintain the availability of the Libor Indebtedness and to avoid or reduce any increased or additional costs payable by Issuers under Section 2.1(c).

(e)  Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal balance of this Note and, to the extent permitted by law, all accrued and unpaid interest in respect of this Note and any other amounts due pursuant to the Financing Documents, shall accrue interest at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein.

(f)  Usury Savings. This Note, the Indenture and the other Financing Documents are subject to the express condition that at no time shall Issuers be obligated

11

or required to pay interest on the principal balance of this Note at a rate which could subject Trustee or Noteholder to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Note or the other Financing Documents, Issuers are at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Applicable Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Noteholder for the use, forbearance, or detention of the sums due under this Note, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Note until payment in full so that the rate or amount of interest on account of this Note does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to this Note for so long as the Note Indebtedness is outstanding.

(g)  Interest Rate Cap Agreement. (i)  Prior to or contemporaneously with the Note Issuance Date, Issuers shall enter into an Interest Rate Cap Agreement with a LIBOR strike price equal to the Strike Price. The Interest Rate Cap Agreement (i) shall be in a form and substance reasonably acceptable to Initial Noteholder, (ii) shall be with an Acceptable Counterparty, (iii) shall direct such Acceptable Counterparty to deposit directly into the Cash Management Account any amounts due Issuers under such Interest Rate Cap Agreement so long as any portion of the Debt exists, provided that the Debt shall be deemed to exist if the Property is transferred pursuant to the terms and provisions of the Security Trust Agreement or by judicial or non judicial foreclosure or deed-in-lieu thereof, (iv) shall be for a period equal to the term of this Note and (v) shall have an initial notional amount equal to the principal balance of this Note. Issuers shall collaterally assign to Trustee for the benefit of Noteholders pursuant to the Collateral Assignment of Interest Rate Cap Agreement, all of their right, title and interest to receive any and all payments under the Interest Rate Cap Agreement, and shall deliver to Trustee an executed counterpart of such Interest Rate Cap Agreement (which shall, by its terms, authorize the assignment to Trustee for the benefit of Noteholders and require that payments be deposited directly into the Cash Management Account).

(ii)  Issuers shall comply with all of their obligations under the terms and provisions of the Interest Rate Cap Agreement. All amounts paid by the Counterparty under the Interest Rate Cap Agreement to Issuers or Trustee for the benefit of Noteholders shall be deposited immediately into the Cash Management Account or if the Cash Management Account is not then required to be in effect, into such account as specified by Trustee. Issuers shall take all actions reasonably requested by Trustee to enforce Trustee’s rights, on behalf of Noteholders, under the Interest Rate Cap Agreement in the event of a default by the Counterparty and shall not waive, amend or otherwise modify any of their rights thereunder.

(iii)  In the event of any downgrade, withdrawal or qualification of the rating of the Counterparty by S&P or Moody’s, Issuers shall replace the Interest Rate Cap Agreement with a Replacement Interest Rate Cap Agreement not later than fifteen (15)

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Business Days following receipt of notice from Trustee of such downgrade, withdrawal or qualification.

(iv)  In the event that Issuers fail to purchase and deliver to Trustee the Interest Rate Cap Agreement or fail to maintain the Interest Rate Cap Agreement in accordance with the terms and provisions of this Note, Trustee, on behalf of Noteholders, may purchase the Interest Rate Cap Agreement and the cost incurred by Trustee in purchasing such Interest Rate Cap Agreement shall be paid by Issuers to Trustee with interest thereon at the Default Rate from the date such cost was incurred by Trustee until such cost is reimbursed by Issuers to Trustee.

(v)  In connection with the Interest Rate Cap Agreement, Issuers shall obtain and deliver to Trustee an opinion from counsel (which counsel may be in-house counsel for the Counterparty) for the Counterparty (upon which Trustee and its successors and assigns may rely) which shall provide, in relevant part, that:

(A)                              the Counterparty is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has the organizational power and authority to execute and deliver, and to perform its obligations under, the Interest Rate Cap Agreement;

(B)                                the execution and delivery of the Interest Rate Cap Agreement by the Counterparty, and any other agreement which the Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of its certificate of incorporation or by-laws (or equivalent organizational documents) or any law, regulation or contractual restriction binding on or affecting it or its property;

(C)                                all consents, authorizations and approvals required for the execution and delivery by the Counterparty of the Interest Rate Cap Agreement, and any other agreement which the Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been obtained and remain in full force and effect, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with any governmental authority or regulatory body is required for such execution, delivery or performance; and

(D)                               the Interest Rate Cap Agreement, and any other agreement which the Counterparty has executed and delivered pursuant thereto, has been duly executed and delivered by the Counterparty and constitutes the legal, valid and binding obligation of the Counterparty, enforceable against the Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to

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enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

Section 2.2  Loan Payment.

(a)  Payments Generally. Issuers shall make a payment to Noteholder of interest only on the Note Issuance Date for the period from the Note Issuance Date up to and including January 8, 2005 (unless the Note Issuance Date is the ninth (9th) day of a calendar month, in which case no such separate payment of interest shall be due). Issuers shall make a payment to Noteholder in the amount of the Monthly Debt Service Payment on the Monthly Payment Date occurring on February 9, 2005 and on each Monthly Payment Date thereafter to and including the Maturity Date. Each payment shall be applied in accordance with the priority of payments set forth in Section 3.03 of the Indenture.

(b)  Payment on Maturity Date. Issuers shall pay to Noteholder on the Maturity Date the outstanding principal balance of this Note, all accrued and unpaid interest and all other amounts due hereunder and shall pay to Trustee, for the benefit of Noteholders, all other amounts due under the Indenture and the other Financing Documents.

(c)  Late Payment Charge. If any principal, interest or any other sums due under the Financing Documents (other than the outstanding principal balance due on the Maturity Date) is not paid by Issuers by the date on which it is due, Issuers shall pay to Noteholder upon demand an amount equal to the lesser of two percent (2%) of such unpaid sum or the maximum amount permitted by applicable law in order to defray the expense incurred by, or on behalf of, Noteholder in handling and processing such delinquent payment and to compensate Noteholder for the loss of the use of such delinquent payment. Any such amount shall be secured by the Security Trust Agreement, the Pledge and the other Financing Documents to the extent permitted by applicable law.

(d)  Method and Place of Payment. Except as otherwise specifically provided herein, all payments and prepayments under this Note shall be made to Noteholder not later than 1:00 P.M., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Noteholder’s office or as otherwise directed by Noteholder, and any funds received by Noteholder after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

(e)  Interest Accrual Period. The first interest accrual period hereunder shall commence on and include the Note Issuance Date and end on (i) the eighth (8th) day of the calendar month in which the Note Issuance Date occurs (if the Note Issuance Date shall occur during the first eight (8) days of such calendar month) or (ii) on the eighth (8th) day of the calendar month immediately following the calendar month in which the Note Issuance Date occurs (if the Note Issuance Date shall occur on or after the ninth (9th) day of the calendar month in which the Note Issuance Date occurs). Each interest accrual period thereafter shall commence on the ninth (9th) day of each calendar month

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during the term of this Note and shall end on and include the eighth (8th) day of the next occurring calendar month. For purposes of making payments hereunder, but not for purposes of calculating interest accrual periods, if the day on which such payment is due is not a Business Day, then amounts due on such date shall be due on the immediately preceding Business Day and with respect to payments of principal due on the Maturity Date, interest shall be payable at the Applicable Interest Rate or the Default Rate, as the case may be, through and including the day immediately preceding such Maturity Date. All amounts due pursuant to this Note and the other Financing Documents shall be payable without setoff, counterclaim, defense or any other deduction whatsoever.

Section 2.3  Prepayments.

(a)  Voluntary Prepayments. Prior to the Lockout Release Date, the outstanding principal amount of this Note may not be prepaid in whole or in part. On any Payment Date occurring on, or after, the Lockout Release Date, Issuers may, at their option and upon fifteen (15) days prior written notice to Trustee, prepay the Debt in whole or in part; provided that such prepayment is accompanied by the Prepayment Premium, if any. Except for any prepayment pursuant to Section 2.3(b) hereof (provided that no Event of Default has occurred and is continuing at the time of such prepayment), neither Trustee nor Noteholder shall be obligated to accept any prepayment unless it is accompanied by the Prepayment Premium due in connection therewith. All prepayments under this Section 2.3(a) shall be applied in accordance with the priority of payments set forth in Section 3.03 of the Indenture.

(b)  Mandatory Prepayments. On the next occurring Payment Date following the date on which Trustee, on behalf of Noteholders, actually receives any Net Proceeds, if Trustee is not obligated to make such Net Proceeds available to Issuers for Restoration, Issuers shall prepay, or authorize Trustee to apply Net Proceeds as a prepayment of, the outstanding principal balance of the Notes in an amount equal to one hundred percent (100%) of such Net Proceeds. Other than following an Event of Default, no Prepayment Premium shall be due in connection with any prepayment made pursuant to this Section 2.3(b). Any partial prepayment under this Section 2.3(b) shall be applied in accordance with the priority of payments set forth in Section 3.03 of the Indenture.

Prepayments After Default. If following an Event of Default and prior to the Lockout Release Date, payment of all or any part of the Debt is tendered by Issuers or otherwise recovered by Trustee for the benefit of Noteholders (including through application of any Reserve Funds), such tender or recovery shall be (a) made on the next occurring Payment Date together with the Monthly Debt Service Payment and (b) deemed a voluntary prepayment by Issuers in violation of the prohibition against prepayment set forth in Section 2.3(a) and Issuers shall pay, in addition to the Debt, an amount equal to the sum of (i) the Spread Maintenance Premium and (ii) the Prepayment Premium.

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Section 2.4  Cash Management.

(a)  Lockbox Accounts. Issuers shall establish and maintain a segregated Eligible Account (a “Lockbox Account”) with each Lockbox Bank in trust in favor of Trustee for the benefit of Noteholders, which Lockbox Account shall be under the sole dominion and control of Trustee. Each Lockbox Account shall be entitled “LaSalle Bank National Association, as Trustee, pursuant to Note Indenture dated as of December 17, 2004 – Lockbox Account.”  Issuers hereby grant to Trustee for the benefit of Noteholders a first priority security interest in each Lockbox Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Trustee for the benefit of Noteholders a perfected first priority security interest in each Lockbox Account, including, without limitation, executing and filing UCC-1 Financing Statements and continuations thereof, if applicable. Trustee and Servicer shall have the sole right to make withdrawals from any Lockbox Account and all costs and expenses for establishing and maintaining any Lockbox Account shall be paid by Issuers. Issuers shall, or shall cause Manager to, deliver written instructions to all tenants under Leases to deliver all Rents payable thereunder directly to a Lockbox Account. Issuers shall, and shall cause Manager to, deposit all amounts received by Issuers or Manager constituting Rents into a Lockbox Account within one (1) Business Day after receipt. Issuers shall obtain from each Lockbox Bank its agreement to transfer to the Cash Management Account in immediately available funds by wire transfer all amounts on deposit in the applicable Lockbox Account once every Business Day throughout the term of the Note (with the exception of the amounts on deposit in the Pesos Account (as defined in the Cash Management Agreement), which amounts shall be transferred to the Cash Management Account at such times as set forth the Cash Management Agreement).

(b)  Cash Management Account. Issuers shall establish and maintain a segregated Eligible Account (the “Cash Management Account”) to be held in trust in favor of Trustee for the benefit of Noteholders, which Cash Management Account shall be under the sole dominion and control of Trustee. The Cash Management Account shall be entitled “LaSalle Bank National Association, as Trustee, pursuant to Note Indenture. dated as of December 17, 2004 - Cash Management Account.” Issuers hereby grant to Trustee for the benefit of Noteholders a first priority security interest in the Cash Management Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Trustee for the benefit of Noteholders a perfected first priority security interest in the Cash Management Account, including, without limitation, executing and filing UCC-l Financing Statements and continuations thereof. Issuers will not in any way alter or modify the Cash Management Account and will notify Trustee of the account number thereof. Trustee and Servicer shall have the sole right to make withdrawals from the Cash Management Account and all costs and expenses for establishing and maintaining the Cash Management Account shall be paid by Issuers. All funds on deposit in the Cash Management Account shall be applied in accordance with the terms of the Cash Management Agreement. The insufficiency of funds on deposit in the Cash Management Account shall not relieve Issuers from the obligation to make any payments, as and when due pursuant to the Notes and the other Financing Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance

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whatsoever. All funds on deposit in the Cash Management Account following the occurrence of an Event of Default may be applied by Trustee in such order and priority as Trustee shall determine.

(c)  Payments Received Under Cash Management Agreement. Notwithstanding anything to the contrary contained in this Note and the other Financing Documents, and provided no Event of Default has occurred and is continuing, Issuers’ obligations with respect to the monthly payment of Debt Service and amounts due for the Tax and Insurance Escrow Fund, Required Repair Fund, Replacement Escrow Fund, Interest Reserve Escrow Fund and any other payment reserves established pursuant to this Note or any other Financing Document shall be deemed satisfied to the extent sufficient amounts are deposited in the Cash Management Account established pursuant to the Cash Management Agreement to satisfy such obligations on the dates each such payment is required, regardless of whether any of such amounts are so applied by Trustee.

(d)  Interest Reserve. Issuers acknowledge and agree that Excess Cash Flow (as defined in the Cash Management Agreement) shall be deposited and held in the Interest Reserve Fund in accordance with the terms and provisions of the Cash Management Agreement.

Section 2.5  Extension of the Initial Maturity Date. (a)  Issuers shall have the option to extend the term of the Notes beyond the Initial Maturity Date for three successive terms (each, an “Extension Option”) of one (1) year each (the Initial Maturity Date following the exercise of each such option is hereinafter the “Extended Maturity Date”) upon satisfaction of the following terms and conditions:

(i)  no Event of Default shall have occurred and be continuing at the time the applicable Extension Option is exercised and on the date that the applicable extension term is commenced;

(ii)  Issuers shall notify Trustee of their irrevocable election to extend the Maturity Date as aforesaid not earlier than six (6) months, and no later than sixty (60) days, prior to (i) with respect to the first Extension Option, the Initial Maturity Date, (ii) with respect to the second Extension Option, the end of the first Extension Option term and (iii) with respect to the third Extension Option, the end of the second Extension Option term. The term of each then outstanding Note must be extended pursuant to the applicable provision and no extension of less than all of the then outstanding Notes shall be permitted;

(iii)  if the Interest Rate Cap Agreement is scheduled to mature prior to the applicable Extended Maturity Date, Issuers shall obtain and deliver to Trustee for the benefit of Noteholders not later than ten (10) Business Days prior to the first day of each Extension Option, one or more Replacement Interest Rate Cap Agreements from an Acceptable Counterparty which Replacement Interest Rate Cap Agreement shall be effective commencing on the first date of such Extension

17

Option and shall have a maturity date not earlier than the applicable Extended Maturity Date;

(iv)  In connection with each Extension Option Issuers shall have delivered to Trustee together with their notice pursuant to subsection (a)(ii) of this Section 2.5 and as of the commencement of the applicable Extension Option, an Officer’s Certificate in form acceptable to the Trustee certifying that each of the representations and warranties of Issuers contained in the Financing Documents is true, complete and correct in all material respects as of the date of such Officer’s Certificate to the extent such representation and warranties are not matters which by their nature can no longer be true and correct as a result of the passage of time.

(v)  Issuers shall pay to Trustee for the benefit of Noteholders in connection with the exercise of the second and third Extension Option an extension fee equal to twenty-five hundredths of one percent (.25%) of the outstanding principal amount of the Notes simultaneously with delivery of the extension notice pursuant to subsection (a)(ii) above, which extension fee shall be deemed earned by Noteholders as of the first day of the applicable Extension Option term and non-refundable thereafter; and

(vi)  Issuers shall provide evidence reasonably satisfactory to Trustee that there is sufficient capital available to pay for necessary capital expenditures, tenant improvements and leasing commissions (it being understood that an Officer’s Certificate certifying the same shall constitute reasonably satisfactory evidence for purposes of this Section 2.5(a)(vi)).

(b)  Issuers shall pay all reasonable costs and expenses of Trustee and Noteholders in connection with any Extension Option.

ARTICLE 3:  FINANCING DOCUMENTS

This Note is issued pursuant to the Indenture and secured by the Security Trust Agreement, the Pledge and the other Financing Documents. All of the terms, covenants and conditions contained in the Indenture, the Security Trust Agreement, the Pledge and the other Financing Documents are hereby made part of this Note to the same extent and with the same force as if they were fully set forth herein.

ARTICLE 4:  NO ORAL CHANGE

This Note may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of Issuers or Trustee, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.

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ARTICLE 5:  WAIVERS

Issuers and all others who may become liable for the payment of all or any part of the Debt do hereby severally waive presentment and demand for payment, notice of dishonor, notice of intention to accelerate, notice of acceleration, protest and notice of protest and non-payment and, except as otherwise expressly provided in the Financing Documents, all other notices of any kind in connection with the delivery, acceptance, performance, default or enforcement of the payment of this Note. No release of any security for the Debt or extension of time for payment of this Note or any installment hereof, and no alteration, amendment or waiver of any provision of this Note, the Indenture or the other Financing Documents made by agreement between Trustee on behalf of Noteholders or any other Person shall release, modify, amend, waive, extend, change, discharge, terminate or affect the liability of Issuers, and any other Person who may become liable for the payment of all or any part of the Debt under this Note, the Indenture or the other Financing Documents. No notice to or demand on Issuers shall be deemed to be a waiver of the obligation of Issuers or of the right of Trustee on behalf of Noteholders to take further action without further notice or demand as provided for in this Note, the Indenture or the other Financing Documents. If any Issuer is a partnership, the agreements herein contained shall remain in force and be applicable, notwithstanding any changes in the individuals or entities comprising the partnership, and the term “Issuer,” as used herein, shall include any alternate or successor partnership, but any predecessor partnership and their partners shall not thereby be released from any liability. If any Issuer is a corporation, the agreements contained herein shall remain in full force and be applicable notwithstanding any changes in the shareholders comprising, or the officers and directors relating to, the corporation, and the term “Issuer” as used herein, shall include any alternative or successor corporation, but any predecessor corporation shall not be relieved of liability hereunder. If any Issuer is a limited liability company, the agreements herein contained shall remain in force and be applicable, notwithstanding any changes in the members comprising the limited liability company, and the term “Issuer” as used herein, shall include any alternate or successor limited liability company, but any predecessor limited liability company and their members shall not thereby be released from any liability. Nothing in the foregoing three sentences shall be construed as a consent to, or a waiver of, any prohibition or restriction on transfers of interests in such partnership, corporation or limited liability company, as applicable, which may be set forth in the Indenture or any other Financing Document.

ARTICLE 6:  TRANSFER

Upon the transfer of this Note, Issuers hereby waiving notice of any such transfer, Noteholder may deliver, or cause to be delivered, all the collateral mortgaged, granted, pledged or assigned pursuant to the Financing Documents, or any part thereof, to, or for the benefit of, the transferee who shall thereupon become vested with all the rights and obligations herein or under applicable law given to Noteholder with respect thereto, and Noteholder shall thereafter forever be relieved and fully discharged from any liability or responsibility in any matter first arising after such transfer; but Noteholder shall retain all rights hereby given to it with respect to any liabilities and the collateral not so transferred.

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ARTICLE 7:  NUMBER AND GENDER/JOINT AND SEVERAL LIABILITY

All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the Person or Persons referred to may require. Without limiting the effect of specific references in any provision of this Agreement, the term “Issuers” shall be deemed to refer to each and every Person comprising an Issuer from time to time, as the sense of a particular provision may require, and to include the heirs, executors, administrators, legal representatives, successors and assigns of each Issuer, all of whom shall be bound by the provisions of this Agreement, provided that no obligation of Issuers may be assigned except with the written consent of Trustee. Each reference herein to Trustee or Noteholder shall be deemed to include their respective successors and assigns.

If Issuers are comprised of more than one Person, all representations, warranties, covenants (both affirmative and negative) and all other obligations of Issuers hereunder shall be the joint and several obligation of each entity making up Issuers and a Default or Event of Default by any such Person shall be deemed a Default or Event of Default by all such entities and Issuers. The representations, covenants and warranties contained herein shall be read to apply to the individual entities comprising Issuers when the context so requires but a breach of any such representation, covenant or warranty or a breach of any obligation under this Note shall be deemed a breach by all such entities and Issuers, entitling Trustee, on behalf of Noteholders, to exercise all of its rights and remedies under this Note and the other Financing Documents and under applicable law.

ARTICLE 8:  EXCULPATION

The provisions of Section 9.03 of the Indenture are hereby incorporated by reference into this Note to the same extent and with the same force as if fully set forth herein.

ARTICLE 9:  GOVERNING LAW

This Note shall be governed in accordance with the terms and provisions of Section 14.04 of the Indenture.

ARTICLE 10:  NOTICES

All notices or other written communications hereunder shall be delivered in accordance with Section 14.03 of the Indenture.

[NO FURTHER TEXT ON THIS PAGE]

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IN WITNESS WHEREOF, Issuers have duly executed this Note as of the day and year first above written.

ISSUERS:

KERZNER PALMILLA BEACH PARTNERS, S. de R.L. de C.V.

By:	/s/ John Allison
Name: John Allison
Title: Vice President

KERZNER PALMILLA HOTEL PARTNERS, S. de R.L. de C.V.

By:	/s/ John Allison
Name: John Allison
Title: Vice President

KERZNER SERVICIOS HOTELEROS, S. de R.L. de C.V.

By:	/s/ John Allison
Name: John Allison
Title: Vice President

KERZNER COMPANIA de SERVICIOS, S. de R.L. de C.V.

By:	/s/ John Allison
Name: John Allison
Title: Vice President

KERZNER PALMILLA GOLF PARTNERS, S. de R.L. de C.V.

By:	/s/ John Allison
Name: John Allison
Title: Vice President

21

SCHEDULE 6.01A

Organizational Chart

Kerzner International Limited, a Bahamas corporation
GSEM advisors L.L.C., a Delaware limited liability company
GS Emerging Market Real Estate Fund, L.P., a Cayman Island exempted limited partnership
Other Investors
Kerzner Investments Palmilla, Inc., a Bahamas corporation
Kerzner International North America, Inc., a Delaware corporation
GSEM Palmilla, L.L.C., a Delaware limited liability company
Kerzner International Management Services, Inc., a Delaware corporation and Kerzner International Management Services Mexico, S.de R.L. de C.V., a Mexican *sociedad de responsabilidad limitada de capital variable*
Kerzner International Development Services, Inc., a Delaware corporation and Kerzner International Development Services Mexico S.de R.L. de C.V., a Mexican *sociedad de responsabilidad limitada de capital variable*
Palmilla JV, LLC, a Delaware limited liability company
Palmilla Holding I, L.L.C., a Delaware limited liability company
Palmilla Holding II, L.L.C., a Delaware limited liability company
Kerzner Palmilla Hotel Partners S. de R.L. de C.V., a Mexican *sociedad de responsabilidad limitada de capital variable*
Kerzner Palmilla Gulf Partners S. de R.L. de C.V., a Mexican *sociedad de responsabilidad limitada de capital variable*
Kerzner Palmilla Beach Partners S. de R.L. de C.V., a Mexican *sociedad de responsabilidad limitada de capital variable*
Kerzner Servicios Hoteleros S. de R.L. de C.V., a Mexican *sociedad de responsabilidad limitada de capital variable*
Kerzner Compania de Servicios S. de R.L. de C.V., a Mexican *sociedad de responsabilidad limitada de capital variable*

SCHEDULE 6.01E

Agreements

None

SCHEDULE 6.01Q

Assessments

None

SCHEDULE 6.01T

Insurance Claims

None

SCHEDULE 6.01Z

Leases

1.             A lease for storage space in the town of San Jose. This lease expired on November 30, 2004 but was automatically renewed for another 6 months.

2.             A lease for the rental of a plot of land from the Palmilla Condominium Association (this is common land of the members) for a nominal amount of US$1.00 per year. This agreement is in the final stages of completion but has not yet been executed.

SCHEDULE 10.01

Required Repairs

We have prepared a column for the estimated costs of each item. Required expenditures indicate deficiencies, which are in violation of codes, which pose a danger to public safety, or which if left uncorrected, will lead to further deterioration of the property.

A Capital Expenditure Analysis Chart, based on industry-accepted life spans of major building components, is included for all major components which will exceed or reach their published service lives within 7 years.

Maintenance type deficiencies that in-house personnel and/or current Service Contractors should address appear without estimates. There are no ADA related costs at this property, since the project is outside the jurisdiction of the U.S. Department of Justice.

All estimated cost are engineering estimates and not bid prices. Costs are in year-2004 U.S. dollars and assume use of union labor unless otherwise noted.

One&Only Palmilla Resort

		REQUIRED
1.

Site

Provide a drainage swale behind the South Chiller yard to prevent erosion. Storm water flows down the slope against the back wall of the chiller fence. The swale would direct storm water away from the wall towards the asphalt-paved parking lot and to the storm drainage system. Not having a swale will most likely erode the slope. It appeared that drainage control in this area was mitigated by the use of sandbags.

	Estimated Cost	$2,500

2.

Roof

The engineering staff should inspect the existing roof tiles at the 1992-constructed guestroom buildings. Casa Cristina and the Chapel to ensure that they are tied/anchored so that in the event of high winds, they remain in place. Cost is to inspect the roofs.

	Estimated Cost	$1,500

3.

Structural

The Butlers’ pantry building and the mechanical enclosure located near the guest parking, are built into a hillside. The building walls are retaining over 6 feet of earth. It is not clear from the structural drawings that this height of earth pressure was taken into account. The design engineer should review this condition. Cost is to inspect the above-described condition.

	Estimated Cost	$2,500

		REQUIRED
4.

The walls of the Wastewater Treatment Plant are seeping moisture. Moisture within the walls can cause reinforcing steel to rust and fail. The contractor and design engineer should be notified to inspect and repair the seepage. The cost for the remediation of this issue is estimated at $75,000. This item should be covered under the contractor’s warranty, with no cost to the resort.

	Warranty Item

5.	Electrical The electrical switchgear at Charlie Trotter’s is exposed to rain water. At a minimum, the existing roof cover should be extended to better protect the cabinet.

	Estimated Cost	$2,500

6.

Change/provide weatherproof outlets in all mechanical/service areas that are exposed to the weather. Also, panel boxes were observed either with missing covers or not provided with a weather protective enclosure. This item should be remediated.

	Estimated Cost	$4,000

		REQUIRED
7.

Anchorage

The seismic anchorage of building service equipment is recommended to prevent fire hazards from broken natural gas lines, to maintain building functions following an earthquake, and to prevent heavy equipment from causing structural damage or creating a safety hazard by being thrown about in an earthquake. Most of the ‘smaller’ mechanical equipment observed were unrestrained. The unrestrained equipment should be anchored.

	Estimated Cost	$12,000

	Total Estimated One&Only Palmilla Costs	$25,000

	Troon Golf at Palmilla

		REQUIRED
1.	Site The pipe for the septic tank, located in the yard behind the Clubhouse building does not have a cover. The exposed pipe is being covered with a tray. A proper cover should be provided.

	Estimated Cost	$250

2.

Erosion was observed around the patio of the irrigation pump house (near Arroyo Hole #4). The erosion should be repaired and a concrete swale should be provided to direct storm water around the patio and Pump Room walls.

	Estimated Cost	$2500

3.

The generators at the irrigation pump room are poorly maintained, with evidence of oil spillage and corrosion, which compounded with the continuous refueling, could diminish the service life of the equipment. The generators should be inspected and serviced/cleaned and placed on a preventative maintenance program.

	Estimated Cost	$10,000

4.

The single-walled fuel tanks at the irrigation pump yard should be removed and replaced with a double-walled tank to prevent spillage. Build concrete curbs around the tanks to assist with containment of fuel.

	Estimated Cost	$10,000

5.

The seismic anchorage of building service equipment is recommended to prevent fire hazards from broken natural gas lines, to maintain building functions following an earthquake, and to prevent heavy equipment from causing structural damage or creating a safety hazard by being thrown about in an earthquake. Most of the mechanical equipment observed was unrestrained. The unrestrained equipment should be anchored.

	Estimated Cost	$2,000

	Total Estimated Troon Golf at Palmilla Costs	$24,750

ONE AND ONLY PALMILLA

Issue	Cost to Remediate
Potential presence of gasoline and diesel in soil	$8,000
Potential presence of gasoline and diesel in soil in the unpaved area surrounding the secondary containment of the tanks	$12,000
Potential presence of hydrocarbons in soil	$14,000
Floors must be impervious and antiskid because of potential for hazardous materials on concrete floor	$11,000
Floors must be impervious and antiskid because of potential for hazardous materials on concrete floor (at Palmilla Golf Club)	$5,000 plus management time
Floors must be impervious and antiskid because of potential for hazardous materials on concrete floor in the Temporary Hazardous Waste Storage Area	$4,000 plus management time
Verify in the equipment specifications document or plate if the dielectric oil used in the transformers is free of PCBs	$1,000 plus management time
Verify in the equipment specifications document or plate if the dielectric oil used in the transformers is free of PCBs (at Palmilla Golf Club)	$200 plus management time
Testing water for lead	$2,500 plus management time
If Municipality of San Jose del Cabo does not remove lead from water, filters must be purchased	$28,000 plus management time

Designation of a specific location at the Hotel for storing all hazardous materials, and this storage area should be provided with good ventilation, proper signs, and secondary containments for collecting potential spills

$4,000 plus management time
Storing hazardous materials (from Cardboard and Plastics storage room) in a specific location for such purpose, to avoid contamination of non-hazardous wastes with hazardous materials	$4,000 plus management time

Provide hazardous materials (from Trailers A, B, & C and in the Chemicals Storage Area) with secondary containments for collecting potential spills, to avoid staining the floor and a potential infiltration to the soil

$2,500 plus management time

Provide eight 10-L plastic containers storing a mixture of gasoline and diesel utilized in the grass cutting machines were placed on the concrete floor with no secondary containment with secondary containments for collecting potential spills, to avoid staining the floor and a potential infiltration to the soil

$1,000 plus management time

Provide six 200-L metal drums containing gasoline observed next to the gasoline and/or diesel spill area with secondary containments for collecting potential spills, to avoid staining the floor and a potential infiltration to the soil

$1,000 plus management time

Provide sodium hypochlorite containers that are placed on the cement floor and not provided with secondary containment in the WWTP Equipment Room with secondary containments for collecting potential spills, to avoid staining the cement floor and a potential infiltration to the soil

$1,000 plus management time

Issue	Cost to Remediate

Provide 2,000-L diesel AST and a 10,000-L diesel AST in the Golf Course Equipment Area placed on the ground with secondary containments and other devices for collecting potential spills, to a potential infiltration to the soil

$4,000 plus management time

Provide two plastic 3,600-L ASTs containing pH adjusting substance and liquid fertilizer in the Golf Course Equipment Room that are placed directly on the ground and not provided with secondary containment with secondary containments

$4,000 plus management time
Designation of a specific location at the Hotel for storing all hazardous wastes generated	$5,000 plus management time

To store the three 200-L metal drums containing used oil that were observed placed on the concrete floor of the Golf Course Equipment Room, and with no secondary containment in the Temporary Hazardous Waste Storage, located in the Golf Club Maintenance Area

Management Time
Replacing the use of the R-22 at the site for a non Ozone Depleting Substance	$4,000 plus management time
Dispose of equipment out of operation placed directly on the ground in several parts of the Golf Club Maintenance Area that could be leaking oil and other hazardous materials	$4,000 plus management time
Provide scrap metal that is placed directly on the ground in the unpaved Scrap Metal Storage Area with concrete floor and protect it from the environment to avoid the early oxidation of metal parts	$5,000 plus management time
Provide Caterpillar 500-KVA generator, in the Golf Course Equipment Room with a secondary containment for collecting potential oil and diesel spills to avoid potential infiltration to the soil	$1,000 plus management time

FIRST AMENDMENT TO NOTE INDENTURE

Dated as of March        , 2005

Between

KERZNER PALMILLA BEACH PARTNERS, S. de R.L. de C.V.,
KERZNER PALMILLA HOTEL PARTNERS, S. de R.L. de C.V.,
KERZNER SERVICIOS HOTELEROS, S. de R.L. de C.V.,
KERZNER COMPANIA DE SERVICIOS, S. de R.L. de C.V. and
KERZNER PALMILLA GOLF PARTNERS, S. DE R.L. de C.V.

(collectively, Issuers)

and

LASALLE BANK NATIONAL ASSOCIATION

(Trustee)

FIRST AMENDMENT TO NOTE INDENTURE

THIS FIRST AMENDMENT TO NOTE INDENTURE (this “Amendment”), dated as of March ___, 2005, between KERZNER PALMILLA BEACH PARTNERS, S. de R.L. de C.V., KERZNER PALMILLA HOTEL PARTNERS, S. de R.L. de C.V., KERZNER SERVICIOS HOTELEROS, S. de R.L. de C.V., KERZNER COMPANIA DE SERVICIOS, S. de R.L. de C.V. and KERZNER PALMILLA GOLF PARTNERS, S. de R.L. de C.V., each a limited liability company with variable capital (sociedad de responsabilidad limitada de capital variable), duly organized and validly existing under the laws of the United Mexican States and each having an address at Palmilla Resort & Golf Club Apartado Postal 52, 33400 San Jose Del Cabo, BCS, Mexico (hereinafter, collectively, the “Issuers”) and LASALLE BANK NATIONAL ASSOCIATION, having an address at 35 S. LaSalle Street, Suite 1625, Chicago, Illinois 60603, as note trustee and collateral agent for the benefit of the Noteholders (as hereinafter defined) (hereinafter, the “Trustee”).

W I T N E S S E T H:

WHEREAS, pursuant to certain promissory notes, dated December 17, 2004 (collectively, the “Initial Notes”), executed and delivered by Issuers pursuant to that certain Note Indenture, dated as of December 17, 2004, between Issuers and Trustee (as amended by this Amendment and as the same may be further amended, restated, replaced, supplemented or otherwise modified from time to time, the “Indenture”), Issuers have become indebted to Noteholders (as defined in the Indenture) in the original principal amount of One Hundred Ten Million and No/100 Dollars ($110,000,000) (such indebtedness, the “Note Indebtedness”), which Note Indebtedness is secured by that certain Amended and Restated Trust Agreement, dated as of December 17, 2004 (as the same may be amended, restated, replaced, supplemented, or otherwise modified from time to time, the “Security Trust Agreement”) and further evidenced, secured or governed by other instruments and documents executed in connection with the issuance of the Initial Notes (together with the Initial Notes, the Indenture and the Security Trust Agreement, collectively, the “Financing Documents”).

WHEREAS, there is presently outstanding on the Initial Notes a principal balance of $110,000,000.

WHEREAS, in connection with the proposed Securitization (as defined in the Indenture) of a portion of the Note Indebtedness, the Trustee, on behalf of the Noteholders, have requested, and the Issuers have agreed, to re-size the Initial Notes in accordance with the terms and provisions of the Indenture and the Securitization Cooperation Agreement.

WHEREAS, the Trustee, on behalf of the Noteholders, now wishes to amend the Indenture pursuant to the terms and provisions of the Indenture and the Securitization Cooperation Agreement, and the Issuers consent to such amendment, in accordance with the terms set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto hereby covenant, agree, represent and warrant as follows:

I.              DEFINITIONS

1.1          Replacement Definitions. From and after the date hereof, the following terms set forth in the Indenture are hereby deleted in their entirety and shall be redefined as follows:

“Note A” shall mean that certain Promissory Note A in the original principal amount of Seventy Five Million and No/100 Dollars ($75,000,000), dated December 17, 2004 and made by Issuers, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time as provided herein.

“Note B” shall mean that certain Promissory Note B in the original principal amount of Thirty Five Million and No/100 Dollars ($35,000,000), dated December 17, 2004 and made by Issuers, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time as provided herein.

II.            AMENDED PROVISIONS

2.1          Revised General Terms. From and after the date hereof,

(a) Section 8.01(a) of the Indenture is amended as follows:

(i)      By amending and restating clause (i) thereof in its entirety to provide as follows:

(i) comprehensive all risk insurance on the Improvements and the Personal Property, including contingent liability from Operation of Building Laws, Demolition Costs and Increased Cost of Construction Endorsements, in each case (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Indenture shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation, but the amount shall in no event be less than the outstanding principal balance of the Notes; (B) containing an agreed amount endorsement with respect to the Improvements and Personal Property waiving all co-insurance provisions; (C) providing for no deductible in excess of One Hundred Thousand and No/100 Dollars ($100,000) for all such insurance coverage; and (D) containing an “Ordinance or Law Coverage” or “Enforcement” endorsement if any of the Improvements or the use of the Property shall at any time constitute legal non-conforming structures or uses. In addition, Issuers shall obtain coastal windstorm insurance in amounts and in form and substance satisfactory to Trustee in the event the Property is located in any coastal region, provided that the insurance shall be on terms consistent with the comprehensive all risk insurance policy required under this subsection (i) and provided further that coastal windstorm insurance shall not be required with respect to the golf course located at the Property. Notwithstanding anything to the contrary contained in this Section 8.01, (1) earthquake insurance required hereunder may provide for co-insurance in an amount up to ten percent (10%) of the applicable insurance coverage and a deductible in an amount up to Two Million and No/100 Dollars ($2,000,000) and (2) coastal windstorm insurance required hereunder may provide for a deductible in an amount up to Two Million and No/100 Dollars ($2,000,000);

(ii)     By amending and restating clause (vi) thereof in its entirety to provide as follows:

(vi)          intentionally omitted;

(iii)    By deleting the term “and” at the end of Clause (x) thereof;

(iv)    By amending and restating clause (xi) thereof in its entirety to provide as follows:

(xi) upon sixty (60) days’ notice, such other reasonable insurance and in such reasonable amounts as Trustee from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Property located in or around the region in which the Property is located, provided that Trustee hereby agrees that, notwithstanding the foregoing, Issuers shall not be required to obtain boiler and machinery insurance; and

(v)     By adding the following at the end thereof:

(xii) political risk insurance in an amount not less than One Hundred Ten Million and No/100 Dollars ($110,000,000) covering losses arising from or associated with (A) the nationalization, confiscation, or expropriation of funds or assets (including expropriation pursuant to unlawful government action depriving the applicable Person of fundamental rights in its funds or assets), and (B) the deterioration in a Person’s ability to convert profits, debt service, and other investment returns from Mexican pesos into Dollars and to transfer Dollars out of Mexico (including new currency restrictions or controls preventing the conversion from Mexican pesos to Dollars and/or transfer and repatriation of monetary returns of an investment in Mexico).

(b)     Section 8.01(d) of the Indenture is amended and restated in its entirety to provide as follows:

All Policies provided for or contemplated by Section 8.01(a), except for the Policy referenced in Section 8.01(a)(v), shall name Issuers as the insured and Trustee as the additional insured, as its interests may appear, and in the case of property damage, flood and earthquake insurance; shall contain a so-called New York standard non-contributing mortgagee clause in favor of Trustee providing that the loss thereunder shall be payable to Trustee.

(c)     Section 10.02 of the Indenture is amended and restated in its entirety to provide as follows:

Tax and Insurance Escrow Fund. Issuers shall pay to Trustee (a) on each Payment Date (i) one twelfth of the Taxes and the Condominium charges and assessments that Trustee estimates will be payable during the next ensuing twelve (12) months in order to accumulate with Trustee sufficient funds to pay all such Taxes and Condominium charges and assessments thirty (30) days prior to their respective due dates and (ii) one twelfth of the Insurance Premiums that Trustee estimates will be payable for the renewal of the coverage afforded by the Policies (other than the political risk insurance Policy required under Section 8.01(a)(xii) hereof) upon the expiration thereof in order to accumulate with Trustee sufficient funds to pay all such Insurance Premiums thirty (30) days prior to the expiration of such Policies and (b) on each Payment Date, commencing with the Payment Date occurring in April 2005, an amount that Trustee estimates will be necessary to accumulate with Trustee (in equal installments and after taking into account the then remaining balance of any amounts deposited with Initial Purchaser on the Note Issuance Date for the purchase of political risk insurance coverage) funds sufficient to pay the Insurance Premium relating to political risk insurance Policy required under Section 8.01(a)(xii) hereof thirty (30) days prior to the expiration of such Policy (or thirty (30) days prior to the date the next installment of such Insurance Premium is due and payable, as applicable) (said amounts in (a) and (b) above hereinafter called the “Tax and Insurance Escrow Fund”). The Tax and Insurance Escrow Fund and the payment of the monthly Debt Service, shall be added together and shall be paid as an aggregate sum by Issuers to Trustee. Trustee will apply the Tax and Insurance Escrow Fund to payments of Taxes and Insurance Premiums required to be made by Issuers pursuant to Section 7.01(b) hereof. In making any payment relating to the Tax and Insurance Escrow Fund, Trustee may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof except where Issuers are contesting the Taxes in accordance with the terms and provisions of this Indenture and have notified Trustee in writing of such contest. If the amount of the Tax and Insurance Escrow Fund shall exceed the amounts due for Taxes and Insurance Premiums pursuant to Section 7.01(b) hereof, Trustee shall, in its reasonable discretion, return any excess to Issuers or credit such excess against future payments to be made to the Tax and Insurance Escrow Fund. Any amount remaining in the Tax and Insurance Escrow Fund after the Debt has been paid in full shall be returned to Issuers. In allocating such excess, Trustee may deal with the Person shown on the records of Trustee to be the owner of the Property. If at any time Trustee reasonably determines that the Tax and Insurance Escrow Fund is not or will not be sufficient to pay Taxes and Insurance Premiums by the dates set forth in (a) and (b) above, Trustee shall notify Issuers of such determination and Issuers shall increase its monthly payments to Trustee by the amount that Trustee estimates is sufficient to make up the deficiency at least thirty (30) days prior to the due date of the Taxes, thirty (30) days prior to expiration of the Policies (other than the political risk insurance Policy required under Section 8.01(a)(xii) hereof) and/or thirty (30) days prior to the expiration of the political risk insurance Policy required under Section 8.01(a)(xii) hereof (or, if applicable, thirty (30) days prior to the date the next installment of the Insurance Premium therefor is due and payable), as the case may be. Notwithstanding anything to the contrary contained herein or in the other Financing Documents, it shall be a condition precedent to the exercise of any Extension Option that (x) Issuers shall have obtained a political risk insurance Policy satisfying the terms of Section 8.01(a)(xii) hereof and having an expiration date that is not earlier than the related Extended Maturity Date and (y) Issuers shall have delivered to Trustee evidence of such political risk insurance Policy reasonably satisfactory to Trustee not later than ten (10) Business Days prior to the first day of the applicable Extension Option term.

(d)     Section 10.03(a) of the Indenture amended and restated in its entirety to provide as follows:

Replacement Reserve Fund. Issuers shall pay to Trustee (i) on each Payment Date commencing with the Payment Date occurring in February 2005, two percent (2%) of Gross Income from Operations for the calendar month two (2) months prior to the month in which such Payment Date occurs, (ii) on each Payment Date commencing with the Payment Date occurring in January 2006, three percent (3%) of Gross Income from Operations for the calendar month two (2) months prior to the month in which such Payment Date occurs, and (iii) on each Payment Date thereafter (commencing with the Payment Date occurring in January 2007), four percent (4%) of Gross Income from Operations for the calendar month two (2) months prior to the month in which such Payment Date occurs, which is the amount (the “Replacement Reserve Monthly Deposit”) reasonably estimated for the calendar month two (2) months prior to the month in which such Payment Date occurs by Trustee in its sole discretion to be due for replacements and repairs required to be made to the Property during the calendar year (collectively, the “Replacements”). Amounts so deposited shall hereinafter be referred to as Issuers’ “Replacement Reserve Fund” and the account in which such amounts are held shall hereinafter be referred to as Issuers’ “Replacement Reserve Account.”

III.           MISCELLANEOUS

3.1          Except as specifically modified and amended herein, all other terms, conditions and covenants contained in the Indenture shall remain in full force and effect.

3.2          The terms and provisions of Section 9.03 of the Indenture are incorporated herein by this express reference.

3.3          All references in the Financing Documents to the Indenture shall mean the Indenture as hereby modified and as it may be further amended, restated, replaced, supplemented or otherwise modified from time to time.

3.4          Unless otherwise defined in this Amendment, terms defined in the Indenture or in any of the other Financing Documents shall have their defined meanings when used herein.

3.5          All of the representations, warranties, covenants and other terms and provisions of the Notes and the other Financing Documents, as modified hereby, including, without limitation, all defined terms and granting clauses, shall be applicable from and after the date hereof with the same force and effect as if the same had originally been included in the Notes and the other Financing Documents. The Financing Documents, except as specifically modified by this Amendment, remain unmodified and, as so modified, are in full force and effect.

3.6          This Amendment may be executed in any number of counterparts with the same effect as if all patties hereto had signed the same document. All such counterparts shall be construed together and shall constitute one instrument, but in making proof hereof it shall only be necessary to produce one such counterpart.

3.7          This Amendment shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns.

3.8          This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflict laws, and any applicable law of the United States of America.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized representatives, all as of the day and year first above written.

ISSUERS:

KERZNER PALMILLA BEACH PARTNERS, S. de R.L. de C.V.

By:	/s/ John R. Allison
Name: John R. Allison
Title: Vice President

KERZNER PALMILLA HOTEL PARTNERS, S. de R.L. de C.V.

By:	/s/ John R. Allison
Name: John R. Allison
Title: Vice President

KERZNER SERVICIOS HOTELEROS, S. de R.L. de C.V.

By:	/s/ John R. Allison
Name: John R. Allison
Title: Vice President

KERZNER COMPANIA de SERVICIOS, S. de R.L. de C.V.

By:	/s/ John R. Allison
Name: John R. Allison
Title: Vice President

KERZNER PALMILLA GOLF PARTNERS, S. de R.L. de C.V.

By:	/s/ John R. Allison
Name: John R. Allison
Title: Vice President

TRUSTEE:

LASALLE BANK NATIONAL ASSOCIATION

By:
Name:
Title:

APPROVED as of this day of March, 2005

NOTEHOLDERS:

CREDIT SUISSE FIRST BOSTON LLC

By:
Name:
Title: